ASSET PURCHASE AGREEMENT

by and among

JOY TECHNOLOGIES INC.

and

OLDENBURG GROUP INCORPORATED,

OLDENBURG AUSTRALASIA PTY. LTD., and

OLDENBURG MINING EQUIPMENT (PROPRIETARY) LIMITED

Dated April 18, 2006

Table of Contents

                                                                                                                                                                                        Page

Article I.
         1.1
         1.2

Article II
         2.1
         2.2
         2.3
         2.4
         2.5
         2.6
         2.7
         2.8
         2.9
         2.10

Article III
         3.1
         3.2
         3.3
         3.4
         3.5
         3.6
         3.7
         3.8
         3.9
         3.10
         3.11
         3.12
         3.13
         3.14
         3.15
         3.16
         3.17
         3.18
         3.19
         3.20
         3.21
         3.22
         3.23
         3.24
         3.25
         3.26
         3.27
         3.28
         3.29
         3.30
         3.31
         3.32
         3.33

Article IV
         4.1
         4.2
         4.3
         4.4

Article V
         5.1
         5.2
         5.3
         5.4
         5.5
         5.6
         5.7
         5.8
         5.9
         5.10
         5.11
         5.12

Article VI
         6.1
         6.2
         6.3
         6.4
         6.5

Article VII
         7.1
         7.2
         7.3
         7.4
         7.5
         7.6
         7.7
         7.8
         7.9
         7.10
         7.11

Article VIII
         8.1
         8.2
         8.3
         8.4
         8.5
         8.6
         8.7

Article IX
         9.1
         9.2

Article X
         10.1
         10.2
         10.3
         10.4
         10.5
         10.6
         10.7
         10.8
         10.9
         10.10
         10.11
         10.12
         10.13
         10.14
         10.15

Article XI
         11.1
         11.2
         11.3
         11.4
         11.5
         11.6
         11.7
         11.8
         11.9
         11.10
         11.11

Article XII.
         12.1
         12.2
         12.3
         12.4
         12.5
         12.6

Article XIII.
         13.1
         13.2
         13.3
         13.4
         13.5
         13.6
         13.7
         13.8
         13.9
         13.10
         13.11
         13.12
         13.13
         13.14
13.15	DEFINITIONS AND USAGE
 Definitions
 Usage

 SALE AND TRANSFER OF ASSETS; CLOSING
 Assets to be Sold
 Excluded Assets
 Consideration
 Liabilities
 Allocation
 Closing
 Closing Obligations
 Adjustment Amount and Payment
 Adjustment Procedure
 Consents

 REPRESENTATIONS AND WARRANTIES OF SELLERS
 Organization and Good Standing
 Enforceability; Authority; No Conflict
 Capitalization
 Financial Statements and Financial Information
 Books and Records
 Sufficiency of Assets
 Description of Millersburg Facility
 Description of Leased Real Property
 Title to Assets; Encumbrances
 Condition of Facilities
 Accounts Receivable and Accounts Payable
 Inventories
 No Undisclosed Liabilities
 Taxes
 No Material Adverse Change
 Employee Benefits
 Compliance with Legal Requirements; Governmental Authorizations
 Legal Proceedings; Orders
 Absence of Certain Changes and Events
 Contracts; No Defaults
 Insurance
 Environmental Matters
 Employees
 Labor Disputes; Compliance
 Intellectual Property Assets
 Product Warranties
 Compliance with the Foreign Corrupt Practices Act and Export Control and Antiboycott Laws
 Relationships with Related Persons
 Brokers or Finders
 Territorial Restrictions
 Solvency
 Equipment Notes Payable
 Disclosure

 REPRESENTATIONS AND WARRANTIES OF BUYER
 Organization and Good Standing
 Authority; No Conflict
 Certain Proceedings
 Brokers or Finders

 COVENANTS OF SELLERS PRIOR TO CLOSING
 Access and Investigation
 Operation of the Stamler Business
 Negative Covenant
 Required Approvals
 Notification
 No Solicitation
 Commercially Reasonable Efforts
 Interim Booking and Sales Reports
 Payment of Liabilities
 Current Evidence of Title/Surveys
 Equipment Notes Payable
 5 12 Components of Working Capital

 COVENANTS OF BUYER PRIOR TO CLOSING
 Required Approvals
 Commercially Reasonable Efforts
 Notification
 Conduct of Due Diligence Review
 Update by Buyer

 CONDITIONS PRECEDENT TO BUYER'S OBLIGATION TO CLOSE
 Accuracy of Representations
 Sellers' Performance
 Consents
 Additional Documents
 No Proceedings
 No Legal Requirement or Injunction
 Title Insurance/Surveys
 Governmental Authorizations
 Due Diligence
 7 10 No Open Issues
 7 11 Review of Financial Information

 CONDITIONS PRECEDENT TO SELLERS' OBLIGATION TO CLOSE
 Accuracy of Representations
 Buyer's Performance
 Consents
 Additional Documents
 No Legal Requirement or Injunction
 No Proceedings
 No Open Issues

 TERMINATION
 Termination Events
 Effect of Termination

 ADDITIONAL COVENANTS
 Employees and Employee Benefits
 Payment of All Taxes Resulting from Sale of Assets by Sellers
 Payment of Other Retained Liabilities
 Removing Excluded Assets
 Reports and Returns
 Assistance in Proceedings
 Noncompetition and Nonsolicitation
 Customer and Other Business Relationships
 Retention of and Access to Records
 Further Assurances
 [Reserved]
 Name Change
 Insurance; Risk of Loss
 Millersburg Facility
 Pre-Closing Negotiation Periods

 INDEMNIFICATION; REMEDIES
 Survival
 Indemnification and Reimbursement by Sellers
 Indemnification and Reimbursement by Sellers--Environmental Matters
 Indemnification and Reimbursement by Buyer
 Limitations on Amount--Sellers
 Limitations on Amount--Buyer
 Time Limitations
 Right of Setoff
 Third-Party Claims
 Other Claims
 Exclusive Remedy

 CONFIDENTIALITY
 Definition of Confidential Information
 Restricted Use of Confidential Information
 Exceptions
 Legal Proceedings
 Return or Destruction of Confidential Information
 Attorney-Client Privilege

 GENERAL PROVISIONS
 Expenses
 Public Announcements
 Notices
 Jurisdiction; Service Of Process; Waiver of Trial by Jury
 Enforcement of Agreement
 Waiver; Remedies Contained in Agreement Cumulative
 Entire Agreement and Modification
 Disclosure Letter
 Assignments, Successors and No Third-Party Rights
 Severability
 Construction
 Time Of Essence
 Governing Law
 Execution of Agreement
Representative of Seller Subsidiaries	1
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ASSET PURCHASE AGREEMENT

        This Asset Purchase Agreement (“Agreement”) is dated April 18, 2006, by and among Joy Technologies Inc, a Delaware corporation (“Buyer”) and Oldenburg Group Incorporated, a Wisconsin corporation (“Oldenburg Group”); Oldenburg Australasia Pty. Ltd., an Australian corporation (“Oldenburg Australia”); and Oldenburg Mining Equipment (Proprietary) Limited, a South African corporation (“Oldenburg South Africa” and, together with Oldenburg Australia, the “Seller Subsidiaries”).

RECITALS

        WHEREAS, Oldenburg Group and the Seller Subsidiaries (collectively, the “Sellers”) operate a business that designs, manufactures and sells equipment primarily for the mining of coal under the brand names Stamler and Oldenburg Stamler and provides services related to such equipment (the “Stamler Business”);

        WHEREAS, the Sellers desire to sell, and Buyer desires to purchase, the assets of the Sellers primarily used in the Stamler Business as a going concern for the consideration and on the terms set forth in this Agreement;

        NOW THEREFORE, the parties, intending to be legally bound, agree as follows:

ARTICLE I.

DEFINITIONS AND USAGE

1.1 Definitions

        For purposes of this Agreement, the following terms and variations thereof have the meanings specified or referred to in this Section 1.1:

        “Accounts Receivable”—(a) all trade accounts receivable and other rights to payment from customers with respect to the Stamler Business and the full benefit of all security for such accounts or rights to payment, including all trade accounts receivable representing amounts receivable in respect of goods shipped or products sold or services rendered to customers with respect to the Stamler Business, (b) all other accounts or notes receivable of the Sellers attributable to the Stamler Business and the full benefit of all security for such accounts or notes and (c) any claim, remedy or other right related to any of the foregoing.

        “Active Employee”— as defined in Section 10.1(a).

        “Ancillary Agreements”—the Transition Manufacturing Agreement, the Transition Services Agreement, the Noncompetition Agreement, the Assignment and Assumption Agreement and the Purchase Price Allocation Agreement.

        “Appurtenances”—all privileges, rights, easements, hereditaments and appurtenances belonging to or for the benefit of the Land, including all easements appurtenant to and for the benefit of any Land (a “Dominant Parcel”) for, and as the primary means of access between, the Dominant Parcel and a public way, or for any other use upon which lawful use of the Dominant Parcel for the purposes for which it is presently being used is dependent, and all rights existing in and to any streets, alleys, passages and other rights-of-way included thereon or adjacent thereto (before or after vacation thereof) and vaults beneath any such streets.

      “Assets”—as defined in Section 2.1.

        “Assigned Contracts”—as defined in Section 2.1(e).

        “Assignment and Assumption Agreement”—as defined in Section 2.7(a)(ii).

        “Assumed Liabilities”—as defined in Section 2.4(a).

        “Audited Financial Statements”—as defined in Section 7.11(a).

      “Balance Sheet”—as defined in Section 3.4.

        “Best Efforts”—the efforts that a prudent Person desirous of achieving a result would use in similar circumstances to achieve that result as expeditiously as possible, provided, however, that a Person required to use Best Efforts under this Agreement will not be thereby required to take actions that would result in a material adverse change in the benefits to such Person of this Agreement and the Contemplated Transactions or to dispose of or make any change to its business, expend any material funds or incur any other material burden.

      “Bill of Sale”—as defined in Section 2.7(a)(i).

        “Breach”—any breach of, or any inaccuracy in, any representation or warranty or any breach of, or failure to perform, any covenant or obligation, in or of this Agreement or any other Contract, as applicable, or any event which with the passing of time or the giving of notice, or both, would constitute such a breach, inaccuracy or failure.

      “Bulk Sales Laws”—as defined in Section 5.9.

        “Business Day”—any day other than (a) Saturday or Sunday or (b) any other day on which banks in Milwaukee, Wisconsin are permitted or required to be closed.

        “Business Names”—the “Stamler” name and all of Sellers’ registered names, assumed fictional business names, trade names, registered and unregistered trademarks, service marks and applications in each case primarily used in the Stamler Business (but excluding the names “Oldenburg,” “Oldenburg Group,” “Lake Shore,” “Lake Shore Mining,” “Lake Shore Mining Equipment” and “Oldenburg Stamler”).

        “Buyer”—as defined in the first paragraph of this Agreement.

      “Buyer Indemnified Persons”—as defined in Section 11.2.

      “Buyer Notice”—as defined in Section 6.5.

      “Buyer’s Cap”—as defined in Section 11.6.

      “Buyer’s Closing Documents”—as defined in Section 4.2(a).

        “Buyer’s Deductible”—as defined in Section 11.6.

      “Closing”—as defined in Section 2.6.

        “Closing Date”—the date on which the Closing actually takes place.

        “Closing Net Asset Value”— shall mean the amount calculated by subtracting the liabilities of the Stamler Business included in the Assumed Liabilities from the assets of the Stamler Business included in the Assets as of the Effective Time (without giving effect to the consummation of the transactions contemplated hereby).

        “Closing Net Asset Value Schedule”—as defined in Section 2.9(b).

      “COBRA”—as defined in Section 3.16(e).

      “Code”—the Internal Revenue Code of 1986.

        “Commercially Reasonable Efforts”—the efforts that a reasonable Person desirous of achieving a result would use in similar circumstances to achieve that result, provided, however, that “Commercially Reasonable Efforts” will not be deemed to require a Person to undertake extraordinary or unreasonable measures, including the payment of amounts in excess of normal and usual filing fees and processing fees, if any, or other payments with respect to any Contract that are significant in the context of such Contract (or significant on an aggregate basis as to all Contracts).

        “Confidential Information”—as defined in Section 12.1(a).

        “Consent”—any approval, consent, ratification, waiver or other authorization.

        “Consequential Damages Provision”—any express provision stating that the liabilities of the Stamler Business will or may include consequential damages (i) contained in any Stamler Contract signed by both parties and intended to constitute the final, definitive comprehensive agreement of the parties or (ii) contained in a document that forms part of an Assigned Contract or was received by Sellers from a customer (e.g., a customer purchase order) and not expressly contradicted or expressly disclaimed (including an express disclaimer by Sellers of consequential damages) by another document that forms part of such Assigned Contract or was delivered by Sellers to the customer.

        “Consulting Accountants”—the major accounting firm engaged by Buyer to assist in its evaluation of certain financial matters.

        “Contemplated Transactions”—all of the transactions contemplated by this Agreement.

        “Contract”—any agreement, contract, Lease, legally binding promise or legally binding undertaking (whether written or oral and whether express or implied).

      “Copyrights”—as defined in Section 3.25(a)(iii).

        “Customary Exceptions”—as defined in Section 2.4(a)(ii).

      “Damages”—as defined in Section 11.2.

        “Disclosure Letter”—the disclosure letter delivered by Sellers to Buyer pursuant to this Agreement and consisting of (i) the Pre-Signing Parts originally delivered concurrently with the execution and delivery of this Agreement and (ii) the Post-Signing Parts to be agreed between Sellers and Buyer and delivered between the date of this Agreement and the Closing Date.

        “Dominant Parcel”—as defined in the definition of “Appurtenances.”

      “Due Diligence Notice”—as defined in Section 7.9.

      “Due Diligence Review”—as defined in Section 7.9.

        “Effective Time”—the time at which the Closing is consummated.

        “Employee Plans”—as defined in Section 3.16(a).

        “Encumbrance”—any equitable interest, lien, option to purchase, pledge, security interest, mortgage, right of way, easement, encroachment, servitude, right of first option, right of first refusal or similar restriction.

        “Environment”—soil, land surface or subsurface strata, surface waters (including navigable waters and ocean waters), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life and any other environmental medium or natural resource.

        “Environmental and Health Liabilities”—any violation of, or liability arising under, any Environmental Law or Occupational Health Law arising from facts, events or conditions occurring or in existence on or before the Closing Date.

        “Environmental Law”—any Legal Requirement relating to pollution or protection of the environment or protection of public health from environmental hazards, which, except as required by Section 11.3(d), is in effect on or prior to the Closing Date.

        “Equipment Notes Payable”—means the notes payable set forth on Part 3.32.

        “ERISA”—the Employee Retirement Income Security Act of 1974, as amended.

      “Exchange Act”—the Securities Exchange Act of 1934.

      “Excluded Assets”—as defined in Section .

        “Excluded Contracts”—means all of the Stamler Contracts listed on Part 2.2(f).

        “Excluded Contract Transition Agreement”—as defined in Section 2.7(b)(xiii).

        “Extended Warranty”—a warranty having terms more favorable to the customer than those set forth in Part 2.4(a)(ii).

        “Facility Redevelopment or Construction Project”—as defined in Section 11.3(c)(viii).

        “Former Subsidiaries”—as defined in Section 3.28.

        “GAAP”—generally accepted accounting principles for financial reporting in the United States.

        “Governing Documents”—with respect to any particular entity, (a) if a corporation, the articles or certificate of incorporation and the bylaws; (b) if a general partnership, the partnership agreement and any statement of partnership; (c) if a limited partnership, the limited partnership agreement and the certificate of limited partnership; (d) if a limited liability company, the articles of organization and operating agreement; (e) if another type of Person, any other charter or similar document adopted or filed in connection with the creation, formation or organization of the Person; (f) all equityholders’ agreements, voting agreements, voting trust agreements, joint venture agreements, registration rights agreements or other agreements or documents relating to the organization, governance or control of any Person or relating to the rights, duties and obligations of the equityholders of any Person; and (g) any amendment or supplement to any of the foregoing.

        “Governmental Authorization”—any Consent, license, registration or permit issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

      “Governmental Body”—any:

(a)	nation, state, county, city, town, borough, village, district or other jurisdiction;

(b)	federal, state, local, municipal, foreign or other government;

(c)

governmental or quasi-governmental authority of any nature (including any agency, branch, department, board, commission, court, tribunal or other entity exercising governmental or quasi-governmental powers);

(d)	multinational organization or body;

(e)	body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power; or

(f)	official of any of the foregoing.

        “Hazardous Activity”—the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, Release, Threat of Release, storage, transfer, transportation, treatment or use (including any withdrawal or other use of groundwater) of Hazardous Material.

        “Hazardous Material”—any substance, material or waste which is regulated by any Governmental Body on or prior to the Closing Date, including any material, substance or waste which is defined as a “hazardous waste,” “hazardous material,” “hazardous substance,” “extremely hazardous waste,” “restricted hazardous waste,” “contaminant,” “toxic waste” or “toxic substance” under, or which is otherwise subject to imposition of liability under, any provision of Environmental Law, and including petroleum, petroleum products, asbestos, presumed asbestos-containing material or asbestos-containing material, urea formaldehyde and polychlorinated biphenyls.

        “HSR Act”—the Hart-Scott-Rodino Antitrust Improvements Act.

        “Immaterial Matters”—facts or circumstances which would constitute, or would be reasonably likely to constitute, a Breach of any representation or warranty referred to in Section 11.2(a) or a Breach of a covenant or obligation referred to in Section 11.2(b) (but only as to covenants and obligations required to be performed by the Sellers at or prior to the Closing), but for the fact that they do not satisfy the materiality requirements (if any) of the representation, warranty, covenant or obligation in question.

        “Improvements”—all buildings, structures, fixtures and improvements at the Millersburg Facility or included in the Assets, including those under construction.

        “Indemnified Person”—as defined in Section 11.9.

        “Indemnifying Person”—as defined in Section 11.9.

        “Independent Accountants”—shall mean KPMG LLP.

        “Initial Net Asset Value”—as defined in Section 2.9(a).

        “Initial Net Asset Value Schedule”—as defined in Section 2.9(a).

        “Intellectual Property Assets”—as defined in Section 3.25(a).

        “Inventories”—all inventories of any Seller primarily related to the Stamler Business, wherever located, including all finished goods, work in process, raw materials, spare parts and all other materials and supplies to be used or consumed by any Seller in the production of finished goods sold by the Stamler Business.

        “IRS”—the United States Internal Revenue Service and, to the extent relevant, the United States Department of the Treasury.

      “Key Personnel”— as defined in Section 5.1(c).

        “Knowledge”—an individual will be deemed to have Knowledge of a particular fact or other matter if that individual has actual knowledge of that fact or matter after Reasonable Investigation. The Sellers will be considered to have Knowledge of a particular fact or matter if any of the following individuals has Knowledge of that fact or other matter: Wayne Oldenburg, Charles Anderson, Sr., Grant Dail, Al Ebert, Peter Fitch, Bette Hackett, Timothy Nerenz, Steven Rudenic, Donald Williams and Joseph Wouters.

        “Land”—the parcels and tracts of land described in Item 1 of Part 3.7.

        “Lease”—any real property lease or any lease or rental agreement, license, right to use or installment and conditional sale agreement relating to real property primarily used in the Stamler Business to which any Seller is a party and any other Seller Contract pertaining to the leasing or use of any Tangible Personal Property primarily relating to the Stamler Business.

        “Leased Real Property”—the real property described in Part 3.8 in which any Seller has any right, title or interest pursuant to a Lease which is an Assumed Contract.

        “Leave Policy” “— as defined in Section 10.1(c)(iii).

        “Legal Requirement”— any federal, state, local, municipal, foreign, international, multinational or other constitution, law, ordinance, principle of common law, code, regulation, statute, treaty or other legal requirement which, except as required by Section 11.3(d), is in effect on or prior to the Closing Date.

        “Liability”—with respect to any Person, any liability of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, and whether or not the same is required to be accrued on the financial statements of such Person.

      “Marks”—as defined in Section 3.25(a)(i).

      “Material Consents”—as defined in Section 7.3.

      “Material Interest”—as defined in “Related Persons.”

        “Millersburg Facility”—means the buildings located at 600 Main and Stamler Streets, Millersburg, Kentucky, as further described in Item 1 in Part 3.7, and the property on which the building is located.

      “Named Buyer Executive”—as defined in Section 6.5.

        “Negotiation Period”—as defined in Section 10.15.

      “Net Name”—as defined in Section 3.25(a)(vi).

        “Occupational Health Law”—any Legal Requirement designed to provide healthful working conditions and to reduce occupational health hazards, including without limitation the Occupational Safety and Health Act (to the extent applicable to workplace health as opposed to workplace safety), which, except as required by Section 11.3(d)), is in effect on or prior to the Closing Date.

        “Occupational Safety Law”—any Legal Requirement in effect on or prior to the Closing Date designed to provide safe working conditions and to reduce occupational safety hazards, including without limitation the Occupational Safety and Health Act (to the extent applicable to workplace safety as opposed to workplace health).

        “Oldenburg Australia”—as defined in the first paragraph of this Agreement.

        “Oldenburg Group”—as defined in the first paragraph of this Agreement.

        “Oldenburg South Africa”—as defined in the first paragraph of this Agreement.

      “Open Issues”—as defined in Section 10.15.

        “Order”—any order, injunction, judgment, decree, ruling or arbitration award of any Governmental Body or arbitrator.

        “Ordinary Course of Business”—an action taken by Sellers will be deemed to have been taken in the Ordinary Course of Business only if that action:

(a)

is consistent in nature, scope, timing and magnitude with the past practices of Sellers with respect to the Stamler Business and is taken by Sellers in the ordinary course of the normal, day-to-day operations of the Stamler Business; and

(b)	does not require authorization by the board of directors or shareholders of such Person (or by any Person or group of Persons exercising similar authority).

      “Outside Date”—as defined in Section 7.9.

        “Part”—a part or Section of the Disclosure Letter.

      “Patents”—as defined in Section 3.25(a)(ii).

        “Performance Guarantee”—any (i) express written guaranty that equipment will perform to a specified level (for example, tons of coal handled per hour or minimum percentage of up time, but other than rating capacity included in the normal specifications), including a specified level of production or availability or a specified useful life, or (ii) warranty of fitness for purpose under an equipment contract that specifies a performance level.

        “Permitted Encumbrances”—as defined in Section 3.9(b).

        “Permitted Non-Real Estate Encumbrances”—as defined in Section 3.9(b).

        “Permitted Real Estate Encumbrances”—as defined in Section 3.9(a).

        “Person”—an individual, partnership, corporation, business trust, limited liability company, limited liability partnership, joint stock company, trust, unincorporated association, joint venture or other entity or a Governmental Body.

        “Post-Signing Parts”—means all Parts of the Disclosure Letter other than Pre-Signing Parts.

        “Pre-Signing Parts”—means the following Parts of the Disclosure Letter: 2.2(f); 2.2(m); 2.2(s); 2.4(a)(ii)(A); 2.4(a)(ii)(B); 2.4(a)(vi); 3.4(a); 3.6; 3.7; 3.9(b)(ii); 3.11(a); 3.11(c); 3.12; 3.13; 3.14; 3.16(a); 3.16(c); 3.18(b); 3.19; 3.20(b); 3.22; 3.23(b); 3.23(d); 3.24(b); 3.25(c); 5.1(c); and 10.1(b)(i).

        “Prime Rate”— means the interest rate per annum announced by Bank of America, N.A. as its prime rate on the Closing Date.

        “Proceeding”—any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

      “Purchase Price”—as defined in Section 2.3.

        “Purchase Price Allocation Agreement”—as defined in Section 2.5.

      “PWC”—as defined in Section 2.9(b).

        “PWC Initial Income Statement Memorandum”—as defined in Section 7.11(a).

        “PWC Initial Net Asset Value Memorandum”—as defined in Section 2.9(a).

        “Reasonable Investigation”—with respect to any individual means (a) reading this Agreement and the Disclosure Letter and (b) if such individual believes that there is a reasonable likelihood that a provision of this Agreement stated to be based on the Knowledge of the Sellers is not consistent with the relevant facts, such further investigation as such individual considers appropriate to satisfy himself or herself that there is no such inconsistency; provided that, such further investigation shall not require a general review of the Seller Contracts.

        “Record”—information that is inscribed on a tangible medium or that is stored in an electronic or other medium and is retrievable in perceivable form.

        “Related Party Competing Business”—as defined in Section 3.28.

        “Related Person”— With respect to a particular individual:

(a)	each other member of such individual’s Family;

(b)	any Person that is directly or indirectly controlled by any one or more members of such individual’s Family;

(c)	any Person in which members of such individual’s Family hold (individually or in the aggregate) a Material Interest; and

(d)	any Person with respect to which one or more members of such individual’s Family serves as a director, officer, partner, executor or trustee (or in a similar capacity).

With respect to a specified Person other than an individual:

(a)	any Person that directly or indirectly controls, is directly or indirectly controlled by or is directly or indirectly under common control with such specified Person;

(b)	any Person that holds a Material Interest in such specified Person;

(c)	each Person that serves as a director, officer, partner, executor or trustee of such specified Person (or in a similar capacity);

(d)	any Person in which such specified Person holds a Material Interest; and

(e)	any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity).

For purposes of this definition, (a) “control” (including “controlling,” “controlled by,” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and shall be construed as such term is used in the rules promulgated under the Securities Act; (b) the “Family” of an individual includes (i) the individual, (ii) the individual’s spouse, (iii) any other natural person who is related to the individual or the individual’s spouse within the second degree and (iv) any other natural person who resides with such individual; and (c) “Material Interest” means direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of voting securities or other voting interests representing at least twenty percent (20%) of the outstanding voting power of a Person or equity securities or other equity interests representing at least twenty percent (20%) of the outstanding equity securities or equity interests in a Person.

        “Release”—any release, spill, emission, leaking, pumping, pouring, dumping, emptying, injection, deposit, disposal, discharge, dispersal, leaching or migration of a Hazardous Material on or into the Environment or into or out of any property.

        “Remedial Action”—all actions, including any capital expenditures, required (a) to clean up, remove, treat or in any other way address any Hazardous Material; (b) to prevent the Release or Threat of Release or to minimize the further Release of any Hazardous Material so it does not migrate or endanger the Environment; or (c) to bring all Stamler Facilities and the operations conducted thereon into material compliance with Environmental Laws and environmental Governmental Authorizations in each case where the conduct of such actions is required: (x) under Environmental Laws in effect as of the Closing Date; or (y) to address conditions of contamination exceeding cleanup standards applicable under Environmental Laws in effect as of the Closing Date.

        “Representative”—with respect to a particular Person, any director, officer, manager, employee, agent, consultant, advisor, accountant, financial advisor, legal counsel or other representative of that Person.

        “Restricted Material Contracts”—as defined in Section 2.10(a).

        “Retained Liabilities”—as defined in Section 2.4(b).

        “Securities Act”— means the Securities Act of 1933, as amended.

        “Sellers”—as defined in the first paragraph of this Agreement.

        “Seller Claims”—as defined in Section 10.13(a).

        “Seller Contract”—any Contract (a) under which any Seller is a party or has actual or contingent rights or benefits; (b) under which any Seller has any actual or contingent obligation or Liability; or (c) by which any Seller or any of the Assets owned or used by any Seller is, or may by the terms of such Contract become, bound.

      “Seller Insurance Policies”—as defined in Section 10.13(a).

        “Seller Liabilities”—as defined in Section 10.13(a).

        “Seller Representative”—as defined in Section 13.15(a).

        “Seller Subsidiary”—as defined in the first paragraph of this Agreement.

      “Sellers’ Cap”—as defined in Section 11.5.

        “Sellers’ Deductible”—as defined in Section 11.5.

        “Software”—all computer software and subsequent versions thereof, including source code, object, executable or binary code, objects, comments, screens, user interfaces, report formats, templates, menus, buttons and icons and all files, data, materials, manuals, design notes and other items and documentation related thereto or associated therewith.

        “Soil Removed Solely for Business Reasons”—as defined in Section 11.3(c)(viii).

        “Special Terms”—an order or quote for original equipment contains “Special Terms” where such order or quote:

(i)	reflects an Extended Warranty;

(ii)

reflects (a) seller financing or (b) extended payment terms beyond 60 days, other than customer retentions or holdbacks in the Ordinary Course of Business which are based on the passage of time (and not performance or other conditions);

(iii)	involves a delivery commitment that extends beyond twelve (12) months after the date of this Agreement;

(iv)	is subject to an express penalty provision for late delivery;

(v)	reflects a Performance Guarantee; or

(vi)	reflects a Consequential Damages Provision.

        “Special Warranty Liability” means all warranty Liabilities paid or incurred by any Buyer Indemnified Person in respect of any warranty Liabilities not disclosed with reasonable specificity on the certificate delivered by Sellers pursuant to Section 2.7(a)(xiv).

        “Stamler Business”—as defined in the recitals to this Agreement.

        “Stamler Contract”—any Seller Contract related primarily to the Stamler Business.

      “Stamler Employee Plans”—as defined in Section 3.16(a).

        “Stamler Facilities”—the Millersburg Facility and the Leased Real Property.

        “Storefront Properties/House” means the real property identified generally on Item 2 of Part 3.7 and the buildings located thereon.

        “Subsidiary”—with respect to any Person (the “Owner”), any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation’s or other Person’s board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred), are held by the Owner or one or more of its Subsidiaries.

        “Tangible Personal Property”—all machinery, equipment, tools, furniture, office equipment, computer hardware, supplies, materials, vehicles and other items of tangible personal property (other than Inventories) of every kind owned or leased by the Sellers (wherever located and whether or not carried on the Sellers’ books) and primarily related to the Stamler Business, together with any express or implied warranty by the manufacturers or sellers or lessors of any item or component part thereof and all maintenance records and other documents relating thereto; provided that all tangible personal property located at the Millersburg Facility shall constitute “Tangible Personal Property” except items (i) not dedicated to the Stamler Business together with (ii) items included on a list to be mutually agreed upon between Oldenburg Group and Buyer prior to the Closing.

        “Tax”—any income, gross receipts, license, payroll, employment, excise, stamp, occupation, premium, property, windfall profit, customs, vehicle, airplane, boat, vessel or other title or registration, capital stock, franchise, employees’ income withholding, foreign or domestic withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, value added, alternative, add-on minimum and other tax, fee, assessment, levy, tariff, charge or duty of any kind whatsoever and any interest, penalty, addition or additional amount thereon imposed, assessed or collected by or under the authority of any Governmental Body or payable under any tax-sharing agreement.

        “Tax Return”—any return (including any information return), report, statement, schedule, notice, form, declaration, claim for refund or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

        “Third Party”—a Person that is not a party to this Agreement.

        “Third-Party Claim”—any claim against any Indemnified Person by a Third Party, whether or not involving a Proceeding.

        “Threat of Release”—a reasonable likelihood of a Release that would require action in order to prevent or mitigate damage to the Environment that may result from such Release.

        “Transition Manufacturing Agreement”—as defined in Section 2.7(a)(viii).

        “Transition Services Agreement”—as defined in Section 2.7(a)(ix).

        “Unaudited Financial Statements”—as defined in Section 7.11(a).

      “WARN Act”—as defined in Section 3.23(d).

1.2 Usage

(a)	Interpretation. In this Agreement, unless a clear contrary intention appears:

(i)	the singular number includes the plural number and vice versa;

(ii)

reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are not prohibited by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually;

(iii)	reference to any gender includes each other gender;

(iv)	reference to any agreement, document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof;

(v)

except as otherwise required by Section 11.3(d), reference to any Legal Requirement means such Legal Requirement as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time on or prior to the Closing Date, including rules and regulations promulgated thereunder on or prior to the Closing Date, and reference to any section or other provision of any Legal Requirement means that provision of such Legal Requirement from time to time in effect on or prior to the Closing Date and constituting the substantive amendment, modification, codification, replacement or reenactment of such section or other provision;

(vi)	“hereunder,” “hereof,” “hereto,” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Article, Section or other provision hereof;

(vii)	“including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term;

(viii)	“or” is used in the inclusive sense of “and/or”;

(ix)	with respect to the determination of any period of time, “from” means “from and including” and “to” means “to but excluding”; and

(x)

references to documents, instruments or agreements shall be deemed to refer as well to all addenda, exhibits, schedules or amendments thereto in effect as of the applicable time on or before the Closing Date.

(b)

Accounting Terms and Determinations. Unless otherwise specified herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with GAAP.

(c)

Legal Representation of the Parties. This Agreement was negotiated by the parties with the benefit of legal representation, and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any party shall not apply to any construction or interpretation hereof.

(d)

Documents or Information Made Available. Unless otherwise specified herein, where a representation in this Agreement states that documents or information have been made available to the other party, such statement shall mean that the documents or information made available were current as of the time the representation is made.

ARTICLE II.

SALE AND TRANSFER OF ASSETS; CLOSING

2.1 Assets to be Sold

        Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, but effective as of the Effective Time, the Sellers shall sell, convey, assign, transfer and deliver to Buyer, and Buyer shall purchase and acquire from the Sellers, all of the Sellers’ right, title and interest in and to all of the Sellers’ property and assets, real, personal or mixed, tangible and intangible, of every kind and description, wherever located, which primarily relate to the Stamler Business as currently conducted, as a going concern, including the following (but excluding the Excluded Assets):

(a)     the Millersburg Facility and all right, title and interest of Sellers in the Leased Real Property;

(b)     all Tangible Personal Property, including (i) those items described in Part 2.1(b), and (ii) the jigs and tooling located at Oldenburg Group’s facilities in Iron River, Michigan and Rhinelander, Wisconsin, to the extent dedicated to the Stamler Business or included on a list to be mutually agreed between Oldenburg Group and Buyer prior to the Closing;

(c)     all Inventories, including the Inventories in Iron River, Michigan and Rhinelander, Wisconsin primarily related to the Stamler Business and consisting of jobs in process and unique Stamler parts;

(d)     all Accounts Receivable;

(e)     all Stamler Contracts (except Excluded Contracts), including those listed in Part 3.20(a), and all outstanding offers or solicitations made by or to any Seller to enter into any Contract primarily related to the Stamler Business together with all security agreements executed by customers for the benefit of the Stamler Business (collectively, the “Assigned Contracts”);

(f)     all Governmental Authorizations related to the Stamler Facilities or primarily related to the Stamler Business, and all pending applications therefor or renewals thereof including those listed in Part 3.17(b), in each case to the extent transferable to Buyer;

(g)     all data and Records primarily related to the Stamler Facilities or primarily related to the operations of the Stamler Business, including client and customer lists and Records, referral sources, research and development reports and Records, production reports and Records, service and warranty Records, equipment logs, operating guides and manuals, financial and accounting Records, creative materials, advertising materials, promotional materials, studies, reports, correspondence and other similar documents and Records and, subject to Legal Requirements, copies of all personnel Records and other Records described in Section 2.2(g);

(h)     all of the Business Names, all Intellectual Property Assets primarily related to the Stamler Business and all intangible rights and property of the Sellers primarily related to the Stamler Business, including going concern value, goodwill, telephone, telecopy and listings and those items listed in Parts 3.25(d), (e), (f) and (g) which are primarily related to the Stamler Business, except to the extent specifically excluded under Sections 2.2(m), 2.2(n) or 2.2(s);

(i)     all claims of the Sellers against third parties primarily relating to the Assets, whether choate or inchoate, known or unknown, contingent or noncontingent, except to the extent specifically excluded under Section 2.2;

(j)     all rights of the Sellers relating to deposits and prepaid expenses, claims for refunds and rights to offset in respect thereof primarily related to the Stamler Business that are not listed in Part 2.2(d) or excluded under Sections 2.2(d), 2.2(e), 2.2(f), 2.2(h), 2.2(i), 2.2(l) and 2.2(o); and

(k)     all other properties and assets of every kind, character and description, tangible or intangible, owned by any Seller and used or held for use primarily in connection with the Stamler Business, whether or not similar to the items specifically set forth above, and not specifically excluded under Section 2.2.

All of the property and assets to be transferred to Buyer hereunder are herein referred to collectively as the “Assets.”

Notwithstanding the foregoing, the transfer of the Assets pursuant to this Agreement shall not include the assumption of any Liability or obligation related to the Assets unless Buyer expressly assumes that Liability or obligation pursuant to Section 2.4(a).

2.2 Excluded Assets

        Notwithstanding anything to the contrary contained in Section 2.1 or elsewhere in this Agreement, the following assets of the Sellers (collectively, the “Excluded Assets”) are not part of the sale and purchase contemplated hereunder, are excluded from the Assets and shall remain the property of the Sellers after the Closing:

(a)     all cash, cash equivalents and short-term investments;

(b)     all minute books, stock Records and corporate seals;

(c)     the shares of capital stock of the Seller Subsidiaries owned by Oldenburg Group;

(d)     those rights relating to deposits and prepaid expenses and claims for refunds and rights to offset in respect thereof specifically listed in Part 2.2(d);

(e)     all insurance policies and rights thereunder;

(f)     all of the Stamler Contracts listed in Part 2.2(f);

(g)     all Records of any Seller except to the extent included in the Assets;

(h)     all claims for refund of Taxes and other governmental charges of whatever nature;

(i)     all rights in connection with and assets of the Employee Plans;

(j)     all rights of the Sellers under this Agreement, the Bill of Sale, the Assignment and Assumption Agreement, the Transition Services Agreement, the Transition Manufacturing Agreement and all other agreements entered into between Buyer and any Seller in connection with this Agreement;

(k)     all equipment, tangible personal property, fixtures and other assets located at Oldenburg Group’s facilities in Rhinelander, Wisconsin and Iron River, Michigan together with the inventories at these locations, other than (1) the jigs and tooling located at Oldenburg Group’s facilities in Iron River, Michigan and Rhinelander, Wisconsin, to the extent (A) dedicated to the Stamler Business or (B) mutually agreed between Oldenburg Group and Buyer prior to the Closing, (2) the Inventories in Iron River, Michigan and Rhinelander, Wisconsin primarily related to the Stamler Business and consisting of jobs in process and unique Stamler parts and (3) the items that are specified in Part 2.2(k);

(l)     all of Sellers’ accounts and notes receivable owing from any Seller or any Related Person of a Seller;

(m)     the property and assets expressly designated in Part 2.2(m);

(n)     all rights in the internet web sites and internet domain names “Oldenburg.com” and “OldenburgGroup.com” and the email addresses ending with “@Oldenburg.com” or “@Oldenburggroup.com”;

(o)     life insurance policies on Charles Anderson, Sr. and Wayne C. Oldenburg and all proceeds and other rights and benefits relating to such policies;

(p)     the Storefront Properties/House;

(q)     all Governmental Authorizations not related to the Stamler Facilities or not primarily related to the Stamler Business, and all pending applications therefor and renewals thereof;

(r)     Tangible Personal Property located at the Millersburg Facility, to the extent dedicated to Oldenburg Group businesses other than the Stamler Business or included on a list to be mutually agreed between Oldenburg Group and Buyer prior to the Closing; and

(s)     the “Oldenburg,” “Oldenburg Group,” “Lake Shore,” “Lake Shore Mining,” “Lake Shore Mining Equipment” and “Oldenburg Stamler” names and other Intellectual Property Assets and intangible rights and property of the Sellers listed in Part 2.2(s).

2.3 Consideration

        The consideration for the Assets (the “Purchase Price”) will be (a) one hundred eighteen million dollars ($118,000,000), and (b) the assumption of the Assumed Liabilities. In accordance with Section 2.7(b), at the Closing, the Purchase Price shall be delivered by Buyer as follows: (a) one hundred and eighteen million dollars ($118,000,000) by wire transfer to accounts designated by the Seller Representative (on behalf of the Sellers) in accordance with Section 2.7(b); and (b) the balance of the Purchase Price by the execution and delivery of the Assignment and Assumption Agreement. The Purchase Price shall be subject to adjustment pursuant to Section 2.8 and Section 2.9.

2.4 Liabilities

(a)

Assumed Liabilities. On the Closing Date, but effective as of the Effective Time, Buyer shall assume and agree to discharge only the following Liabilities and obligations of the Sellers (the “Assumed Liabilities”), but only to the extent not retained under Section 2.4(b)(i) through (xv):

(i)

all trade accounts payable and notes payable incurred by a Seller in its conduct of the Stamler Business which are included in the Closing Net Asset Value (excluding in each case payables owing to any Seller or any Related Person of any Seller or with respect to the Equipment Notes Payable);

(ii)

any Liability or obligation to a Seller’s customer under (A) such Seller’s standard warranty in the form disclosed in Part 2.4(a)(ii)(A), (B) other warranties of the type generally disclosed in Part 2.4(a)(ii)(B) (the “Customary Exceptions”), (C) Extended Warranties disclosed in Part 2.4(a)(ii)(C) and (D) Performance Guarantees disclosed in Part 2.4(a)(ii)(D), in each case given by such Seller to its customers in its conduct of the Stamler Business prior to the Effective Time;

(iii)

any Liability or obligation due under the Assigned Contracts, other than (A) any Liability or obligation arising under the Stamler Contracts described on Part 2.4(a)(iii) or the Equipment Notes Payable, (B) any Liability or obligation arising out of or relating to a Breach that occurred prior to the Effective Time, and (C) except as provided in Section 2.4(a)(ii), any Liability or obligation under warranties or Performance Guarantees;

(iv)

accrued liabilities for wages, salary, vacation, sick leave, sales commissions and benefits attributable to the Active Employees (including beneficiaries or dependents) of the Stamler Business of the type contained in the relevant accounts listed in Exhibit 2.9 (but in each case only to the extent of the Liability therefor included in the Closing Net Asset Value) or otherwise assumed under Section 10.1 and not required to be included in Closing Net Asset Value under Section 2.9; provided, that, the Assumed Liabilities shall not include liabilities for workers’ compensation or health insurance claims; and provided, further, that the Parties agree that with respect to those benefits set forth in each account listed in Exhibit 2.9 as a “reimbursement account,” Buyer’s sole obligation under this Section 2.4(a)(iv) shall be to reimburse Sellers for accrued but unpaid amounts in such accounts as of the Closing Date (to the extent reflected in the Closing Net Asset Value) if and when such amounts are remitted to the Stamler Plan by the Sellers and Buyer shall not assume any Liability under the Stamler Plan that corresponds to such account;

(v)

those other current and long-term liabilities and accrued liabilities incurred by a Seller in its conduct of the Stamler Business in the Ordinary Course of Business of the type contained in the relevant accounts listed in Exhibit 2.9, but in each case only to the extent of the Liability therefor included in the Closing Net Asset Value;

(vi)	those contingent liabilities of Sellers specified in Part 2.4(a)(vi); and

(vii)	any Liability or obligation under the Sellers Sick Bank benefit described on Part 2.4(a)(vii), but only to the extent of the Liability therefore included in the Closing Net Asset Value.

(b)

Retained Liabilities. The Retained Liabilities shall remain the sole responsibility of and shall be retained, paid, performed and discharged solely by the Sellers. “Retained Liabilities” shall mean every Liability or obligation of the Sellers other than the Assumed Liabilities, including:

(i)

any Liability or obligation arising out of or relating to products of any Seller, including product liability damage to persons and property and warranty obligations, to the extent sold prior to the Effective Time (including any Liability or obligation relating to asbestos contained in any product manufactured or sold by any Seller or any of their predecessors), other than (A) for Liabilities or obligations arising out of changes or modifications to such products made by Buyer after the Effective Time or (B) warranty obligations to the extent assumed under Section 2.4(a)(ii);

(ii)

any Liability or obligation under (A) any Assigned Contract (other than those Liabilities or obligations assumed by Buyer under Section 2.4(a)(iii)), or (B) any Seller Contract not assumed by Buyer under Section 2.4(a) (including the Excluded Contracts);

(iii)

any Liability or obligation for Taxes for which any Seller is liable under applicable law, including (A) any Taxes arising as a result of the Sellers’ operation of their business or ownership of the Assets prior to the Effective Time, (B) any income or capital gains Taxes that will arise as a result of the sale of the Assets pursuant to this Agreement, (C) any deferred Taxes of any nature and (D) all Taxes payable by Sellers pursuant to Section 10.2; provided, that, the Buyer shall be responsible for Taxes to the extent set forth in Section 10.2(c).

(iv)

any Environmental and Health Liabilities arising out of or relating to (A) any formerly owned or operated property or facility or (B) any location utilized for the offsite treatment, storage, disposal, arrangement for disposal, or other management of Hazardous Materials prior to the Effective Time;

(v)

any Liability or obligation under the Stamler Employee Plans or relating to payroll, vacation, sick leave, workers’ compensation, unemployment benefits, pension benefits, employee stock option or profit-sharing plans, health care plans or benefits or any other employee plans or benefits of any kind for the Active Employees (including any beneficiaries or dependents thereof), except to the extent specifically assumed under Section 2.4(a)(iv) or Section ;

(vi)

any Liability or obligation under any employment, severance, retention or termination agreement or agreement to pay any bonus based upon the sale of the assets described herein with any employee of any Seller or any Related Person of any of them, except for agreements listed in Part 3.20(g) or as otherwise provided in Section 2.4(a)(iv) or Section 10.1;

(vii)	any Liability or obligation arising out of or relating to any employee grievance prior to the Effective Time whether or not the affected employees are hired by Buyer;

(viii)

any Liability or obligation of any Seller to any Related Person of any Seller, other than any Liability or obligation under purchase orders listed in Part 2.4(b)(viii) pursuant to which the Stamler Business will purchase battery haulers from Oldenburg Group after the Effective Time;

(ix)	any Liability or obligation to indemnify, reimburse or advance amounts to any officer, director, employee or agent of any Seller;

(x)	any Liability or obligation to distribute to any of Oldenburg Group’s shareholders or otherwise apply all or any part of the consideration received hereunder;

(xi)	any Liability or obligation arising out of any Proceeding pending as of the Effective Time;

(xii)

any Liability or obligation with respect to any employee or former employee (including any beneficiaries or dependent thereof) of any Seller that is not an Active Employee and any Liability or obligation under any Employee Plan or other employee benefit plan, program or arrangement of any kind that is not a Stamler Employee Plan;

(xiii)	any Liability or obligation of any Seller under this Agreement or any other document, certificate or instrument executed by any Seller in connection with the Contemplated Transactions;

(xiv)	any Liability or obligation for deferred compensation, except to the extent provided in Section 2.4(a)(iv); and

(xv)

any Liability or obligation arising out of or relating to indebtedness for borrowed money of the Sellers or guarantees of indebtedness for borrowed money of Sellers, the Shareholder or any other Person.

2.5 Allocation

        The Purchase Price shall be allocated in a manner to be agreed by Buyer and Sellers (and their respective independent public accountants) and set forth in a purchase price allocation agreement in customary and reasonable form to be agreed by the parties (the “Purchase Price Allocation Agreement”). After the Closing, the parties shall make consistent use of the allocation principles embodied in the Purchase Price Allocation Agreement for all Tax purposes and in all filings, declarations and reports with the IRS in respect thereof, including the reports required to be filed under Section 1060 of the Code. In any Proceeding related to the determination of any Tax, neither Buyer nor any Seller shall contend or represent that such allocation is not a correct allocation, to the extent that such allocation is consistent with the Purchase Price Allocation Agreement.

2.6 Closing

        Unless Buyer and Sellers otherwise agree, the purchase and sale provided for in this Agreement (the “Closing”) will take place at the offices of Buyer at 100 E. Wisconsin Avenue, Milwaukee, Wisconsin, commencing at 10:00 a.m. (local time) on the date that is ten (10) Business Days following the satisfaction of the conditions set forth in Article VII and Article VIII, unless the parties agree upon an earlier date. Subject to the provisions of Article IX, failure to consummate the purchase and sale provided for in this Agreement on the date and time and at the place determined pursuant to this Section 2.6 will not result in the termination of this Agreement and will not relieve any party of any obligation under this Agreement. In such a situation, the Closing will occur as soon as practicable, subject to Article IX.

2.7 Closing Obligations

        In addition to any other documents to be delivered under other provisions of this Agreement, at the Closing:

(a)	Sellers shall deliver to Buyer:

(i)	a bill of sale for all of the Assets that are Tangible Personal Property in customary form and substance reasonably acceptable to Buyer and Sellers (the “Bill of Sale”) executed by the Sellers;

(ii)

an assignment of all of the Assets that are intangible personal property in customary form and substance reasonably acceptable to Buyer and Sellers, which assignment shall also contain Buyer’s undertaking and assumption of the Assumed Liabilities (the “Assignment and Assumption Agreement”) executed by the Sellers;

(iii)

a recordable warranty deed and a FIRPTA affidavit for each interest in the Millersburg Facility, and for each leasehold interest in Leased Real Property, an Assignment and Assumption of Lease in customary form and substance reasonably acceptable to Buyer and Sellers or such other appropriate document or instrument of transfer, as the case may require, each in form and substance reasonably satisfactory to Buyer and its counsel and executed by the applicable Seller(s);

(iv)

assignments of the Intellectual Property Assets and separate assignments of all registered Marks, Patents and Copyrights, in each case to the extent sold, conveyed, assigned, transferred or delivered to Buyer pursuant to Section 2.1, in customary form and substance reasonably acceptable to Buyer and Sellers, executed by the applicable Seller(s);

(v)

such other deeds, bills of sale, assignments, certificates of title, documents and other instruments of transfer and conveyance as may reasonably be requested by Buyer, each in form and substance reasonably satisfactory to Buyer and its legal counsel and executed by the applicable Seller(s);

(vi)

a noncompetition agreement in customary form and substance reasonably acceptable to Buyer and Sellers and consistent with the principles set forth in Section 10.7, executed by Wayne C. Oldenburg and Sellers (the “Noncompetition Agreement”);

(vii)	[reserved];

(viii)	a transition manufacturing agreement in the form of Exhibit 2.7(a)(viii) (the “Transition Manufacturing Agreement”), executed by Sellers;

(ix)

a transition services agreement pursuant to which each party shall provide the others with reasonable transition services necessary to operate the Stamler Business and Sellers’ remaining businesses for a transitional period following the Closing (in substantially the same manner as operated by the Sellers prior to the Closing), in customary form and substance reasonably acceptable to Buyer and Sellers (the “Transition Services Agreement”), executed by Sellers;

(x)

a certificate executed by each Seller as to the accuracy of their representations and warranties as of the Closing in accordance with Section 7.1 and as to their compliance with and performance of their covenants and obligations to be performed or complied with at or before the Closing in accordance with Section 7.2;

(xi)

a certificate of the Seller Representative certifying, as complete and accurate as of the Closing, and attaching all requisite resolutions or actions of the board of directors and shareholders of each Seller approving the execution and delivery of this Agreement and the consummation of the Contemplated Transactions and certifying to the incumbency and signatures of the officers of each Seller executing this Agreement and any other document relating to the Contemplated Transactions;

(xii)	funds sufficient to pay all Taxes payable in connection with the transfer or re-registration of title to the Millersburg Facility and all vehicles included in the Assets;

(xiii)	a Purchase Price Allocation Agreement executed by Sellers;

(xiv)	a certificate setting forth a list of all warranties in force at Closing on a machine-by-machine basis; and

(xv)	the Non-Use Covenant (as defined in Section 10.12) executed by Sellers.

(b)	Buyer shall deliver to the Seller Representative:

(i)

one hundred and eighteen million dollars ($118,000,000) to an account or accounts specified by the Seller Representative in a writing delivered to Buyer at least three (3) business days prior to the Closing Date;

(ii)	[reserved];

(iii)	[reserved];

(iv)	the Assignment and Assumption Agreement executed by Buyer;

(v)	the Noncompetition Agreements executed by Buyer;

(vi)	the Transition Manufacturing Agreement executed by Buyer;

(vii)	the Transition Services Agreement executed by Buyer;

(viii)

a certificate executed by Buyer as to the accuracy of its representations and warranties as of the Closing in accordance with Section 8.1 and as to its compliance with and performance of its covenants and obligations to be performed or complied with at or before the Closing in accordance with Section 8.2;

(ix)

a certificate of the Secretary of Buyer attaching and certifying, as complete and accurate as of the Closing, all requisite resolutions or actions of Buyer’s board of directors approving the execution and delivery of this Agreement and the consummation of the Contemplated Transactions and certifying to the incumbency and signatures of the officers of Buyer executing this Agreement and any other document relating to the Contemplated Transactions;

(x)

replacement letters of credit or back-to-back letters of credit in customary form and substance reasonably acceptable to Buyer and Sellers in each case with respect to the letters of credit primarily related to the Stamler Business which are listed on Item 1 of Part 2.4(a)(vi) (with additions or deletions thereto as agreed to by the Parties prior to Closing) and a replacement guarantee of the post-Closing Lease obligations for the Leased Real Property located in Australia;

(xi)	a Purchase Price Allocation Agreement executed by Buyer;

(xii)	resale certificates for those jurisdictions in which Buyer is taking possession of the Assets, except jurisdictions where prohibited or not permitted by law; and

(xiii)

if requested by Seller Representative, an Excluded Contract Transition Agreement (the “Excluded Contract Transition Agreement”) pursuant to which Buyer will contract with Sellers to complete certain manufacturing required under the Excluded Contracts on terms mutually acceptable to Buyer and Sellers (but which shall not subject Buyer to any Liability or obligation with respect to performance guarantees or other liabilities not typically assumed by Buyer).

2.8 Adjustment Amount and Payment

(a)

Within five (5) days after the final determination of the calculation of Closing Net Asset Value (whether through failure of the Buyer to timely deliver a Dispute Notice, agreement of the parties, or determination of the Independent Accountants):

(i)	if Closing Net Asset Value is less than Initial Net Asset Value, the Seller Representative (on behalf of the Sellers) shall pay Buyer the difference; or

(ii)	if Closing Net Asset Value is more than Initial Net Asset Value, Buyer shall pay the Seller Representative (on behalf of the Sellers) the excess.

(b)

All such payments shall be made by wire transfer of immediately available funds to an account or accounts designated in writing by the Seller Representative or Buyer, as appropriate, which designation shall be made by the party receiving such payment no later than one (1) business day prior to the payment date.

(c)	All payments shall be made together with interest at the Prime Rate, which interest shall begin accruing on the Closing Date and end on the date that the payment is made.

2.9 Adjustment Procedure

(a)     The net asset value of the Stamler Business as of December 31, 2005 (the “Initial Net Asset Value”) was Thirty-Nine Million One Hundred Sixty-Two Thousand dollars ($39,162,000) as reflected in the calculation thereof shown on Exhibit 2.9(a) (the “Initial Net Asset Value Schedule”). The Initial Net Asset Value Schedule was prepared by Sellers from the audited financial statements of Oldenburg Group and its Subsidiaries as of December 31, 2005. The Initial Net Asset Value Schedule includes any and all unbooked December 31, 2005 audit adjustments related to the Stamler Business, if any, as included within the workpapers of Price WaterhouseCoopers LLP (“PWC”). PWC has (i) reviewed the methodology used to derive the Initial Net Asset Value Schedule, (ii) reconciled the Initial Net Asset Value Schedule to the appropriate trial balances of the respective coal related businesses, (iii) reviewed the reconciling items and (iv) prepared a memorandum for their workpapers outlining their procedures (the “PWC Initial Net Asset Value Memorandum”). The PWC workpapers and the PWC Initial Net Asset Value Memorandum will be made available to Buyer and the Consulting Accountants.

(b)     As promptly as reasonably practicable after the Closing Date, and in any event not later than ninety (90) days after the Closing Date, Seller Representative shall deliver to Buyer a schedule setting forth the calculation of Closing Net Asset Value (the “Closing Net Asset Value Schedule”). The Closing Net Asset Value Schedule shall be prepared by Sellers from the Oldenburg Group financial statements, prepared in accordance with GAAP and prepared using the methodology consistent with the preparation of the Initial Net Asset Value Schedule as of the Closing Date, using the procedures set forth in Exhibit 2.9. PWC will perform specific procedures on the Closing Net Asset Value Schedule, the adequacy of which will be agreed upon by the Buyer and Sellers prior to PWC commencing such procedures. The specific procedures to be performed by PWC will be outlined in an “Agreed Upon Procedures Letter” issued by PWC and signed by Buyer and Sellers.

(c)     During its preparation of the Closing Net Asset Value Schedule, the Seller Representative shall consult with Buyer and the Consulting Accountants.

(d)     Buyer shall have thirty (30) days from the date the Seller Representative delivers the Closing Net Asset Value Schedule (such period, the “Dispute Period”) to notify the Seller Representative, in writing, as to whether Buyer believes in good faith that the Closing Net Asset Value Schedule contains errors or has not been prepared in accordance with this Section 2.9 (such written notice, the “Dispute Notice”). The Dispute Notice shall specify in reasonable detail the specific items that are in dispute (the “Disputed Items”). Any items not in dispute at the end of the Dispute Period shall be deemed to be final and correct and shall be binding upon each of the parties hereto. During the Dispute Period, Buyer and the Consulting Accountants shall be permitted to review (during regular business hours and upon reasonable prior notice) the working papers of the Seller Representative and PWC relating to the Disputed Items.

(e)     If Buyer fails to deliver a Dispute Notice to the Seller Representative during the Dispute Period, the Seller Representative’s calculation of Closing Net Asset Value shall be deemed to be final and correct and shall be binding upon each of the parties hereto.

(f)     If Buyer delivers a Dispute Notice to the Seller Representative during the Dispute Period, the Seller Representative and Buyer shall, for a period of forty-five (45) days from the date the Dispute Notice is delivered to the Seller Representative (such period, the “Resolution Period”), use their respective Commercially Reasonable Efforts to amicably resolve the Disputed Items. Any Disputed Items so resolved by the parties shall be deemed to be final and correct as so resolved and shall be binding upon each of the parties hereto.

(g)     If the Sellers and Buyer are unable to resolve all of the Disputed Items during the Resolution Period, then either Buyer, on the one hand, or the Seller Representative, on the other hand, may refer the remaining Disputed Items to the Independent Accountants. Such referral shall be made in writing to the Independent Accountants, copies of which shall concurrently be delivered to the non-referring party hereto. The referring party shall furnish the Independent Accountants, at the time of such referral, with the Closing Net Asset Value Schedule and the Dispute Notice. The parties shall also furnish the Independent Accountants with such other information and documents as the Independent Accountants may reasonably request in order for them to resolve the Disputed Items. The parties hereto shall also, within ten (10) days of the date the Disputed Items are referred to the Independent Accountants, provide the Independent Accountants with a written notice (a “Position Statement”) describing in reasonable detail their respective positions on the Disputed Items (copies of which will concurrently be delivered to the other party hereto). If any party fails to timely deliver its Position Statement to the Independent Accountants, the Independent Accountants shall resolve the Disputed Items solely upon the basis of the information otherwise provided to them. The Independent Accountants shall resolve all Disputed Items in a written determination to be delivered to each of the parties hereto within forty-five (45) days after such matter is referred to them; provided, however, that any delay in delivering such determination shall not invalidate such determination or deprive the Independent Accountants of jurisdiction to resolve the Disputed Items. The decision of the Independent Accountants as to the Disputed Items shall be final and binding upon the parties hereto and shall not be subject to judicial review. The fees and expenses of the Independent Accountants incurred in the resolution of any Disputed Items shall be determined by the Independent Accountants and set forth in their report and shall be allocated and paid by Buyer, on the one hand, and Sellers, on the other hand, in inverse proportion to the extent they prevailed on the Disputed Items.

2.10 Consents

(a)     If there are any Material Consents that have not yet been obtained (or otherwise are not in full force and effect) as of the Closing, in the case of each Seller Contract as to which such Material Consents were not obtained (or otherwise are not in full force and effect) (the “Restricted Material Contracts”), Buyer may, in its sole discretion, waive the closing conditions as to any such Material Consent and elect to have Sellers continue their efforts to obtain the Material Consents for a period of up to 180 days following the Closing. If Buyer elects to waive any closing condition as to any Material Consents and the Closing occurs, notwithstanding Sections 2.1 and 2.4, neither this Agreement nor the Assignment and Assumption Agreement nor any other document related to the consummation of the Contemplated Transactions shall constitute a sale, assignment, assumption, transfer, conveyance or delivery or an attempted sale, assignment, assumption, transfer, conveyance or delivery of the Restricted Material Contracts, and following the Closing, the parties shall use Best Efforts, and cooperate with each other, to obtain the Material Consent relating to each Restricted Material Contract as quickly as practicable. Pending the obtaining of any Material Consents relating to any Restricted Material Contract, the parties shall cooperate with each other in any reasonable and lawful arrangements designed to provide to Buyer the benefits of use of the Restricted Material Contract for its term (or any right or benefit arising thereunder, including the enforcement for the benefit of Buyer of any and all rights of any Seller against a third party thereunder). Buyer agrees to reimburse Sellers for all out of pocket expenses actually incurred by Sellers after the Closing Date to the extent such expenses are incurred in connection with providing Buyer the benefits of the Restricted Material Contracts after the Closing Date. Once a Material Consent for the sale, assignment, assumption, transfer, conveyance and delivery of a Restricted Material Contract is obtained, the applicable Seller shall promptly assign, transfer, convey and deliver such Restricted Material Contract to Buyer, and Buyer shall assume the obligations under such Restricted Material Contract assigned to Buyer from and after the date of assignment to Buyer pursuant to a special-purpose assignment and assumption agreement substantially similar in terms to those of the Assignment and Assumption Agreement (which special-purpose agreement the parties shall prepare, execute and deliver in good faith at the time of such transfer, all at no additional cost to Buyer).

(b)     If there are any Consents other than the Material Consents necessary for the assignment and transfer of any Assigned Contracts to Buyer which have not yet been obtained (or otherwise are not in full force and effect) as of the Closing, Buyer shall, in the case of each of the Assigned Contracts as to which such Consents were not obtained (or otherwise are not in full force and effect), accept the assignment of such Assigned Contract, in which case, as between Buyer and the Sellers, such Assigned Contract shall, to the maximum extent practicable and notwithstanding the failure to obtain the applicable Consent, be transferred at the Closing pursuant to the Assignment and Assumption Agreement as elsewhere provided under this Agreement.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF SELLERS

The Sellers represent and warrant, jointly and severally, to Buyer as follows:

3.1 Organization and Good Standing

(a)     Part 3.1(a) contains a complete and accurate list of each Seller’s jurisdiction of incorporation and any other jurisdictions in which any Seller is qualified to do business as a foreign corporation with respect to the Stamler Business. Each Seller is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, with full corporate power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all its obligations under the Seller Contracts. Each Seller is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification and where the failure to be so qualified would reasonably be expected to have a material adverse effect on the Stamler Business. In 2004, Lake Shore, Lake Shore Mining and Lake Shore Mining Equipment were merged with and into Oldenburg Group. The Stamler Business does not include the vertical belt system (VBS) business previously conducted by Lake Shore Mining.

(b)     Sellers have no Subsidiaries which own assets used by, or conduct any aspect of, the Stamler Business and do not own any shares of capital stock or other securities of any other Person which is a supplier to, customer of or other business relation of the Stamler Business.

3.2 Enforceability; Authority; No Conflict

(a)

This Agreement constitutes the legal, valid and binding obligation of each Seller, enforceable against each of them in accordance with its terms, except that enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Legal Requirements affecting creditors’ rights generally and by general equitable principles. Upon the execution and delivery by Sellers of each agreement to be executed and delivered by any or all of the Sellers at the Closing (collectively, the “Seller’s Closing Documents”), each of the Seller’s Closing Documents will constitute the legal, valid and binding obligation of each of the Sellers, enforceable against each of them in accordance with its terms. Each Seller has the absolute and unrestricted corporate right, power and authority to execute and deliver this Agreement and the Seller’s Closing Documents to which it is a party and to perform its obligations under this Agreement and the Seller’s Closing Documents, and such action has been duly authorized by all necessary action by each Seller’s shareholders and board of directors.

(b)

Except as set forth in Part 3.2(b), neither the execution and delivery of this Agreement by Sellers nor the consummation or performance of any of the Contemplated Transactions by Sellers will, directly or indirectly (with or without notice or lapse of time):

(i)	Breach (A) any provision of any of the Governing Documents of any Seller or (B) any resolution adopted by the board of directors or the shareholders of any Seller;

(ii)

Breach or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any legal remedy or obtain any relief under any Legal Requirement or any Order to which any Seller or any of the Assets are subject;

(iii)

contravene, conflict with or result in a violation or breach of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by any Seller and that primarily relates to the Assets or to the Stamler Business;

(iv)

with respect to those Assigned Contracts for which any Consent is required, and after giving effect to all Consents obtained, breach any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or payment under, or to cancel, terminate or modify, any Assigned Contract; or

(v)	result in the imposition or creation of any Encumbrance upon or with respect to any of the Assets other than a Permitted Encumbrance.

(c)

Except as set forth in Part 3.2(c), no Seller is required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement by Sellers or the consummation or performance of any of the Contemplated Transactions by Sellers.

3.3 Capitalization

        All of the issued and outstanding equity securities of Oldenburg Group are owned by Wayne C. Oldenburg (the “Shareholder”). The Shareholder is and will be on the Closing Date the record and beneficial owner and holder of the shares of Oldenburg Group. All of the issued and outstanding equity securities of the Seller Subsidiaries are owned by Oldenburg Group. The Oldenburg Group is and will be on the Closing Date the record and beneficial owner and holder of the shares of the Seller Subsidiaries.

3.4 Financial Statements and Financial Information

(a)

Attached hereto as Exhibit 3.4 are unaudited balance sheet information for the Stamler Business as at December 31, 2005 (the “Balance Sheet”) and related statement of income information for the fiscal year then ended (the Balance Sheet and related income statement information shall be referred to herein as the “Unaudited Financial Statements”). Such financial information fairly presents in all material respects the financial condition and the results of operations of the Stamler Business as at the respective dates of and for the periods referred to in such financial information, all in accordance with GAAP (except as disclosed in Part 3.4(a)). The financial information referred to in this Section 3.4 reflects the consistent application of such accounting principles throughout the periods involved, except as disclosed in Part 3.4(a). Except as set forth in Part 3.4(a), the financial information referred to in this Section 3.4 has been prepared from and are in accordance with the accounting Records of the Sellers in all material respects. There are no letters from Sellers’ auditors to Oldenburg Group’s board of directors or the audit committee thereof during the thirty-six (36) months preceding the execution of this Agreement.

(b)	The following financial schedules to be included in Part 3.4(b) will be correct and complete in all material respects as of the Effective Time:

(i)	the schedule of original equipment sales by customer for 2005 and year to date through March 31, 2006, stating the invoice price for each sale; and

(ii)	the schedule of backlog at March 31, 2006 by customer.

3.5 Books and Records

        The books of account and other financial Records from which the financial information referenced in Section 3.4 has been derived are complete and correct in all material respects and represent actual, bona fide transactions.

3.6 Sufficiency of Assets

        Except as set forth in Part 3.6, the Assets constitute all of the assets, tangible and intangible, of any nature whatsoever, necessary to operate the Stamler Business in the manner presently operated by Sellers and/or reflected in the financial information described in Section 3.4.

3.7 Description of Millersburg Facility

        Part 3.7 contains a correct legal description, street address and tax parcel identification number of the Millersburg Facility (which includes the house included in the Storefront Properties/House).

3.8 Description of Leased Real Property

        Part 3.8 contains a correct list by street address of the Leased Real Property. Sellers have previously delivered to Buyer copies of all Leases for the Leased Real Property.

3.9 Title to Assets; Encumbrances

(a)	Each Seller owns good and, with respect to the Millersburg Facility, marketable title to its respective estates in the Stamler Facilities, free and clear of any Encumbrances, other than:

(i)	liens for Taxes for the current tax year which are not yet due and payable;

(ii)	those Encumbrances described in Part 3.9(a) or items disclosed in the Prior Survey (“Real Estate Encumbrances”);

(iii)

easements for public utilities and other easements of record which do not impair the use, occupancy or value of the Millersburg Facility in the operation of the Stamler Business in each case subject to the matters described in Section 3.9(a)(ii) and the Prior Survey;

(iv)

recorded building and use restrictions that are not violated by the current use or occupancy of the Millersburg Facility or the operation of the Stamler Business (collectively clauses (i) – (iv), “Permitted Real Estate Encumbrances”); and

(v)

such other Encumbrances that do not (A) secure indebtedness or (B) interfere with the present or future use of or materially detract from the value of the property subject thereto or affected thereby or the Stamler Business.

True and complete copies of (A) all existing title insurance policies and surveys of or pertaining to the Millersburg Facility and (B) all instruments, agreements and other documents evidencing, creating or constituting any Real Estate Encumbrances have been delivered to Buyer. Sellers warrant to Buyer that, at the time of Closing, the Millersburg Facility shall be free and clear of all Encumbrances other than Permitted Real Estate Encumbrances.

(b)     Sellers own good title to all of the other Assets free and clear of any Encumbrances other than those described in Part 3.9(b)(i) (“Non-Real Estate Encumbrances”). Sellers warrant to Buyer that, at the time of Closing, all of the other Assets shall be free and clear of all Encumbrances other than those Non-Real Estate Encumbrances identified on Part 3.9(b)(ii) and Non-Real Estate Encumbrances of the type identified in Section 3.9(a)(v) (“Permitted Non-Real Estate Encumbrances” and, together with the Permitted Real Estate Encumbrances, “Permitted Encumbrances”).

3.10 Condition of Facilities

(a)     Use of the Stamler Facilities for the various purposes for which it is presently being used is permitted as of right under all applicable zoning requirements and is not subject to “permitted nonconforming” use or structure classifications. Except as set forth on Part 3.10, all Improvements are in compliance with all applicable Legal Requirements, including those pertaining to zoning, building and the disabled, are in all material respects in good repair and in good condition, ordinary wear and tear excepted. Except as set forth on Part 3.10, no part of any Improvement encroaches on any real property not included in the Stamler Facilities, and there are no buildings, structures, fixtures or other Improvements primarily situated on adjoining property which encroach on any part of the Land. The Land for the Millersburg Facility abuts on and has direct vehicular access to a public road or has access to a public road via a permanent, irrevocable, appurtenant easement benefiting such Land and comprising a part of the Stamler Facilities, is supplied with public or quasi-public utilities and other services appropriate for the operation of the facilities located thereon and is not located within any flood plain or area subject to wetlands regulation or any similar restriction. There is no existing or, to the Knowledge of Sellers, proposed plan to modify or realign any street or highway or any existing or proposed eminent domain proceeding that would result in the taking of all or any part of any Stamler Facility or that would prevent or hinder the continued use of any Stamler Facility as heretofore used in the conduct of the Stamler Business.

(b)     Except as set forth in Part 3.10(b), each item of Tangible Personal Property which has a fair market value in excess of twenty thousand dollars ($20,000) is in all material respects in good repair and good operating condition, ordinary wear and tear excepted, and is suitable for continued use in the Ordinary Course of Business. Except as disclosed in Part 3.10(b), all material Tangible Personal Property used in the Stamler Business is in the possession of Sellers.

3.11 Accounts Receivable and Accounts Payable

(a)     All Accounts Receivable that are reflected on the Balance Sheet or on the accounting Records of Sellers as of the Closing Date represent or will represent valid obligations arising from sales actually made or services actually performed by Sellers in the Ordinary Course of Business. Except to the extent paid prior to the Closing Date, such Accounts Receivable are or will be as of the Closing Date collectible net of the respective reserves shown on the Balance Sheet or on the Closing Net Asset Value Schedule delivered pursuant to Section 2.9 (which reserves are calculated consistent with past practice). There is no material contest, claim, defense or right of setoff, other than returns in the Ordinary Course of Business of the Stamler Business, with any account debtor of an Account Receivable relating to the amount or validity of such Account Receivable. Part 3.11(a) contains a complete and accurate list of the Accounts Receivable outstanding for more than sixty (60) days as of the date of the Balance Sheet, including aging of such Accounts Receivable.

(b)     Except as set forth on Part 3.11(b), since December 31, 2005, there has been no material change in the number of days payable outstanding to vendors of the Stamler Business. Since December 31, 2004, Sellers have not changed its practices or procedures with respect to the payment of trade accounts payable.

(c)     Except as set forth on Part 3.11(c), all of the trade accounts payable and notes payable included in the Closing Net Asset Value were incurred by Sellers in the conduct of the Stamler Business in the Ordinary Course of Business. The trade accounts payable and notes payable included in the Initial Net Asset Value did not include any amounts for which the Sellers had issued checks or wired funds as of December 31, 2005. The trade accounts payable and notes payable included in the Closing Net Asset Value will not include any amounts for which the Sellers will have issued checks or wired funds as of the Effective Time.

3.12 Inventories

        Except as set forth in Part 3.12, all items included in the Inventories consist of a quality and quantity usable and, with respect to finished goods, saleable, in the Ordinary Course of Business of the Stamler Business except for obsolete items and items of below-standard quality, all of which have been written off or written down to the lower of cost or market in the Balance Sheet or on the accounting Records of the Sellers as of the Closing Date, as the case may be using the procedures described in Part 3.12. Except as set forth on Part 3.12, the Sellers are not in possession of any inventory not owned by Sellers, including goods already sold. All of the Inventories have been valued at the lower of cost or market value on a first in, first out basis. Inventory now on hand that were purchased after the date of the Balance Sheet were purchased in the Ordinary Course of Business of the Stamler Business at a cost not exceeding market prices prevailing at the time of purchase. The quantities of Inventory (whether raw materials, work-in-process or finished goods) are not excessive but are reasonable in the present circumstances of the Stamler Business.

3.13 No Undisclosed Liabilities

        Except as set forth in Part 3.13, Sellers have no Liability with respect to the Stamler Business except for (a) Liabilities reflected or reserved against in the Balance Sheet, (b) Liabilities arising under the Stamler Contracts (other than for Breach), (c) Liabilities incurred in the Ordinary Course of Business of the Stamler Business since the date of the Balance Sheet that in the aggregate are not material to the Stamler Business, and (d) other Liabilities which individually and in the aggregate are not material.

3.14 Taxes

        Sellers have paid, or made provision for the payment of, all Taxes with respect to the Stamler Business that have or may have become due for all periods prior to the Effective Date, or pursuant to any assessment received by any Seller with respect to the Stamler Business for periods prior to the Effective Date, except such Taxes, if any, as are listed in Part 3.14 and are being contested in good faith and as to which adequate reserves (determined in accordance with GAAP) have been provided in the Balance Sheet. There are no Encumbrances on any of the Assets that arose in connection with any failure (or alleged failure) to pay any Tax when due, and Sellers have no Knowledge of any basis for assertion of any claims attributable to Taxes which, if adversely determined, would result in any such Encumbrance.

3.15 No Material Adverse Change

        Since the date of the Balance Sheet, there has not been any material adverse change in the business, operations, assets, results of operations or condition (financial or other) of the Stamler Business taken as a whole, and no event has occurred or circumstance exists that would reasonably be expected to result in such a material adverse change; provided, however, that in no event shall any of the following constitute a material adverse change in the business, operations, assets, results of operations or condition (financial or other) of the Stamler Business: (i) any change resulting from compliance by Sellers or Buyer with the terms of, or the taking of any action contemplated by, this Agreement or any Ancillary Agreement, (ii) changes in the global economy, the U.S. economy or other economies in which the Sellers operate, (iii) changes in the coal mining equipment industry in general, (iv) changes resulting from the identity of the Buyer or the Buyer’s plans for the customers, suppliers or employees of the Stamler Business, (v) changes with respect to GAAP after the date of this Agreement or (vi) changes in Legal Requirements after the date of this Agreement.

3.16 Employee Benefits

(a)

All “employee benefit plans” as defined by Section 3(3) of ERISA, all specified fringe benefit plans as defined in Section 6039D of the Code, and all other bonus, incentive-compensation, deferred-compensation, profit-sharing, stock-option, stock-appreciation-right, stock-bonus, stock-purchase, employee-stock-ownership, savings, severance, change-in-control, supplemental-unemployment, layoff, salary-continuation, retirement, pension, health, life-insurance, disability, accident, group-insurance, vacation, holiday, sick-leave, fringe-benefit or welfare plan, and any other employee compensation or benefit plan, agreement, policy, practice, commitment, contract or understanding (whether qualified or nonqualified, currently effective or terminated, written or unwritten) and any trust, escrow or other agreement related thereto that (i) is maintained or contributed to by any Seller or any other corporation or trade or business controlled by, controlling or under common control with any Seller (within the meaning of Section 414 of the Code or Section 4001(a)(14) or 4001(b) of ERISA) (“ERISA Affiliate”) or has been maintained or contributed to in the last six (6) years by any Seller or any ERISA Affiliate, or with respect to which any Seller or any ERISA Affiliate has or may have any liability, and (ii) provides benefits, or describes policies or procedures applicable to any current or former director, officer, employee or service provider of any Seller or any ERISA Affiliate, or the dependents of any thereof, regardless of how (or whether) liabilities for the provision of benefits are accrued or assets are acquired or dedicated with respect to the funding thereof shall collectively be known as the “Employee Plans.” Part 3.16(a) identifies as such any Employee Plan that is (w) a “defined benefit plan” (as defined in Section 3(35) of ERISA) or any other plan that is subject to the funding requirements of Section 412 of the Code or Section 302 of ERISA other than a Multiemployer Plan; (x) a plan intended to meet the requirements of Section 401(a) of the Code; or (y) a “Multiemployer Plan” (as defined in Section 3(37) of ERISA). Part 3.16(a) identifies as “Stamler Employee Plans” all Employee Plans which cover or provide benefits for employees or former employees (including any beneficiaries or dependents thereto) of the Stamler Business. Also set forth on Part 3.16(a) is a complete and correct list of all ERISA Affiliates of any Seller during the last six (6) years.

(b)

Sellers have delivered or made available to Buyer true, accurate and complete copies of (i) the documents comprising each Stamler Employee Plan (or, with respect to any Stamler Employee Plan which is unwritten, a detailed written description of eligibility, participation, benefits, funding arrangements, assets and any other matters which relate to the obligations of any Seller or any ERISA Affiliate); (ii) all trust agreements, insurance contracts or any other funding instruments related to the Stamler Employee Plans; (iii) all rulings, determination letters, no-action letters or advisory opinions from the IRS, the U.S. Department of Labor, the Pension Benefit Guaranty Corporation (“PBGC”) or any other Governmental Body that pertain to each Stamler Employee Plan and any open requests therefor; (iv) the most recent actuarial and financial reports (audited and/or unaudited) and the annual reports filed with any Government Body with respect to the Stamler Employee Plans during the current year and each of the three preceding years; (v) all collective bargaining agreements pursuant to which contributions to any Employee Plan(s) have been made or obligations incurred (including both pension and welfare benefits) by any Seller or any ERISA Affiliate, and all collective bargaining agreements pursuant to which contributions are being made or obligations are owed by such entities; (vi) all securities registration statements filed with respect to any Stamler Employee Plan; (vii) all contracts with third-party administrators, actuaries, investment managers, consultants and other independent contractors that relate to any Stamler Employee Plan, (viii) with respect to Stamler Employee Plans that are subject to Title IV of ERISA, the Form PBGC-1 filed for each of the three most recent plan years; and (ix) all summary plan descriptions, summaries of material modifications and memoranda, employee handbooks and other written communications regarding the Stamler Employee Plans.

(c)

Except as disclosed in Part 3.16(c), full payment has been timely made of all amounts that are required under the terms of each Stamler Employee Plan or as required under applicable law (including the Code and ERISA) to be paid as contributions with respect to all periods prior to and including the last day of the most recent fiscal year of such Stamler Employee Plan ended on or before the date of this Agreement and all periods thereafter prior to the Closing Date. No accumulated funding deficiency or liquidity shortfall (as those terms are defined in Section 302 of ERISA and Section 412 of the Code) has been incurred with respect to any Employee Plan, whether or not waived. Sellers are not required to provide security to a Stamler Employee Plan under Section 401(a)(29) of the Code. Sellers have paid in full all required insurance premiums, subject only to normal retrospective adjustments in the ordinary course, with regard to the Stamler Employee Plans for all policy years or other applicable policy periods ending on or before the Closing Date.

(d)

No Stamler Benefit Plan is a “defined benefit plan” (as defined in Section 3(35) of the ERISA) or any other plan that is subject to the funding requirements of Section 412 of the Code or Section 302 of ERISA or a “Multiemployer Plan” (as defined in Section 4001(a)(3) of ERISA). No assets of the Stamler Business are subject to any lien under Code Section 401(a)(29), ERISA Section 302(f) or Code Section 412(n), ERISA Section 4068 or arising out of any action filed under ERISA Section 4201(b). Neither Seller nor any ERISA Affiliate has incurred any liability which could subject Buyer or any Asset of the Stamler Business to liability under Section 412 of the Code or Title IV of ERISA.

(e)

Each Seller has, at all times, complied, and currently complies, in all material respects with the applicable continuation requirements for its welfare benefit plans, including (1) Section 4980B of the Code (as well as its predecessor provision, Section 162(k) of the Code) and Sections 601 through 608, inclusive, of ERISA, which provisions are hereinafter referred to collectively as “COBRA” and (2) any applicable state statutes mandating health insurance continuation coverage for employees.

(f)

The form and operation of all Stamler Employee Plans is in material compliance with the applicable terms of ERISA, the Code, and any other applicable laws, including the Americans with Disabilities Act of 1990, the Family Medical Leave Act of 1993 and the Health Insurance Portability and Accountability Act of 1996, and such plans have been operated in compliance with such laws and the written Stamler Employee Plan documents. Neither any Seller nor any fiduciary of a Stamler Employee Plan has violated the requirements of Section 404 of ERISA. All required reports and descriptions of the Stamler Employee Plans (including Internal Revenue Service Form 5500 Annual Reports, Summary Annual Reports and Summary Plan Descriptions and Summaries of Material Modifications) have been (when required) timely filed with the IRS, the U.S. Department of Labor or other Governmental Body and distributed as required, and all notices required by ERISA or the Code or any other Legal Requirement with respect to the Stamler Employee Plans have been appropriately given.

(g)

Each Stamler Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS, and Sellers have no Knowledge of any circumstances that will or could result in revocation of any such favorable determination letter. Each trust created under any Stamler Employee Plan has been determined to be exempt from taxation under Section 501(a) of the Code, and to Sellers’ Knowledge, there is no circumstance that will or could result in a revocation of such exemption. Each Employee Welfare Benefit Plan (as defined in Section 3(1) of ERISA) that utilizes a funding vehicle described in Section 501(c)(9) of the Code or is subject to the provisions of Section 505 of the Code has been the subject of a notification by the IRS that such funding vehicle qualifies for tax-exempt status under Section 501(c)(9) of the Code or that the plan complies with Section 505 of the Code, unless the IRS does not, as a matter of policy, issue such notification with respect to the particular type of plan. With respect to each Stamler Employee Plan, no event has occurred or condition exists that will or could give rise to a loss of any intended tax consequence or to any Tax under Section 511 of the Code.

(h)

There is no material pending or threatened Proceeding relating to any Stamler Employee Plan, nor is there any basis for any such Proceeding. Neither any Seller nor any fiduciary of an Employee Plan has engaged in a transaction with respect to any Stamler Employee Plan that, assuming the taxable period of such transaction expired as of the date hereof, could subject any Seller or Buyer to a Tax or penalty imposed by either Section 4975 of the Code or Section 502(l) of ERISA or a violation of Section 406 of ERISA. The Contemplated Transactions will not result in the potential assessment of a Tax or penalty under Section 4975 of the Code or Section 502(l) of ERISA nor result in a violation of Section 406 of ERISA.

(i)

With respect to the Stamler Business, Sellers have maintained workers’ compensation coverage as required by applicable state law through purchase of insurance and not by self-insurance or otherwise except as disclosed to Buyer on Part 3.16(i).

(j)

Except as required by Legal Requirements and as provided in Section 10.1(d), the consummation of the Contemplated Transactions will not accelerate the time of vesting or the time of payment, or increase the amount, of compensation due to any director, employee, officer, former employee or former officer of any Seller. There are no contracts or arrangements providing for payments that could subject any person to liability for tax under Section 4999 of the Code.

(k)

Except for the continuation coverage requirements of COBRA and except as set forth on Part 3.16(k), Sellers have no obligations or potential liability for benefits to employees, former employees or their respective dependents following termination of employment or retirement under any of the Stamler Employee Plans that are Employee Welfare Benefit Plans.

(l)

Except as provided in Section 10.1(d), none of the Contemplated Transactions will result in an amendment, modification or termination of any of the Employee Plans. No written or oral representations have been made to any employee or former employee of any Seller promising or guaranteeing any employer payment or funding for the continuation of medical, dental, life or disability coverage for any period of time beyond the end of the current plan year (except to the extent of coverage required under COBRA). No written or oral representations have been made to any employee or former employee of any Seller concerning the employee benefits of Buyer.

(m)	With respect to the Stamler Business in Australia, South Africa and the United Kingdom:

(i)	no Active Employee in the United Kingdom is covered by an enhanced redundancy scheme;

(ii)

with respect to Active Employees employed by Sellers in Australia, South Africa and the United Kingdom, Sellers have complied or will timely comply with all applicable Legal Requirements regarding consultation with or notification to employees in connection with the Contemplated Transactions; and

(iii)

Sellers have no Liability arising out of or related to non-compliance with applicable Legal Requirements relating to employment law with respect to Active Employees employed by Sellers in Australia, South Africa and the United Kingdom.

3.17 Compliance with Legal Requirements; Governmental Authorizations

(a)	Except as set forth in Part 3.17(a):

(i)

Sellers and the Stamler Business are, and at all times since January 1, 2004, have been, in compliance in all material respects with each Legal Requirement (including without limitation each Occupational Safety Law) that is or was applicable to it or to the conduct or operation of the Stamler Business or the ownership or use of any of its assets;

(ii)

to the Knowledge of Sellers, no event has occurred or circumstance exists that (with or without notice or lapse of time) (A) would reasonably be expected to constitute or result in a material violation by any Seller of, or a failure on the part of any Seller to comply with, any Legal Requirement with respect to the Stamler Business or (B) would reasonably be expected to give rise to any obligation on the part of any Seller to undertake, or to bear all or any portion of the cost of, any material remedial action of any nature with respect to the Stamler Business; and

(iii)

Sellers have not received, at any time since January 1, 2004, any written notice, or to the Knowledge of Sellers any oral notice, from any Governmental Body or any other Person regarding (A) any actual or alleged violation of, or failure to comply with, any Legal Requirement with respect to the Stamler Business (excluding violations or failures to comply with any Legal Requirement that would not reasonably be expected to result in a fine exceeding $25,000 or more or otherwise be material to the Stamler Business) or (B) any actual or alleged obligation on the part of any Seller to undertake, or to bear all or any portion of the cost of, any remedial action of any nature with respect to the Stamler Business.

(b)

Part 3.17(b) contains a complete and accurate list of each Governmental Authorization that is held by any Seller and that primarily relates to the Stamler Business or the Assets. Each Governmental Authorization listed or required to be listed in Part 3.17(b) is valid and in full force and effect. Except as set forth in Part 3.17(b):

(i)

Sellers and the Stamler Business are, and at all times since January 1, 2004, have been, in compliance with all of the terms and requirements of each Governmental Authorization identified or required to be identified in Part 3.17(b), except where the failure to so comply would not reasonably be expected to have a material adverse effect on the Stamler Business;

(ii)

to the Knowledge of Sellers, no event has occurred or circumstance exists that would reasonably be expected to (with or without notice or lapse of time) (A) constitute or result directly or indirectly in a material violation of or failure to comply with any term or requirement of any Governmental Authorization listed or required to be listed in Part 3.17(b) or (B) result directly or indirectly in the revocation, withdrawal, suspension, cancellation or termination of, or any material modification to, any Governmental Authorization listed or required to be listed in Part 3.17(b);

(iii)

Sellers have not received, at any time since January 1, 2004, any written notice, or to the Knowledge of Sellers any oral notice, from any Governmental Body or any other Person regarding (A) any actual or alleged violation of or failure to comply with any term or requirement of any Governmental Authorization listed in Part 3.17(b) (excluding violations or failures to comply with any Governmental Authorization that would not reasonably be expected to result in a fine exceeding $25,000 or more or otherwise be material to the Stamler Business) or (B) any actual or proposed revocation, withdrawal, suspension, cancellation, termination of or modification to any Governmental Authorization listed in Part 3.17(b); and

(iv)

all applications required to have been filed for the renewal of the Governmental Authorizations listed or required to be listed in Part 3.17(b) have been duly filed on a timely basis with the appropriate Governmental Bodies, and all other filings required to have been made with respect to such Governmental Authorizations have been duly made on a timely basis with the appropriate Governmental Bodies.

        The Governmental Authorizations listed in Part 3.17(b) collectively constitute all of the Governmental Authorizations necessary to permit Sellers to lawfully conduct and operate the Stamler Business in the manner in which they currently conduct and operate such business and to permit Sellers to own and use the Stamler Business assets in the manner in which they currently own and use such assets.

        The representations and warranties in this Section 3.17 do not cover the topic of compliance with Environmental Laws, Environmental and Health Liabilities, Remedial Actions, Hazardous Activities, Hazardous Material or other matters relating to the Environment (which topics are instead covered by Section 3.22).

3.18 Legal Proceedings; Orders

(a)

Except as set forth in Part 3.18(a), there is no pending Proceedings or, to the Knowledge of Sellers, threatened Proceeding (other than threatened Proceedings which are immaterial individually and in the aggregate):

(i)	by or against any Seller that relates to or would reasonably be expected to affect the Stamler Business or any of the Assets; or

(ii)	that challenges, or that would reasonably be expected to have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Contemplated Transactions.

To the Knowledge of Sellers, no event has occurred or circumstance exists that is reasonably likely to give rise to the commencement of any such Proceeding. Sellers have made available to Buyer copies of all pleadings, correspondence and other documents relating to each Proceeding listed in Part 3.18(a).

(b)	Except as set forth in Part 3.18(b):

(i)	there is no Order to which the Stamler Business or any of the Assets is subject; and

(ii)

to the Knowledge of Sellers, no officer, director, agent or employee of any Seller is subject to any Order that prohibits such officer, director, agent or employee from engaging in or continuing any conduct, activity or practice relating to the Stamler Business.

(c)	Except as set forth in Part 3.18(c):

(i)

Sellers are, and, at all times since January 1, 2004, have been in material compliance with all of the terms and requirements of each Order to which the Stamler Business or any of the Assets is or has been subject;

(ii)

to the Knowledge of Sellers, no event has occurred or circumstance exists that is reasonably likely to constitute or result in (with or without notice or lapse of time) a material violation of or material failure to comply with any term or requirement of any Order to which the Stamler Business or any of the Assets is subject; and

(iii)

Sellers have not received, at any time since January 1, 2004, any written notice, or to the Knowledge of Sellers any oral notice, from any Governmental Body or any other Person regarding any actual or alleged material violation of, or material failure to comply with, any term or requirement of any Order to which the Stamler Business or any of the Assets is or has been subject.

3.19 Absence of Certain Changes and Events

        Except as set forth in Part 3.19, since the date of the Balance Sheet, Sellers have conducted the Stamler Business only in the Ordinary Course of Business and with respect to the Stamler Business there has not been any:

(a)     payment or increase (except in the Ordinary Course of Business) by Sellers of any bonuses, salaries or other compensation to any shareholder, director, officer or employee of the Stamler Business or entry into any employment, severance or similar Contract with any director, officer or employee of the Stamler Business;

(b)     adoption of, amendment to or increase in the payments to or benefits under, any Stamler Employee Plan;

(c)     damage to or destruction or loss of any Asset, whether or not covered by insurance, that in the aggregate would result in repair or replacement costs of at least seventy-five thousand dollars ($75,000);

(d)     entry into, termination of or receipt of notice of termination of (i) any license, distributorship, dealer, sales representative, joint venture, credit or similar Contract with respect to the Stamler Business and to which any Seller is a party, or (ii) any Contract or transaction with respect to the Stamler Business involving a total remaining commitment by any Seller of at least seventy-five thousand dollars ($75,000); provided, that this Section 3.19(d) shall not require the Sellers to disclose customer orders and purchase orders which the Sellers have entered into after the Balance Sheet in the Ordinary Course of Business;

(e)     sale (other than sales of Inventories in the Ordinary Course of Business), lease or other disposition of any asset or property primarily related to the Stamler Business (including the Intellectual Property Assets) or the creation of any Encumbrance on any Asset other than a Permitted Encumbrance;

(f)     cancellation or waiver of any claims or rights relating to the Stamler Business with a value to any Seller in excess of fifty thousand dollars ($50,000);

(g)     written notice, or oral notice within the Knowledge of Sellers, from any customer or supplier that had sales to or from the Stamler Business equal to more than five percent (5%) of the revenues of the Stamler Business in 2005 of an intention to discontinue or materially change in a manner adverse to the Stamler Business the terms of its relationship with the Stamler Business;

(h)     material change in the accounting methods used by Sellers;

(i)     entry into commitments in excess of one hundred thousand dollars ($100,000) in the aggregate for (X) new capital expenditures or (Y) purchases of any raw materials or inventory other than in the Ordinary Course of Business; or

(j)     entry into any Contract by any Seller to do any of the foregoing.

3.20 Contracts; No Defaults

(a)	Part 3.20(a) contains an accurate and complete list of:

(i)

each Stamler Contract entered into in the Ordinary Course of Business that involves performance of services or delivery of goods or materials by any Seller of an amount or value in excess of five hundred thousand dollars ($500,000);

(ii)

each Stamler Contract entered into in the Ordinary Course of Business that involves performance of services or delivery of goods or materials to any Seller of an amount or value in excess of five hundred thousand dollars ($500,000);

(iii)	each Stamler Contract that was not entered into in the Ordinary Course of Business and that involves expenditures or receipts of any Seller in excess of one hundred thousand dollars ($100,000);

(iv)

each Stamler Contract affecting the ownership of, leasing of, title to, use of or any leasehold or other interest in any real (including the Leased Real Property) or personal property (except personal property leases and installment and conditional sales agreements having a value per item or aggregate payments of less than one hundred thousand dollars ($100,000));

(v)	each Stamler Contract with any labor union or other employee representative of a group of employees relating to wages, hours and other conditions of employment;

(vi)	each Stamler Contract (however named) involving a sharing of profits, losses, costs or liabilities by any Seller with any other Person;

(vii)

each Stamler Contract containing covenants that in any way purport to restrict any Seller’s business activity or limit the freedom of any Seller to engage in any line of business or to compete, in each case with any Person with respect to any aspect of the mining or heavy equipment industry;

(viii)	each Stamler Contract providing for payments to or by any Person based on sales, purchases or profits, other than direct payments for goods;

(ix)

each power of attorney of any Seller relating to the Stamler Business that is currently effective and outstanding, other than powers of attorney for freight forwarding granted in the Ordinary Course of Business;

(x)	each Stamler Contract that contains a Consequential Damages Provision;

(xi)	each Stamler Contract for capital expenditures in excess of seventy-five thousand dollars ($75,000);

(xii)	each Stamler Contract above seventy-five thousand dollars ($75,000) not denominated in one of the following currencies: U.S. dollars, Australian dollars, South African Rand or British pounds sterling;

(xiii)	each Assigned Contract under which any Seller leases or rents equipment to a customer; and

(xiv)	each amendment, supplement and modification (whether oral or written) in respect of any of the foregoing.

A complete and correct copy of such Contract (except for (i) customer orders and purchase orders executed in the Ordinary Course of Business and (ii) customer contracts which are listed on the schedule of backlog delivered pursuant to Section 3.4(b)(ii)) has been delivered to Buyer at the time of Closing. Except in the case of (i) customer orders and purchase orders executed in the Ordinary Course of Business and (ii) customer contracts which are listed on the schedule of backlog delivered pursuant to Section 3.4(b)(ii), the listing of a Contract under Part 3.20(a) shall be sufficient as a listing of such Contract under all relevant subsections of Part 3.20(a) so long as a complete and correct copy of such Contract was delivered to Buyer at the time of the signing of this Agreement.

(b)

Except as set forth in Part 3.20(b), no shareholder of Oldenburg Group has any actual or contingent rights under or is subject to any actual or contingent obligation or liability under, any Stamler Contract or any of the Assets.

(c)	Except as set forth in Part 3.20(c):

(i)

each Contract identified or required to be identified in Part 3.20(a) and which is to be assigned to or assumed by Buyer under this Agreement is legal, valid, binding and in full force and effect and is valid and enforceable in accordance with its terms subject only to applicable bankruptcy, reorganization, insolvency, moratorium and other rights affecting creditors’ rights generally;

(ii)	each Contract identified or required to be identified in Part 3.20(a) and which is being assigned to or assumed by Buyer is assignable by Sellers to Buyer without the consent of any other Person;

(iii)

to the Knowledge of Sellers, no Contract identified or required to be identified in Part 3.20(a) and which is to be assigned to or assumed by Buyer under this Agreement is expected, upon completion or performance thereof, to result in a material loss to the Stamler Business; and

(iv)	to Sellers’ Knowledge, none of the Assigned Contracts prepared and delivered by the Sellers contains a Consequential Damages Provision.

(d)	Except as set forth in Part 3.20(d):

(i)	Sellers are, and at all times since January 1, 2006, have been, in material compliance with all applicable terms and requirements of each Assigned Contract;

(ii)

to the Knowledge of Sellers, each other Person that has or had any obligation or liability under any Assigned Contract is, and at all times since January 1, 2006, has been, in material compliance with all applicable terms and requirements of such Contract;

(iii)

to the Knowledge of Sellers, no event has occurred or circumstance exists that (with or without notice or lapse of time) would reasonably be expected to contravene, conflict with or result in a Breach by any Seller in any material respect of, or give any other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or payment under, or to cancel, terminate or modify, any Assigned Contract;

(iv)

to the Knowledge of the Sellers, no event has occurred or circumstance exists under or by virtue of any Stamler Contract that (with or without notice or lapse of time) would cause the creation of any Encumbrance (other than a Permitted Encumbrance) affecting any of the Assets; and

(v)

Sellers have not given to or received from any other Person, at any time since January 1, 2006, any written notice, or to the Knowledge of Sellers oral notice, regarding any actual or alleged violation or Breach of, or default under, any Assigned Contract.

provided that this Section 3.20(d) shall not require Sellers to disclose any exception on Part 3.20(d) with respect to any Contract unless such Contract is: (a) an Assigned Contract with a customer, under which any Seller has been required to pay a financial penalty or make financial concessions in excess of $50,000; (b) an Assigned Contract with a vendor or supplier, with respect to goods or services valued at $500,000 or more, under which any Seller has experienced a termination or material reduction of its credit limit or has been placed on a “cash on delivery” payment basis; or (c) any other Assigned Contract under which any Seller has been required to pay a financial penalty or make financial concessions in excess of $50,000.

(e)     There are no renegotiations of, attempts to renegotiate or outstanding rights to renegotiate any material amounts paid or payable to any Seller under current or completed Assigned Contracts with any Person having the contractual or statutory right to demand or require such renegotiation and no such Person has made written demand for such renegotiation.

(f)     Each Stamler Contract relating to the sale, design, manufacture or provision of products or services by any Seller has been entered into without the commission of any act alone or in concert with any other Person, or any consideration having been paid or promised, that is or would be in violation of any Legal Requirement.

(g)     Part 3.20(g) sets forth each employment, severance, retention or termination agreement relating to any Active Employee.

(h)     Part 3.20(h) sets forth (X) each order for original equipment and (Y) each quote for original equipment provided to a customer and remaining outstanding which, in either case contains Special Terms.

(i)     Except as set forth in Part 3.8, with respect to each Lease: (i) the assignment of the Lease to Buyer pursuant to this Agreement will not result in a breach of or default under such Lease or otherwise cause such Lease to cease to be legal, valid, binding, enforceable and in full force and effect on substantially equivalent terms following the Closing; (ii) Sellers’ possession and quiet enjoyment of the Leased Real Property under such Lease has not been distributed, and to Sellers’ knowledge, there are no disputes with respect to such Lease; (iii) neither Sellers nor to Sellers’ Knowledge any other party to the Lease is in breach or default under such Lease, and no event has occurred or circumstance exists that, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of rent under such Lease; (iv) no security deposit or portion thereof deposited with respect to such Lease has been applied in respect of a breach or default under such Lease that has not been redeposited in full; (v) Sellers do not, and will not in the future, owe any brokerage commissions or finder’s fees with respect to such Lease; (vi) the other party to such Lease is not an affiliate of, and otherwise does not have any economic interest in, Sellers; (vii) Sellers have not subleased, licensed or otherwise granted any Person the right to use or occupy such Leased Real Property or any portion thereof; (viii) Sellers have not collaterally assigned or granted any other security interest in such Lease or any interest therein; and (ix) there are no liens or encumbrances on the estate or interest created by such Lease other than Permitted Encumbrances.

3.21 Insurance

(a)	Sellers have made available to Buyer the following documents:

(i)

accurate and complete copies of all policies of insurance to which Sellers are a party or under which Sellers are or have been covered at any time since January 1, 2004 with respect to the Stamler Business or the Assets, a list of which is included in Part 3.21(a); and

(ii)	accurate and complete copies of all pending applications by any Seller for policies of insurance relating to the Stamler Business or the Assets.

(b)	Part 3.21(b) describes:

(i)	any self-insurance arrangement by or affecting the Stamler Business, including any reserves established thereunder; and

(ii)	all obligations of any Seller to provide insurance coverage to Third Parties (for example, under Leases or service agreements) relating to the Stamler Business;

        and identifies the policy under which such coverage is provided.

(c)	Part 3.21(c) sets forth, with respect to the Stamler Business:

(i)	a summary of the loss experience under each policy of insurance since January 1, 2004; and

(ii)	a statement describing the loss experience for all claims that were self-insured, including the number and aggregate cost of such claims, since January 1, 2004.

(d)	Except as set forth in Part 3.21(d):

(i)	all policies of insurance to which any Seller is a party or that provide coverage to any Seller with respect to the Stamler Business:

(A)	are valid, outstanding and enforceable;

(B)	are issued by an insurer that is financially sound and reputable;

(C)	taken together, provide adequate insurance coverage for the Assets and the operations of Sellers for all risks to which Sellers are normally exposed; and

(D)	are sufficient for compliance with all Legal Requirements and Seller Contracts;

(ii)

With respect to the Stamler Business, Sellers have not received (A) any refusal of coverage or any notice that a defense will be afforded with reservation of rights or (B) any notice of cancellation or any other indication that any policy of insurance is no longer in full force or effect or that the issuer of any policy of insurance is not willing or able to perform its obligations thereunder;

(iii)

Each Seller has paid all premiums due, and has otherwise performed all of its obligations, under each policy of insurance to which it is a party or that provides coverage to any Seller with respect to the Stamler Business; and

(iv)	With respect to the Stamler Business, Sellers have given notice to the insurer of all claims that may be insured thereby.

3.22 Environmental Matters

        This Section 3.22 sets forth the sole representations and warranties of Sellers with respect to any matters relating to or arising under Environmental Laws or arising under the Environment, Environmental and Health Liabilities and Remedial Actions, Hazardous Activities and/or Hazardous Material. Except as disclosed in Part 3.22, with respect to the Stamler Business:

(a)     Sellers are in material compliance with, and have not been and are not in violation of any Environmental Law;

(b)     No Seller has any reasonable basis to expect, nor has any of them or any other Person for whose conduct they are or may be held to be responsible received, any actual or threatened order, notice or other communication from (i) any Governmental Body or private citizen or (ii) the prior owner or operator of the Millersburg Facility or any Leased Real Property, of any violation or failure to comply with any Environmental Law, or of any actual or threatened obligation to undertake or bear the cost of any Environmental and Health Liabilities;

(c)     There are no pending or threatened claims or Encumbrances resulting from any Environmental and Health Liabilities or arising under or pursuant to any Environmental Law;

(d)     No Seller has received any citation, directive, inquiry, notice, Order, summons or warning that relates to Hazardous Activity, Hazardous Materials, or any alleged or actual violation or failure to comply with any Environmental Law, or of any alleged or actual obligation to undertake or bear the cost of any Environmental and Health Liabilities;

(e)     There are no Hazardous Materials present on or in the Environment at the Millersburg Facility or to Sellers’ Knowledge any Leased Real Property, including any Hazardous Materials contained in barrels, aboveground or underground storage tanks, landfills, land deposits, dumps, equipment (whether movable or fixed) or other containers, either temporary or permanent, or deposited or located in land, water, sumps, or any other part of the Millersburg Facility or any Leased Real Property or any other real property used in the Stamler Business in violation of, or in any manner that would give rise to liability under, any Environmental Law;

(f)     No Seller has permitted or conducted, or has Knowledge of, any Hazardous Activity conducted with respect to the Millersburg Facility or any Leased Real Property except in material compliance with, and in a manner that would not give rise to liability under, any applicable Environmental Laws;

(g)     There has been no Release or Threat of Release, of any Hazardous Materials at or from the Millersburg Facility or any Leased Real Property, whether by any Seller or to the Knowledge of Sellers by any other Person that would give rise to any violation of, or any liability under, any Environmental Law;

(h)     Sellers have made available to Buyer true and complete copies and results of any reports, studies, analyses, tests, or monitoring, or any other documents materially bearing on Environmental and Health Liabilities, possessed by or under the reasonable control of any Seller pertaining to Hazardous Materials or Hazardous Activities or concerning compliance by any Seller with Environmental Laws;

(i)     The Stamler Facilities do not contain any wetlands, as defined in the Clean Water Act and regulations promulgated thereunder, or similar Legal Requirements, or other especially sensitive or protected areas or species of flora or fauna; and

(j)     No product containing asbestos or polychlorinated biphenyls has been manufactured or sold by or on behalf of any Seller or, to the actual Knowledge of Sellers (without the requirement for Reasonable Investigation), any predecessor of any Seller.

3.23 Employees

(a)     Part 3.23(a) contains a complete and accurate list of the following information for each Active Employee: employer; name; job title; date of commencement of employment; current salary level for salaried employees; and hourly wage rates for hourly employees; and to Sellers Knowledge, any change in compensation since January 1, 2006; sick and vacation leave that is accrued but unused; other accrued and unpaid compensation and benefits as at the date of the Balance Sheet; and service credited for purposes of vesting and eligibility to participate under any Stamler Employee Plan. Except as disclosed on Part 3.23(a), the Active Employees generally received an annual compensation increase in August 2005.

(b)     Part 3.23(b) contains a complete and accurate list, as of the date of this Agreement, of each employee on family medical leave, military leave, temporary disability or sick leave, other temporary leave of absence or long-term disability leave, in each case providing the name and leave status of such employee.

(c)     Part 3.23(c) states the number of employees connected with the Stamler Business terminated by each Seller from January 1, 2006 through the date of this Agreement, and contains a complete and accurate list of the following information for each employee connected with the Stamler Business who has been terminated or laid off, or whose hours of work have been reduced by more than fifty percent (50%): (i) the date of such termination, layoff or reduction in hours; and (ii) the location to which the employee was assigned.

(d)     Except as set forth on Part 3.23(d), Sellers have not violated the Worker Adjustment and Retraining Notification Act (the “WARN Act”) or any similar state or local Legal Requirement in any manner that would reasonably be expected to affect the Stamler Business.

(e)     To the Knowledge of the Sellers, no officer, director, agent, employee, consultant, or contractor of any Seller connected with the Stamler Business is bound by any Contract that purports to limit the ability of such officer, director, agent, employee, consultant, or contractor (i) to engage in or continue or perform any conduct, activity, duties or practice substantially relating to the Stamler Business or (ii) to assign to any Seller or to any other Person any rights to any invention, improvement, or discovery with respect to the Stamler Business. To Sellers’ Knowledge, no current employee of any Seller connected with the Stamler Business is a party to, or is otherwise bound by, any Contract that in any way adversely affected, affects, or will affect in any material respect the ability of Sellers or Buyer to conduct the Stamler Business as heretofore carried on by Sellers.

3.24 Labor Disputes; Compliance

(a)     Sellers have complied in all respects with all Legal Requirements relating to employment practices, terms and conditions of employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits and collective bargaining, the payment of social security and similar Taxes. Sellers are not liable for the payment of any Taxes, fines, penalties, or other amounts, however designated, for failure to comply with any of the foregoing Legal Requirements.

(b)     Except as disclosed in Part 3.24(b) with respect to the Stamler Business, (i) Sellers have not been, and are not now, a party to any collective bargaining agreement or other labor contract; (ii) since January 1, 2005, there has not been, there is not presently pending or existing, and to Sellers’ Knowledge there is not threatened, any strike, slowdown, picketing, work stoppage or employee grievance process involving any Seller; (iii) to Sellers’ Knowledge no event has occurred or circumstance exists that could provide the basis for any work stoppage or other labor dispute; (iv) there is not pending or, to Sellers’ Knowledge, threatened against or affecting any Seller any Proceeding relating to the alleged violation of any Legal Requirement pertaining to labor relations or employment matters, including any charge or complaint filed with the National Labor Relations Board or any comparable Governmental Body, and there is no organizational activity or other labor dispute against or affecting any Seller or the Stamler Facilities; (v) no application or petition for an election of or for certification of a collective bargaining agent is pending; (vi) no grievance or arbitration Proceeding exists that might have an adverse effect upon any Seller or the conduct of the Stamler Business; (vii) there is no lockout of any employees by any Seller, and no such action is contemplated by any Seller; and (viii) since January 1, 2005, to Sellers’ Knowledge there has been no charge of discrimination filed against or threatened against any Seller with the Equal Employment Opportunity Commission or similar Governmental Body (and no such charge is currently pending).

3.25 Intellectual Property Assets

(a)

The term “Intellectual Property Assets” means all intellectual property which is used in the Stamler Business and owned or licensed (as licensor or licensee) by any Seller in which any Seller has a proprietary interest, including:

(i)

any Seller’s name (except for the name “Oldenburg” “Lake Shore,” “Lake Shore Mining” or “Lake Shore Mining Equipment”), all assumed fictional business names, trade names, registered and unregistered trademarks, service marks and applications (collectively, “Marks”);

(ii)	all patents (“Patents”), patent applications and inventions and discoveries that may be patentable, including the right to recover damages for any past infringement of the Patents;

(iii)	all registered and unregistered copyrights in both published works and unpublished works (collectively, “Copyrights”);

(iv)	all rights in mask works;

(v)

all know-how, trade secrets, confidential or proprietary information, customer lists, Software, technical information, data, process technology, plans, drawings and blue prints (collectively, “Trade Secrets”); and

(vi)	all rights in internet web sites and internet domain names presently used by any Seller (collectively “Net Names”).

(b)

Part 3.25(b) contains a complete and accurate list of all Seller Contracts relating to the Intellectual Property Assets, except for any license implied by the sale of a product and perpetual, paid-up licenses for commonly available Software programs with a value of less than $50,000 under which any Seller is the licensee. There are no outstanding and, to Sellers’ Knowledge, no threatened disputes or disagreements with respect to any such Seller Contracts.

(c)

To Sellers’ Knowledge and except as set forth in Part 3.25(c), the Intellectual Property Assets transferred to Buyer pursuant to Section 2.1 or licensed to Buyer under the Transition Services Agreement on a royalty free basis are all those necessary for the operation of the Stamler Business as it is currently conducted. Each Seller is the owner or licensee of all right, title and interest in and to each of the Intellectual Property Assets, free and clear of all Encumbrances other than Permitted Encumbrances, and has the right to use without payment to a Third Party all of the Intellectual Property Assets, other than in respect of licenses listed or not required to be listed in Part 3.25(b).

(d)	(i) Part 3.25(d) contains a complete and accurate list and summary description of all Patents.

(ii)

Except as set forth on Part 3.25(d), to Sellers’ Knowledge, all of the issued Patents are currently in compliance with formal legal requirements (including payment of filing, examination and maintenance fees and proofs of working or use), are valid and enforceable, and are not subject to any maintenance fees or taxes or actions falling due within ninety (90) days after the Closing Date.

(iii)

No Patent has been or is now involved in any interference, reissue, reexamination, or opposition Proceeding. To Sellers’ Knowledge, there is no potentially interfering patent or patent application of any Third Party.

(iv)

To Sellers’ Knowledge, except as set forth in Part 3.25 (d): (A) no Patent is infringed or has been challenged or threatened in any way and (B) none of the products manufactured or sold primarily in connection with the Stamler Business, nor any process or know-how used primarily in connection with the Stamler Business, by the Stamler Business infringes or is alleged to infringe any patent or other proprietary right of any other Person or any patent or proprietary right retained by Seller.

(e)	(i) Part 3.25(e) contains a complete and accurate list and summary description of all Marks.

(ii)

Except as set forth on Part 3.25(e), all Marks have been registered with the United States Patent and Trademark Office and, to Sellers’ Knowledge all registered Marks, are currently in compliance with all formal Legal Requirements (including the timely post-registration filing of affidavits of use and incontestability and renewal applications), are valid and enforceable and are not subject to any maintenance fees or taxes or actions falling due within ninety (90) days after the Closing Date.

(iii)	No registered Mark has been or is now involved in any opposition, invalidation or cancellation Proceeding and, to Sellers’ Knowledge, no such action is threatened with respect to any of such Marks.

(iv)	To Sellers’ Knowledge, except as set forth on Part 3.25(e) there is no potentially interfering trademark or trademark application of any other Person.

(v)

To Sellers’ actual Knowledge (without the requirement for Reasonable Investigation): (a) no Mark is infringed or has been challenged or threatened in any way and (b) none of the Marks used by any Seller infringes or is alleged to infringe any trade name, trademark or service mark of any other Person.

(f)	(i) Part 3.25(f) contains a complete and accurate list and summary description of all registered Copyrights.

(ii)

All of the registered Copyrights are currently in compliance with formal Legal Requirements, are valid and enforceable, and are not subject to any maintenance fees or taxes or actions falling due within ninety (90) days after the date of Closing.

(iii)

To Sellers’ actual Knowledge (without the requirement for Reasonable Investigation), no Copyright is infringed or has been challenged or threatened in any way and none of the subject matter of any of the Copyrights infringes or is alleged to infringe any copyright of any Third Party or is a derivative work based upon the work of any other Person.

(g)	(i) Part 3.25(g) contains a complete and accurate list and summary description of all Net Names.

(ii)	All Net Names have been registered in the name of a Seller and, to Sellers’ Knowledge, are in compliance with all formal Legal Requirements.

(iii)	No Net Name has been or is now involved in any dispute, opposition, invalidation or cancellation Proceeding and, to Sellers’ Knowledge, no such action is threatened with respect to any Net Name.

(iv)	To Sellers’ Knowledge, there is no domain name application pending of any other person that would or would potentially interfere with or infringe any Net Name.

(v)

To Seller’s actual Knowledge (without the requirement for Reasonable Investigation), no Net Name is infringed or has been challenged, interfered with or threatened in any way. No Net Name infringes, interferes with or is alleged to interfere with or infringe the trademark, copyright or domain name of any other Person.

3.26 Product Warranties

        Except as set forth in Part 3.26 and for warranties under applicable law, (a) there are no express written Extended Warranties or Performance Guarantees with respect to the products and services of the Stamler Business and (b) there are no pending or, to the Knowledge of Sellers, threatened claims with respect to any such Extended Warranties or Performance Guarantees.

3.27 Compliance with the Foreign Corrupt Practices Act and Export Control and Antiboycott Laws

(a)

Sellers and their Representatives have not, to obtain or retain business, directly or indirectly offered, paid or promised to pay, or authorized the payment of, any money or other thing of value (including any fee, gift, sample, travel expense or entertainment with a value in excess of one hundred dollars ($100.00) in the aggregate to any one individual in any year) or any commission payment in excess of ten percent (10%) of any amount payable, to:

(i)	any person who is an official, officer, agent, employee or representative of any Governmental Body or of any existing or prospective customer (whether government owned or nongovernment owned);

(ii)	any political party or official thereof;

(iii)	any candidate for political or political party office; or

(iv)	any other individual or entity;

        while knowing or having reason to believe that all or any portion of such money or thing of value would be offered, given, or promised, directly or indirectly, to any such official, officer, agent, employee, representative, political party, political party official, candidate, individual, or any entity affiliated with such customer, political party or official or political office.

(b)     Sellers have at all times been in compliance with all Legal Requirements relating to export control and trade embargoes. With respect to the conduct of the Stamler Business, no product sold or service provided by Sellers during the last five (5) years has been, directly or indirectly, sold to or performed on behalf of Cuba, Iraq, Iran, Libya or North Korea.

(c)     Sellers have not violated the anti-boycott prohibitions contained in 50 U.S.C. sect. 2401 et seq. or taken any action that can be penalized under Section 999 of the Code. With respect to the conduct of the Stamler Business, during the last five (5) years, no Seller has, been a party to, is a beneficiary under or has performed any service or sold any product under any Seller Contract under which a product has been sold to customers in Bahrain, Iraq, Jordan, Kuwait, Lebanon, Libya, Oman, Qatar, Saudi Arabia, Sudan, Syria, United Arab Emirates or the Republic of Yemen.

3.28 Relationships with Related Persons

        Except as disclosed in Part 3.28, neither Sellers nor any Related Person of any of them has, or since January 1, 2004 has had, any interest in any property (whether real, personal or mixed and whether tangible or intangible) used in or pertaining to the Stamler Business (other than Subsidiaries that have been liquidated or merged into the Sellers as part of internal reorganizations (“Former Subsidiaries”)). Neither Sellers nor any Related Person of any of them owns, or since January 1, 2004 has owned, of record or as a beneficial owner, an equity interest or any other financial or profit interest in any Person (other than Former Subsidiaries) that has (a) had business dealings or a material financial interest in any transaction with any Seller with respect to the Stamler Business other than business dealings or transactions disclosed in Part 3.28, each of which has been conducted in the Ordinary Course of Business with a Seller at substantially prevailing market prices and on substantially prevailing market terms or (b) engaged in competition with a Seller with respect to any line of the products or services of the Stamler Business (a “Related Party Competing Business”) in any market presently served by any Seller, except for ownership of less than one percent (1%) of the outstanding capital stock of any Related Party Competing Business that is publicly traded on any recognized exchange or in the over-the-counter market. Except as set forth in Part 3.28, neither Sellers nor any Related Person of any of them is a party to any Contract with, or has any claim or right against, any Seller with respect to the Stamler Business. Except as disclosed in Part 3.28, the Stamler Business has not had material sales to or purchases from any other division of the Oldenburg Group or otherwise been dependent on transactions with any such division.

3.29 Brokers or Finders

        Neither any Seller nor any of their Representatives has incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payments in connection with the sale of the Stamler Business or the Assets or the Contemplated Transactions.

3.30 Territorial Restrictions

        No Seller, nor any Stamler Contract nor the Stamler Business is restricted by any written agreement or understanding with any Person from carrying on the Stamler Business anywhere in the world.

3.31 Solvency

(a)     Each Seller is not now insolvent and will not be rendered insolvent by any of the Contemplated Transactions. As used in this Section, “insolvent” means that the sum of the debts and other probable Liabilities of a Seller exceeds the present fair saleable value of such Seller’s assets.

(b)     Immediately after giving effect to the consummation of the Contemplated Transactions: (i) each Seller will be able to pay its Liabilities as they become due in the usual course of its business; (ii) each Seller will not have unreasonably small capital with which to conduct its present or proposed business; (iii) each Seller will have assets (calculated at fair market value) that exceed its Liabilities; (iv) taking into account all pending and threatened litigation, final judgments against any Seller in actions for money damages are not reasonably anticipated to be rendered at a time when, or in amounts such that, each Seller will be unable to satisfy any such judgments promptly in accordance with their terms (taking into account the maximum probable amount of such judgments in any such actions and the earliest reasonable time at which such judgments might be rendered) as well as all other obligations of such Seller; and (v) each Seller Subsidiary would not be considered “insolvent” in the jurisdiction(s) in which it operates. The cash available to each Seller, after taking into account all other anticipated uses of the cash, will be sufficient to pay all such debts and judgments promptly in accordance with their terms.

3.32 Equipment Notes Payable

        Part 3.32 sets forth a true and complete list of the Equipment Notes Payable, including the unpaid balance of such Equipment Notes Payable as of December 31, 2005.

3.33 Disclosure

        To the Knowledge of Sellers, no representation or warranty made by any Seller in this Agreement, the Disclosure Letter, any supplement to the Disclosure Letter and the certificates delivered pursuant to Section 2.7(a) contains any untrue statement of a material fact or omits to state a material fact necessary to make any of them, in light of the circumstances in which it was made, not misleading.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Sellers as follows:

4.1 Organization and Good Standing

        Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with full corporate power and authority to conduct its business as it is now conducted and to perform all its obligations under the Assigned Contracts.

4.2 Authority; No Conflict

(a)     This Agreement constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms. Upon the execution and delivery by Buyer of the Assignment and Assumption Agreement, and each other agreement to be executed or delivered by Buyer at Closing (collectively, the “Buyer’s Closing Documents”), each of the Buyer’s Closing Documents will constitute the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its respective terms. Buyer has the absolute and unrestricted right, power and authority to execute and deliver this Agreement and the Buyer’s Closing Documents and to perform its obligations under this Agreement and the Buyer’s Closing Documents, and such action has been duly authorized by all necessary corporate action, except in each case the approval of the Board of Directors of Joy Global, Inc.

(b)     Neither the execution and delivery of this Agreement by Buyer nor the consummation or performance of any of the Contemplated Transactions by Buyer will give any Person the right to prevent, delay or otherwise interfere with any of the Contemplated Transactions pursuant to:

(i)     any provision of Buyer’s Governing Documents;

(ii)     any resolution adopted by the board of directors or the shareholders of Buyer;

(iii)     except as set forth on Part 4.2(b)(iii), any Legal Requirement or Order to which Buyer may be subject; or

(iv)     any Contract to which Buyer is a party or by which Buyer may be bound.

        Buyer is not and will not be required to obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

4.3 Certain Proceedings

        Except as set forth in Part 4.3, there is no pending Proceeding that has been commenced against Buyer and that challenges, or would reasonably be expected to have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Contemplated Transactions. To Buyer’s Knowledge, no such Proceeding has been threatened. Buyer has delivered to Sellers copies of all pleadings, correspondence and other documents relating to each Proceeding listed in Part 4.3.

4.4 Brokers or Finders

        Neither Buyer nor any of its Representatives have incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with the Contemplated Transactions.

ARTICLE V.

COVENANTS OF SELLERS PRIOR TO CLOSING

5.1 Access and Investigation

(a)     Between the date of this Agreement and the Closing Date, and upon reasonable advance notice received from Buyer, Sellers shall (a) afford Buyer and its Representatives and lenders and their Representatives (collectively, “Buyer Group”) reasonable access, during regular business hours, to Sellers’ personnel, the Millersburg Facility and other properties of the Stamler Business (including subsurface testing), Stamler Contracts, Governmental Authorizations, books and Records and other documents and data related to the Stamler Business, such rights of access to be exercised in a manner that does not unreasonably interfere with the operations of Sellers; (b) furnish Buyer Group with copies of all Stamler Contracts, Governmental Authorizations, books and Records and other existing documents and data relating to the Stamler Business as Buyer may reasonably request; (c) furnish Buyer Group with such additional financial, operating and other relevant data and information with respect to the Stamler Business as Buyer may reasonably request; and (d) otherwise cooperate and assist, to the extent reasonably requested by Buyer, with Buyer’s investigation of the properties, assets and financial condition related to the Stamler Business. The Sellers shall deliver to Buyer complete and correct copies of the Contracts set forth on Part 3.20(a) (except for (i) customer orders and purchase orders executed in the Ordinary Course of Business and (ii) customer contracts which are listed on the schedule of backlog delivered pursuant to Section 3.4(b)(ii)) as soon as reasonably practicable after the date of this Agreement and shall use Commercially Reasonable Efforts to provide such Contracts to Buyer no later than 15 days prior to the end of the due diligence period reflected in Section 7.9.

(b)     Buyer shall have the right to have the Millersburg Facility, the Leased Real Property and the Tangible Personal Property inspected by Buyer Group, at Buyer’s sole cost and expense, for purposes of determining the physical condition and legal characteristics of the Stamler Facilities and Tangible Personal Property. In the event subsurface or other destructive testing is recommended by Buyer with respect to the Millersburg Facility or the Leased Real Property (if permitted by the applicable Lease), Buyer shall be permitted to have the same performed pursuant to a reasonable written access agreement to be agreed between the parties.

(c)     Without limiting the foregoing, Buyer shall have the right to contact and have discussions with Charles Anderson, Sr., Donald Williams, Peter Fitch and the 37 individuals listed in Part 5.1(c) (collectively the “Key Personnel”) regarding Buyer’s offer of employment.

(d)     Notwithstanding the foregoing, all such access and investigation will be coordinated by Buyer and Seller Representative in a manner and at such times as reasonably agreed to by the Buyer and the Seller Representative with the intent that both parties shall use all Commercially Reasonable Efforts to cooperate and facilitate the access and investigation process.

5.2 Operation of the Stamler Business

        Between the date of this Agreement and the Closing, each Seller shall:

(a)     conduct the Stamler Business only in the Ordinary Course of Business;

(b)     use its Commercially Reasonable Efforts to preserve intact its current business organization, keep available the services of its officers, employees and agents and maintain its relations and good will with suppliers, customers, landlords, creditors, employees, agents and others having business relationships with the Stamler Business;

(c)     confer with Buyer prior to implementing material operational decisions which will affect the Stamler Business after the Closing Date and which are not in the Ordinary Course of Business;

(d)     not hire management personnel of the Stamler Business without prior consultation with Buyer;

(e)     not fire any of the Key Personnel without prior consultation with Buyer;

(f)     use its Commercially Reasonable Efforts to maintain the Assets in a state of repair and condition that is consistent with the Ordinary Course of Business of the Sellers;

(g)     use its Commercially Reasonable Efforts to keep in full force and effect, without amendment, all material rights relating to the Stamler Business;

(h)     use its Commercially Reasonable Efforts to comply with all Legal Requirements and contractual obligations applicable to the Stamler Business in a manner consistent with the Ordinary Course of Business of the Sellers;

(i)     use its Commercially Reasonable Efforts to continue in full force and effect the insurance coverage under the policies in place at December 31, 2005 or substantially equivalent policies;

(j)     except as required to comply with ERISA or to maintain qualification under Section 401(a) of the Code or to the extent not having any effect on any Active Employee, not materially amend, modify or terminate any Stamler Employee Plan without the express written consent of Buyer, and except as required under the provisions of any Stamler Employee Plan, not make any contributions to or with respect to any Stamler Employee Plan without the express written consent of Buyer, provided that Sellers shall contribute that amount of cash to each Stamler Employee Plan necessary to fully fund all of the benefit liabilities of such Employee Plan on a plan-termination basis as of the Closing Date;

(k)     cooperate with Buyer and assist Buyer in identifying the Governmental Authorizations required by Buyer to operate the Stamler Business from and after the Closing Date and either transferring such existing Governmental Authorizations of Sellers to Buyer, where permissible, or assisting Buyer in obtaining new Governmental Authorizations for Buyer; and

(l)     maintain all books and Records of Sellers relating to the Stamler Business in the Ordinary Course of Business.

5.3 Negative Covenant

        Except as otherwise expressly permitted herein, between the date of this Agreement and the Closing Date, each Seller shall not, without the prior written Consent of Buyer, which will not be unreasonably withheld or delayed: (a) take any affirmative action, or fail to take any reasonable action within its control, as a result of which any of the changes or events listed in Sections 3.15 or 3.19 would be likely to occur; (b) make any material modification to any material Seller Contract or Governmental Authorization that constitutes an Asset; (c) allow the levels of raw materials, supplies or other materials included in the Inventories to vary materially from the levels customarily maintained; (d) enter into any compromise or settlement of any litigation, proceeding or governmental investigation affecting the Assets, the Stamler Business or the Assumed Liabilities; (e) enter into or become bound as lessor any Lease having a term beyond the Effective Date; (f) incur or commit to incur any capital expenditures relating to the Stamler Business in an amount or value in excess of fifty thousand dollars ($50,000); or (g) enter into or amend any Stamler Contract (other than an Excluded Contract) that includes (W) Special Terms, (X) a Performance Guarantee, (Y) a warranty of fitness for purpose with respect to equipment where the purpose effectively requires that such equipment meet a specific performance level or (Z) a warranty that otherwise exceeds Seller’s standard warranty in the form disclosed in Part 2.4(a)(ii)(A) and the Customary Exceptions. For purposes of clause (g) of the preceding sentence, the entry into a Stamler Contract shall be deemed approved by Buyer unless Buyer gives Seller written notice of its disapproval within two (2) Business Days after Sellers deliver written notice to Mike Olsen of their request to enter such Stamler Contract.

5.4 Required Approvals

        As promptly as practicable after the date of this Agreement, Sellers shall make all filings required by Legal Requirements to be made by it in order to consummate the Contemplated Transactions (including all filings under the HSR Act). Sellers also shall cooperate with Buyer and its Representatives with respect to all filings that Buyer elects to make or, pursuant to Legal Requirements, shall be required to make in connection with the Contemplated Transactions. Sellers also shall use Commercially Reasonable Efforts to obtain all Consents identified in Section 3.2(c) and cooperate with Buyer and its Representatives to cause early termination of any applicable waiting period under the HSR Act; provided that Sellers shall not be required to expend any material funds or incur any other burden beyond Commercially Reasonable Efforts in order to comply with this Section 5.4; provided further that Sellers shall not be required to respond to any second request for information under the HSR Act unless Buyer and Sellers mutually agree to do so.

5.5 Notification

        Between the date of this Agreement and the Closing, Sellers shall promptly give written notice to Buyer in the event that any Named Seller Executive (as defined below) has actual knowledge of facts and circumstances which he believes constitute (or he believes are reasonably likely to constitute) a Breach of any representation or warranty of Sellers in this Agreement or any document of the type referred to in Section 11.2(a) or a Breach of any covenant or obligation of Sellers in this Agreement or any document of the type referred to in Section 11.2(b) (but only as to covenants and obligations required to be performed by Sellers at or prior to Closing). For purposes of this Agreement, “Named Seller Executive” means any individual listed in the definition of the term “Knowledge”.

        Subject to Section 10.15, delivery by Sellers of written notice under this Section 5.5 shall not affect any rights of Buyer under Article IX. With respect to facts or conditions for which Sellers have delivered to Buyer a written notice under this Section 5.5, such notice shall, be deemed to have amended the Disclosure Letter and to have corrected any misrepresentation or breach of warranty that otherwise might have existed hereunder as and to the extent agreed by the Parties under Section 10.15.

        Sellers shall also have the right to give Buyer written notice of Immaterial Matters (which shall trigger the provisions of Section 10.15).

5.6 No Solicitation

        Until such time as this Agreement shall be terminated pursuant to Section 9.1, no Seller shall directly or indirectly solicit, initiate, encourage or entertain any inquiries or proposals from, discuss or negotiate with, provide any nonpublic information to or consider the merits of any inquiries or proposals from any Person (other than Buyer) relating to any business combination transaction involving the Stamler Business, including the sale by Shareholder of a controlling or blocking interest in Oldenburg’s stock, the merger or consolidation of any Seller or the sale of part or all of the Stamler Business or any of the Assets (other than in the Ordinary Course of Business). Sellers shall notify Buyer of any such inquiry or proposal within twenty-four (24) hours of receipt or awareness of the same by any Seller.

5.7 Commercially Reasonable Efforts

        Sellers shall use their Commercially Reasonable Efforts to cause the conditions in Article VII and Section 8.3 to be satisfied.

5.8 Interim Booking and Sales Reports

        Until the Closing Date, Sellers shall deliver to Buyer:

(a)     within seven (7) days after the end of each week, a report showing the original equipment orders booked on an individual basis during such week, including the estimated direct gross margin for each order;

(b)     within fifteen (15) days after the end of each calendar month, a report showing the original equipment (on an individual basis) and parts orders (in total) shipped during such month; provided that such information with respect to the month of March 2006 shall be provided to Buyer no later than April 24, 2006 and

(c)     within twenty-one (21) days after the end of each calendar month, a report showing the direct gross margin for the original equipment (on an individual basis) and parts orders (in total) shipped during such month; provided that such information with respect to the month of March 2006 shall be provided to Buyer no later than April 24, 2006.

Each such report shall not constitute a representation, warranty or certificate under this Agreement or otherwise.

5.9 Payment of Liabilities

        Prior to the Effective Time, Sellers shall pay or otherwise satisfy in the Ordinary Course of Business all of their Liabilities and obligations with respect to the Stamler Business. Buyer and Sellers hereby waive compliance with the bulk-transfer provisions of the Uniform Commercial Code (or any similar law) (“Bulk Sales Laws”) in connection with the Contemplated Transactions.

5.10 Current Evidence of Title/Surveys

(a)

As soon as is reasonably practicable, and in no event later than the date on which Sellers deliver the PWC Initial Income Statement Memorandum, Sellers shall furnish to Buyer for each parcel, tract or subdivided land lot of the Millersburg Facility:

(i)	at Sellers’ expense, from Chicago Title Insurance Company (the “Title Insurer”):

(A)

title commitments issued by the Title Insurer to insure title to the Millersburg Facility in the amount of that portion of the Purchase Price allocated to the Millersburg Facility, as specified in accordance with the Purchase Price Allocation Agreement, covering the Millersburg Facility, naming Buyer as the proposed insured and having an effective date after the date of this Agreement, wherein the Title Insurer shall agree to issue an ALTA 1992 form owner’s policy of title insurance (each a “Title Commitment”); and

(B)	complete and legible copies of all recorded documents listed as special Schedule B-2 exceptions thereunder (the “Recorded Documents”); and

(ii)

complete and current searches in the name of each Seller, “Stamler,” “Lake Shore” and “Lake Shore Mining Equipment” (the “Searched Parties”) of all Uniform Commercial Code Financing Statements records (or equivalent) maintained by the Secretary of State (or equivalent) of the state or other jurisdiction in which such Searched Party is incorporated, Washington, D.C., the state in which such Searched Party maintains its principal place of business and each state in which a Stamler Facility is located has or had maintained significant Assets (the “Searched Offices”) at the clerk or recorder of deeds (or other governmental office where real property documents are filed for recording) of each county of such Searched Office and wherever else any Seller or Buyer, without investigation, is aware that a Uniform Commercial Code Financing Statement has been filed, together with filed copies of such releases, termination statements and other documents as may be necessary to provide reasonable evidence that all items of Intangible Personal Property, Tangible Personal Property and fixtures to be sold under this Agreement are free and clear of Encumbrances, other than Permitted Non-Real Estate Encumbrances (except that for the purposes of this Section 5.10(a)(ii) Encumbrances of the type described in Section 3.9(a)(v) shall not be deemed Permitted Non-Real Estate Encumbrances). Sellers shall also conduct searches in Australia, South Africa and the United Kingdom. Sellers shall be responsible for all costs incurred by virtue of Uniform Commercial Code searches run pursuant to this Section 5.10(a)(ii) up to $10,000. Costs incurred by virtue of Uniform Commercial Code searches run pursuant to this Section 5.10(a)(ii) exceeding $10,000 and up to $20,000 shall be borne by Sellers in the amount of 50% of such costs and Buyer in the amount of 50% of such costs. In no event shall the Uniform Commercial Code search costs associated with this Section 5.10(a)(ii) exceed $20,000.

(b)

Each Title Commitment shall include the Title Insurer’s requirements for issuing its title policy, which requirements shall be met by Sellers on or before the Closing Date (including those requirements that must be met by releasing or satisfying monetary Encumbrances, but excluding Encumbrances that will remain after Closing and those requirements that are to be met solely by Buyer).

(c)

As soon as is reasonably possible, and in no event later than ten (10) days prior to the Closing, Sellers shall use Commercially Reasonable Efforts to furnish to Buyer, at Buyer’s expense, an update of the survey for the Millersburg Facility previously delivered to Buyer (the “Prior Survey”), dated no earlier than the date of this Agreement, prepared by the licensed surveyor who prepared the Prior Survey to Buyer, and conforming to 1999 ALTA/ACSM Minimum Detail Requirements for Urban Land Title Surveys, including Table A Items Nos. 1, 2, 3, 4, 6, 7(a), 7(b)(1), 7(c), 8, 9, 10, 11(b), 13, 14, 15 and 16, and such other standards as the Title Company and Buyer require as a condition to the removal of any survey exceptions from the Title Policies, and certified to Buyer, Buyer’s lender and the Title Company, in a form reasonably satisfactory to each of such parties, in each case subject to the items disclosed in, but not the form of, the Prior Survey (the “Surveys”).

(d)	If any of the following shall occur (collectively, a “Title Objection”):

(i)

any Title Commitment or other evidence of title or search of the appropriate real estate records discloses that any party other than Sellers have title to the insured estate covered by the Title Commitment;

(ii)

any title exception is disclosed in Schedule B to any Title Commitment that is not one of the Permitted Real Estate Encumbrances or one that any Seller specifies when delivering the Title Commitment to Buyer as one that Sellers will cause to be deleted from the Title Commitment concurrently with the Closing, including (A) any exceptions that pertain to Encumbrances securing any loans that do not constitute an Assumed Liability and (B) any exceptions that Buyer reasonably believes could materially and adversely affect the value or Buyer’s use and enjoyment of the Millersburg Facility described therein other than Permitted Real Estate Encumbrances; or

(iii)

any Survey discloses any matter that Buyer reasonably believes could materially and adversely affect the value or Buyer’s use and enjoyment of the Millersburg Facility described therein other than Permitted Real Estate Encumbrances or matters disclosed on the Prior Survey;

then Buyer shall notify Sellers in writing of such matters within five (5) business days after receiving all of the Title Commitment, Survey and copies of Recorded Documents for the Millersburg Facility.

(e)     Sellers shall use their Commercially Reasonable Efforts to cure each Title Objection and take all steps required by the Title Insurer to eliminate each Title Objection as an exception to the Title Commitment. Any Title Objection that the Title Company is willing to insure over on terms acceptable to Sellers and Buyer is herein referred to as an “Insured Exception.” The Insured Exceptions, together with any title exception or matters disclosed by the Survey not objected to by Buyer in the manner aforesaid shall be deemed to be acceptable to Buyer.

(f)     Subject to Sections 11.2(iv) and (v) and Section 10.15, nothing herein waives Buyer’s right to claim a breach of Section 3.9(a) or to claim a right to indemnification as provided in Section 11.2 if Buyer suffers Damages as a result of a misrepresentation with respect to the condition of title to the Stamler Facilities.

5.11 Equipment Notes Payable.

        At or prior to the Closing the Sellers shall pay in full and provide the Buyer evidence of cancellation (including Uniform Commercial Code termination statements, if applicable) of all outstanding Equipment Notes Payable.

5.12 Components of Working Capital

(a)     Except where the Sellers have provided Buyer with an explanation acceptable to Buyer, which acceptance Buyer shall not unreasonably withhold, immediately prior to Closing no trade accounts payable of the Stamler Business will be outstanding for more than 60 days from the invoice date.

    (b)        The components of Net Asset Value will be maintained in the normal course of business between the date of this Agreement and the Closing Date, such that days’ sales outstanding, past due receivables, days’ payables outstanding and inventory turns will be maintained at levels consistent with recent historical levels.

ARTICLE VI.

COVENANTS OF BUYER PRIOR TO CLOSING

6.1 Required Approvals

        As promptly as practicable after the date of this Agreement, Buyer shall make, or cause to be made, all filings required by Legal Requirements (including all filings under the HSR Act) to be made by it to consummate the Contemplated Transactions. Buyer also shall cooperate, and cause its Related Persons to cooperate, with Sellers (a) with respect to all filings Sellers shall be required by Legal Requirements to make and (b) in obtaining all Consents identified in Part 3.2(c), provided, however, that Buyer shall not be required to dispose of or make any change to its business, expend any material funds or incur any other burden beyond Commercially Reasonable Efforts in order to comply with this Section 6.1; provided, further, that Buyer shall not be required to respond to any second request for information under the HSR Act unless Buyer and Sellers mutually agree to do so.

6.2 Commercially Reasonable Efforts

        Buyer shall use its Commercially Reasonable Efforts to cause the conditions in Article VIII and Section 7.3 to be satisfied.

6.3 Notification

        Between the date of this Agreement and the Closing, Buyer shall promptly notify Seller Representative in writing if Buyer becomes aware of (a) any fact or condition that causes or constitutes a Breach of any of Buyer’s representations and warranties made as of the date of this Agreement or (b) the occurrence after the date of this Agreement of any fact or condition that would or be reasonably likely to (except as expressly contemplated by this Agreement) cause or constitute a Breach by Buyer of any such representation or warranty had that representation or warranty been made as of the time of the occurrence of, or Buyer’s discovery of, such fact or condition. Subject to Section 10.15, delivery by Buyer of written notice of a supplement to the Disclosure Letter shall not affect any rights of Sellers under Article IX. With respect to facts or conditions for which Buyer has delivered to Sellers a written supplement to the Disclosure Letter in compliance with this Section 6.3, such supplement shall be deemed to have amended the Disclosure Letter and to have corrected any misrepresentation or breach of warranty that otherwise might have existed hereunder as and to the extent agreed by the Parties under Section 10.15.

6.4 Conduct of Due Diligence Review

        The Buyer shall use its Commercially Reasonable Efforts to complete its business, legal, environmental and accounting due diligence review of the Sellers in an expeditious manner, provided that the Sellers afford Buyer the access and other cooperation necessary to do so.

6.5 Update by Buyer.

        From the date of this Agreement through the Closing, Buyer shall promptly give written notice to Sellers (a “Buyer Notice”) in the event that any Named Buyer Executive (as defined below) has actual knowledge of facts and circumstances which he believes constitute (or he believes are reasonably likely to constitute) a Breach of any representation or warranty of Sellers in this Agreement or any document of the type referred to in Section 11.2(a) or a Breach of a covenant or obligation of Sellers in this Agreement or any document of the type referred to in Section 11.2(b) (but only as to covenants and obligations required to be performed by the Sellers at or prior to Closing). As used in this Agreement, “Named Buyer Executive” means Don Roof, Mike Sutherlin, Mike Olsen, Oren Azar, Kim Kodousek, Carol Mohr and Ron Bartunek. Buyer shall also have the right to give Sellers written notice of Immaterial Matters (which shall trigger the provisions of Section 10.15) and other matters (which shall not trigger the provisions of Section 10.15, but shall be effective for purposes of clauses (iv) and (v) of Section 11.2).

ARTICLE VII.

CONDITIONS PRECEDENT TO BUYER’S OBLIGATION TO CLOSE

        Buyer’s obligation to purchase the Assets and to take the other actions required to be taken by Buyer at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Buyer, in whole or in part):

7.1 Accuracy of Representations

(a)     The representations and warranties of the Sellers in this Agreement shall be accurate in all material respects as of the time of the Closing as if then made, subject to the Disclosure Letter (and any notices given under Section 5.5 which the Parties have agreed under Section 10.15 will modify the representations and warranties or as to which the Buyer has waived its rights in accordance with Section 10.15).

(b)     The representations and warranties in Sections 3.2(a) and 3.4, and the representations and warranties in this Agreement that contain an express materiality qualification, shall be accurate in all respects as of the time of the Closing as if then made, subject to the Disclosure Letter (and any notices given under Section 5.5 which the Parties have agreed under Section 10.15 will modify the representations and warranties or as to which the Buyer has waived its rights in accordance with Section 10.15).

7.2 Sellers’ Performance

        All of the covenants and obligations that Sellers are required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), shall have been duly performed and complied with in all material respects.

7.3 Consents

        Each of the Consents which could have a material effect on the operation or value of the Stamler Business following the Closing (the “Material Consents”) shall have been obtained and shall be in full force and effect. The Board of Directors of Joy Global Inc. shall have approved Buyer’s acquisition of the Stamler Business pursuant to this Agreement.

7.4 Additional Documents

        Sellers shall have caused the documents and instruments required by Section 2.7(a) and the following documents to be delivered (or tendered subject only to Closing) to Buyer:

(a)     an opinion of Reinhart Boerner Van Deuren, dated the Closing Date, in customary form and substance reasonably acceptable to Buyer and its counsel;

(b)     the articles of incorporation and all amendments thereto of each Seller, duly certified as of a recent date by the Secretary of State (or equivalent) of the jurisdiction of such Seller’s incorporation;

(c)     if requested by Buyer, any Consents or other instruments that may be required to permit Buyer’s qualification in each jurisdiction in which any Seller is licensed or qualified to do business as a foreign corporation under the name “Stamler” or any derivative thereof;

(d)     a statement from the holder of each note and mortgage specified in Section 7.4(e), if any, dated the Closing Date, evidencing the release of all liens, security interests or mortgages on the Assets as of or prior to the Effective Time;

(e)     releases of all liens, security interests and mortgages on the Assets other than Permitted Encumbrances (except that for the purposes of this Section 7.4(e) Encumbrances of the type described in Section 3.9(a)(v) shall not be deemed a Permitted Encumbrance), including releases of each mortgage of record and reconveyances of each deed of trust with respect to each parcel of real property included in the Assets;

(f)     certificates dated as of a date not earlier than the fifth business day prior to the Closing as to the good standing of each Seller, executed by the appropriate officials of the State of Kentucky or other jurisdiction of incorporation or formation; and

(g)     such other documents as Buyer may reasonably request to give effect to the transactions contemplated hereby.

7.5 No Proceedings

        Since the date of this Agreement, there shall not have been commenced or threatened against Buyer, or against any Related Person of Buyer, either (i) any Proceeding by any Governmental Body (a) involving any challenge to, or seeking Damages or other relief in connection with, any of the Contemplated Transactions or (b) that may have the effect of preventing, delaying, making illegal, imposing limitations or conditions on or otherwise interfering with any of the Contemplated Transactions or (ii) any material proceeding by any other third party that could reasonably be expected to have a material adverse effect on Buyer, Buyer’s ability to close the transactions contemplated hereby or own or operate the Stamler Business following the Closing.

7.6 No Legal Requirement or Injunction

        There shall not be in effect any Legal Requirement or any injunction or other Order that (a) prohibits the consummation of the Contemplated Transactions or Sellers’ performance under this Agreement or any other Sellers Closing Document and (b) has been adopted or issued, or has otherwise become effective, since the date of this Agreement.

7.7 Title Insurance/Surveys

(a)     Buyer shall have received unconditional and binding commitments to issue policies of title insurance consistent with Section 5.10, dated the Closing Date, in an aggregate amount equal to the amount of the Purchase Price allocated to the Millersburg Facility pursuant to Section 2.5, deleting all requirements listed in ALTA Schedule B-1, amending the effective date to the date and time of recordation of the warranty deed transferring title to the Millersburg Facility to Buyer with no exception for the gap between closing and recordation, deleting or insuring over Title Objections as required pursuant to Section 5.10, attaching all endorsements required by Buyer in order to ensure provision of all coverage required pursuant to Section 5.10, including, without limitation, extended coverage and ALTA Form 3.1 Zoning (with parking and loading docks), and otherwise in form satisfactory to Buyer insuring Buyer’s interest in the Millersburg Facility to the extent required by Section 5.10.

(b)     Buyer shall have received the Survey, which shall not disclose any defects, encroachments or other matters that are not Real Estate Permitted Encumbrances or matters reflected in the Prior Survey.

7.8 Governmental Authorizations

        Buyer shall have received such Governmental Authorizations as are necessary to allow Buyer to own the assets and operate the Stamler Business from and after the Closing, including those listed on Part 4.2(b)(iii).

7.9 Due Diligence

        The Buyer shall have completed its business, legal, environmental and accounting due diligence review of the Sellers (the “Due Diligence Review”) and Buyer shall have confirmed that the results of the Due Diligence Review have not revealed any matter or matters (individually or in the aggregate) that could reasonably be expected to have a material adverse effect on the business, operations, prospects, assets, results of operations or condition (financial or other) of the Stamler Business taken as a whole. So long as the Sellers afford Buyer the access and cooperation called for by Section 6.4, Buyer shall complete the Due Diligence Review by the earliest date on which Buyer shall have had (i) at least thirty (30) days since the date of this Agreement, (ii) five (5) business days after the condition in Section 7.8 shall have been satisfied, (iii) resolution of any Title Objections in accordance with Section 5.10, (iv) twenty (20) working days after Buyer’s receipt of the PWC Initial Income Statement Memorandum and other documents referred to in Section 7.11(a) and (v) fifteen (15) days after Buyer’s receipt of the Post-Signing Parts of the Disclosure Letter (the “Outside Date”). So long as (i), (iii), (iv) and (v) in the preceding sentence shall be satisfied thereby, the Outside Date shall not be later than sixty (60) days after the date of this Agreement. If, prior to the Outside Date, Buyer confirms to Sellers in writing that the results of the Due Diligence Review have not revealed any matter or matters (individually or in the aggregate) that could reasonably be expected to have a material adverse effect on the business, operations, prospects, assets, results of operations or condition (financial or other) of the Stamler Business taken as a whole, then the condition precedent in this Section 7.9 shall be deemed to be satisfied. If, prior to the Outside Date, Buyer advises Sellers in writing that the results of the Due Diligence Review have revealed any matter or matters (individually or in the aggregate) that could reasonably be expected to have a material adverse effect on the business, operations, prospects, assets, results of operations or condition (financial or other) of the Stamler Business taken as a whole, then the condition precedent in this Section 7.9 shall be deemed not to be satisfied. Such written notice by Buyer (a “Due Diligence Notice”) shall state that the purpose of such notice is to alert Sellers that the condition precedent in this Section 7.9 has been or has not been satisfied. If, on or prior to the Outside Date, Buyer has not delivered a Due Diligence Notice, then the condition precedent in this Section 7.9 shall be deemed to be satisfied.

7.10 No Open Issues

    (a)        There shall not be any Open Issues that have not been resolved in form and substance satisfactory to Buyer.

    (b)        The Post-Signing Parts shall have been delivered to Buyer by Sellers and shall be in form and substance satisfactory to Buyer.

7.11 Review of Financial Information

(a)     Buyer shall have received the Initial Net Asset Value Schedule and unaudited income statement for the Stamler Business for the year ended December 31, 2005 (the “Initial Income Statement”) and will be provided the opportunity to review the audited financial statements of the Oldenburg Group for the year ended December 31, 2005 (the “Audited Financial Statements”). The Buyer will receive a consolidating schedule supporting the Initial Income Statement, which includes the income statements from the general ledgers of the respective coal related businesses and the detail of those items that have been excluded from those income statements in arriving at the Initial Income Statement. The Buyer will receive schedules summarizing by transaction all original equipment sales that agree to the original equipment sales and direct margins that are included in the Initial Income Statement. These schedules will include both U S and non- U S locations and will include net sales, direct cost split between material and labor, and direct margins. PWC will review the methodology used to derive the Initial Income Statement, will review the consolidating schedule and will agree the individual line items back to the respective general ledgers, will review the items that have been excluded from the consolidating schedule for the Initial Income Statement, will select a sample from the original equipment summary schedule and will trace the key elements back to source documents, i.e.: customer invoices and job cost files, and will prepare a memorandum for its workpapers outlining its procedures (the “PWC Initial Income Statement Memorandum”). The PWC workpapers along with the PWC Initial Income Statement Memorandum and the PWC Initial Net Asset Value Memorandum will be made available to Buyer and the Consulting Accountants.

(b)     Buyer shall have been provided with the opportunity, for not less than 20 working days prior to the Closing Date, to review the documents referred to in subsection (a) above and the related underlying financial information.

ARTICLE VIII.

CONDITIONS PRECEDENT TO SELLERS’ OBLIGATION TO CLOSE

        Sellers’ obligation to sell the Assets and to take the other actions required to be taken by Sellers at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by the Seller Representative in whole or in part):

8.1 Accuracy of Representations

        The representations and warranties of the Buyer in this Agreement shall be accurate in all material respects as of the time of the Closing as if then made, subject to any matters disclosed in a Buyer Notice or pursuant to Section 6.5 which the Parties have agreed under Section 10.15 will modify Buyer’s representations and warranties or as to which Sellers have waived their rights in accordance with Section 10.15.

8.2 Buyer’s Performance

        All of the covenants and obligations that Buyer is required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), shall have been performed and complied with in all material respects.

8.3 Consents

        Each Material Consent shall have been obtained and shall be in full force and effect.

8.4 Additional Documents

        Buyer shall have caused the documents and instruments required by Section 2.7(b) and the following documents to be delivered (or tendered subject only to Closing) to Sellers:

(a)     an opinion of Kirkland & Ellis LLP, dated the Closing Date, in customary form and substance reasonably acceptable to Sellers and their counsel;

(b)     the articles of incorporation and all amendments thereto of Buyer, duly certified as of a recent date by the Secretary of State (or equivalent) of the jurisdiction of Buyer’s incorporation;

(c)     certificates dated as of a date not earlier than the fifth business day prior to the Closing as to the good standing of Buyer, executed by the appropriate officials of the State of its jurisdiction of incorporation; and

(d)     such other documents as Sellers may reasonably request to give effect to the transactions contemplated hereby.

8.5 No Legal Requirement or Injunction

        There shall not be in effect any Legal Requirement or any injunction or other Order that (a) prohibits the consummation of the Contemplated Transactions or Buyer’s performance under this Agreement or any other Buyer Closing Document and (b) has been adopted or issued, or has otherwise become effective, since the date of this Agreement.

8.6 No Proceedings

        Since the date of this Agreement, there shall not have been commenced or threatened against Sellers, or against any Related Person of Sellers, either (i) any Proceeding by any Governmental Body (a) involving any challenge to, or seeking Damages or other relief in connection with, any of the Contemplated Transactions or (b) that may have the effect of preventing, delaying, making illegal, imposing limitations or conditions on or otherwise interfering with any of the Contemplated Transactions or (ii) any material proceeding by any other third party that could reasonably be expected to have a material adverse effect on Seller or Seller’s ability to close the transactions contemplated hereby.

8.7 No Open Issues

        There shall not be any Open Issues that have not been resolved in form and substance satisfactory to the Sellers.

ARTICLE IX.

TERMINATION

9.1 Termination Events

        By notice given prior to or at the Closing, subject to Section 9.2, this Agreement may be terminated as follows:

(a)     by Buyer if any condition in Article VII has not been satisfied as of July 31, 2006 or if satisfaction of such a condition by such date is or becomes impossible (other than through the failure of Buyer to comply with its obligations under this Agreement), and Buyer has not waived such condition on or before such date;

(b)     by the Seller Representative if any condition in Article VIII has not been satisfied as of July 30, 2006 or if satisfaction of such a condition by such date is or becomes impossible (other than through the failure of any Seller to comply with its obligations under this Agreement), and the Seller Representative has not waived such condition on or before such date;

(c)     by mutual consent of Buyer and the Seller Representative;

(d)     by Buyer if the Closing has not occurred on or before July 31, 2006, or such later date as the parties may agree upon, unless the Buyer is in material Breach of this Agreement;

(e)     by the Seller Representative if the Closing has not occurred on or before July 30, 2006, or such later date as the parties may agree upon, unless any Seller is in material Breach of this Agreement;

(f)     by Buyer (or the Seller Representative) if a second request for information is made by any Governmental Body under authority granted by or pursuant to the HSR Act (provided that such termination right may only be exercised for ten (10) days following receipt of the second request for information); or

(g)     by Buyer or the Seller Representative if, at the end of any Negotiation Period, the Parties have not reached agreement as to the resolution of the Open Issue as to which that Negotiating Period relates.

9.2 Effect of Termination

        If this Agreement is terminated pursuant to Section 9.1, all obligations of the parties under this Agreement will terminate, except that the obligations of the parties in this Section 9.2 and Article XII and Article XIII (except for those in Section 13.5) will survive, provided, however, that, if this Agreement is terminated because one or more of the conditions to the terminating party’s obligations under this Agreement is not satisfied as a result of the other party’s failure to comply with its obligations under this Agreement, the terminating party’s right to pursue all legal remedies will survive such termination unimpaired. Notwithstanding anything in this Agreement to the contrary, upon any termination of this Agreement under Section 9.1(g), neither party shall have any Liability or obligation to the other (and each party shall be responsible for the payment of its own costs and expenses in connection with the Agreement and the Contemplated Transactions).

ARTICLE X.

ADDITIONAL COVENANTS

10.1 Employees and Employee Benefits

(a)

Information on Active Employees. For the purpose of this Agreement, the term “Active Employees” shall mean all employees employed on the Closing Date by any Seller for the Stamler Business who are employed primarily in the Stamler Business as currently conducted, including employees on temporary leave of absence, including family medical leave, military leave, temporary disability or sick leave, but excluding employees on long-term disability leave. A list of Active Employees as of the date hereof is attached as Part 3.23(a). The list will be updated periodically by Sellers prior to the Closing to reflect new hires and departures.

(b)	Employment of Active Employees by Buyer.

(i)

With respect to each Active Employee other than those Active Employees set forth by Seller in Part 10.1(b)(i) (collectively, “Excluded Employees”) and Disabled Employees as defined in Section 10.1(b)(ii), Buyer will offer to hire such Active Employee at the salary or wage level, as applicable, and at employee benefit levels substantially similar in the aggregate to those set forth in Part 10.1(b)(i). Buyer will provide written offer letters to the non-U.S. Active Employees to the extent required by applicable law. Buyer and Sellers will use Commercially Reasonable Efforts to encourage the Active Employees (other than the Excluded Employees) to accept employment with Buyer and neither Buyer nor Seller shall discourage such employees from accepting employment with Buyer in any way; provided that in the case of Disabled Employees, Buyer and Sellers shall use such Commercially Reasonable Efforts only when the Seller Representative has notified Buyer that the employee has ceased to be disabled in accordance with Section 10.1(b)(ii). Buyer shall not be responsible for any Liability or obligation (including any severance liability) with respect to any U.S. Active Employee who does not accept Buyer’s offer of employment as described in Part 10.1(b)(i). Buyer will provide Sellers with a list of Active Employees to whom Buyer has made an offer of employment that has been accepted to be effective on the Closing Date (the “Hired Active Employees”). Subject to Legal Requirements, Buyer will have reasonable access to the Millersburg Facility and personnel Records with respect to the Active Employees (including performance appraisals, disciplinary actions, grievances and medical Records) of Sellers for the purpose of preparing for and conducting employment interviews with all Active Employees and will conduct the interviews as expeditiously as possible prior to the Closing Date. Access will be provided by Sellers upon reasonable prior notice during normal business hours. Effective immediately before the Closing, each Seller will accept the resignation of all of the Active Employees other than Excluded Employees; provided that in the case of Disabled Employees, each Seller will accept such resignation only after the Seller Representative has notified Buyer that the employee has ceased to be disabled in accordance with Section 10.1(b)(ii).

(ii)

Any Active Employee who is, as of the Closing Date, disabled within the meaning of the applicable short-term disability plan or policy or the applicable long-term disability plan of any Seller or its ERISA Affiliates (a “Disabled Employee”) shall not be offered employment by Buyer as of the Closing Date in accordance with Section 10.1(b)(i). The applicable Seller shall continue to pay the applicable disability benefits to such Disabled Employee and provide such other benefits as are provided to similarly-situated disabled employees of such Seller or its ERISA Affiliates, as applicable. If within a period of six months after the Closing Date (the “Hiring Transition Period”) a Disabled Employee ceases to be disabled within the meaning of both the applicable short-term disability plan or policy and the long-term disability plan of such Seller or its ERISA Affiliates, (Y) Seller Representative shall notify Buyer as soon as practicable, and (Z) Buyer shall offer employment to such Disabled Employee in accordance with the provisions of this Section 10.1(b)(i) effective as of the date such Disabled Employee actively returns to work with such Seller as soon as practicable following such notification, and if during the Hiring Transition Period any such Disabled Employee accepts employment with Buyer he or she shall be a Hired Active Employee for all purposes hereunder; provided that, if during the Hiring Transition Period such disability coverage ceases due to death, retirement or other termination of employment by the Disabled Employee, Buyer shall have no obligation to offer employment to such Disabled Employee.

(iii)

Neither Sellers nor any of their Related Persons shall solicit the employment of any Active Employee other than Excluded Employees unless and until either (A) such Active Employee refuses to accept Buyer’s offer of employment under Section 10.1(b)(i) or (B) in the case of any Hired Active Employee, Buyer terminates the employment of such Hired Active Employee. Buyer shall not solicit the employment of any Excluded Employee unless and until Sellers terminate the employment of such Excluded Employee.

(iv)

It is understood and agreed that (A) Buyer’s expressed intention to extend offers of employment as set forth in this Section shall not constitute any commitment, Contract or understanding (expressed or implied) of any obligation on the part of Buyer to a post-Closing employment relationship of any fixed term or duration or upon any terms or conditions other than those that Buyer may establish pursuant to individual offers of employment, and (B) employment offered by Buyer is “at will” and may be terminated by Buyer or by an employee at any time for any reason (subject to any written commitments to the contrary made by Buyer or an employee and Legal Requirements). Nothing in this Agreement shall be deemed to prevent or restrict in any way the right of Buyer to terminate, reassign, promote or demote any of the Hired Active Employees after the Closing or to change adversely or favorably the title, powers, duties, responsibilities, functions, locations, salaries, wages, benefits, other compensation or terms or conditions of employment of such employees. Notwithstanding the foregoing, Buyer shall comply with the terms of Section 10.1(b)(i) with respect to its initial offers of employment.

(c)	Salaries and Benefits.

(i)

Except to the extent provided in Section 2.4(a)(iv), Sellers shall be responsible for (A) the payment of all wages and other remuneration due to Active Employees with respect to their services as employees of Sellers through the close of business on the Closing Date, including pro rata bonus payments and all vacation pay earned prior to the Closing Date, (B) the payment of any termination or severance payments with respect to any Disabled Employee (who does not accept employment with Buyer pursuant to Section 10.1(b)(ii)), the Excluded Employees and U.S. Active Employees who do not accept employment with Buyer at Closing and (C) the provision of health plan continuation coverage in accordance with the requirements of COBRA and Sections 601 through 608 of ERISA with respect to any Disabled Employee (until such time such Disabled Employee becomes a Hired Active Employee), the Excluded Employees and any Active Employee who does not accept employment with Buyer at Closing.

(ii)

Buyer shall be responsible for the payment of (A) any termination or severance payments for any non-U.S. Active Employees (other than Excluded Employees) who do not accept employment with Buyer at Closing and any Hired Active Employees and (B) the provision of health plan continuation coverage in accordance with the requirements of COBRA and Sections 601 through 608 of ERISA with respect to any Hired Active Employees and (C) sales commissions payable under the program described in Part 10.1(c)(ii) on customer orders in backlog as of the Closing. Sellers shall be liable for any claims made or incurred by Active Employees and their beneficiaries through the Closing Date under the Stamler Employee Plans. For purposes of the immediately preceding sentence, a claim will be deemed incurred, in the case of hospital, medical or dental benefits, when the services that are the subject of the claim are performed and, in the case of other benefits (such as disability or life insurance), when an event has occurred or when a condition has been diagnosed that entitles the employee or his designated beneficiaries to the benefit.

(iii)

Buyer agrees to provide each Active Employee who is listed on Part 10.1(c)(iii) and who is currently receiving make whole pay as described in Section III of the Sellers’ “Leave of Absence and Military Leave Policy” dated April 2005 (“Leave Policy”), base wages or salary equal to the difference between the base wage or salary such Active Employee earned immediately prior to his active service less the amount of wages such Active Employee receives as compensation during his service with the uniformed service to the same extent such Active Employee received similar benefits under Sellers’ Leave Policy immediately prior to the Closing Date and, with respect to any such base wage or salary that was attributable to periods prior to the Closing Date, only to the extent reflected on the Closing Net Asset Value Schedule.

(iv)	If Buyer elects to assume and continue the PPO program at Millersburg, the Parties shall enter into an appropriate amendment to this Agreement to give effect thereto.

(d)	Sellers’ Retirement and Savings Plans.

(i)

All Hired Active Employees who are participants in Sellers’ retirement plans shall retain their accrued benefits under Sellers’ retirement plans as of the Closing Date, and Sellers (or Sellers’ retirement plans) shall retain sole liability for the payment of such benefits as and when such Hired Active Employees become eligible therefor under such plans. All Hired Active Employees shall become fully vested in their accrued benefits under Sellers’ retirement plans as of the Closing Date, and Sellers will so amend such plans if necessary to achieve this result. Sellers shall cause the assets of each Employee Plan to equal or exceed the benefit liabilities of such Employee Plan on a plan-termination basis as of the Effective Time.

(ii)

Sellers will cause the Oldenburg Group Incorporated Savings Plan (the “Seller’s 401(k) Plan”) to be amended in order to provide that the Hired Active Employees shall be fully vested in their accounts under such plan as of the Closing Date. Sellers agree to take all actions necessary to ensure that no loan made to an Active Employee under the Seller’s 401(k) Plan shall be placed in default due to such Active Employee’s termination of employment with a Seller associated with the Contemplated Transaction, provided such Active Employee continues making loan repayments on a timely basis following the Closing Date in accordance with the reasonable procedures established by Sellers and such action by Sellers is legally permissible.

(e)	No Transfer of Assets. Neither Sellers nor any of their Related Persons will make any transfer of pension or other employee benefit plan assets to Buyer.

(f)

Collective Bargaining Matters. Except to the extent specified in Section 10.1(b) or to the extent required by applicable law, Buyer will set its own initial terms and conditions of employment for the Hired Active Employees and others it may hire, including work rules, benefits and salary and wage structure, all as permitted by law. Buyer is not obligated, except to the extent required by applicable law, to assume any collective bargaining agreements under this Agreement. Any bargaining obligations of Buyer with any union with respect to bargaining unit employees subsequent to the Closing, whether such obligations arise before or after the Closing, shall be the sole responsibility of Buyer.

(g)	General Employee Provisions.

(i)

Sellers and Buyer shall give any notices required by Legal Requirements and take whatever other actions with respect to the plans, programs and policies described in this Section 10.1 as may be necessary to carry out the arrangements described in this Section 10.1.

(ii)

Sellers and Buyer shall provide each other with such plan documents and summary plan descriptions, employee data or other information as may be reasonably required to carry out the arrangements described in this Section 10.1.

(iii)

If any of the arrangements described in this Section 10.1 are determined by the IRS or other Governmental Body to be prohibited by law, Sellers and Buyer shall modify such arrangements to as closely as possible reflect their expressed intent and retain the allocation of economic benefits and burdens to the parties contemplated herein in a manner that is not prohibited by law.

(iv)

Sellers shall provide Buyer with completed I-9 forms and attachments with respect to all U.S. Hired Active Employees, except for such employees as Sellers certify in writing to Buyer are exempt from such requirement.

(v)

Buyer shall not have any responsibility, liability or obligation, with respect to any Active Employees (including any beneficiary or dependent thereof) with respect to any employee benefit plans, practices, programs or arrangements (including the establishment, operation or termination thereof and the notification and provision of COBRA coverage extension) maintained by Sellers, except as specified in Section 2.4(a) or Section 10.1.

(vi)

Nothing in this Agreement shall obligate Buyer to provide to any Active Employee any benefit at any time provided to any other employee by Buyer or any of its affiliates, except to the extent that Buyer has expressly agreed to provide such benefits to a particular Active Employee pursuant to Section 10.1(b)(i).

10.2 Payment of All Taxes Resulting from Sale of Assets by Sellers

(a)     Except as provided in Section , Sellers shall pay in a timely manner all Taxes resulting from or payable in connection with the sale of the Assets pursuant to this Agreement, to the extent that such Taxes are imposed on Sellers by Legal Requirements, including (i) real estate transfer taxes with respect to the Millersburg Facility, (ii) vehicle transfer taxes with respect to vehicles included in the Assets and (iii) any sales or use tax payable in connection with the sale of the Assets.

(b)     Except as provided in Section 10.2(c), Buyer shall pay in a timely manner all Taxes resulting from or payable in connection with the sale of the Assets pursuant to this Agreement, to the extent that such Taxes are imposed on Buyer by Legal Requirements.

(c)     Any Australian transfer Taxes shall be borne by the Sellers and the Buyer as follows: (i) Buyer shall pay in a timely manner all transfer Taxes resulting from or payable in connection with the sale of tangible Assets to Buyer by Oldenburg Australia and (ii) Sellers shall pay in a timely manner all other Australian transfer Taxes resulting from or payable in connection with the sale of the Assets to Buyer (including any such Taxes based on the sale of intangible Assets).

10.3 Payment of Other Retained Liabilities

        In addition to payment of Taxes pursuant to Section 10.2, Sellers shall (a) in the Ordinary Course of Business, pay in full, or make adequate provision for such payment of, the Retained Liabilities of the Stamler Business and (b) pay in full, or make adequate provision for such payment of, the other Liabilities of Sellers under this Agreement. 10.4 Removing Excluded Assets

        Within 60 days following the Closing Date, Sellers shall remove all Excluded Assets from the Millersburg Facility and Leased Real Property to be occupied by Buyer. Such removal shall be done in such manner as to minimize any damage to the Millersburg Facility and Leased Real Property and the Tangible Personal Property located at such locations and any disruption of the business operations to be conducted by Buyer after the Closing. Any damage to the Assets, the Millersburg Facility or Leased Real Property resulting from such removal shall be paid by Sellers. Should Sellers fail to remove the Excluded Assets as required by this Section, Buyer shall have the right, but not the obligation, (a) to remove the Excluded Assets at Sellers’ sole cost and expense; (b) to store the Excluded Assets and to charge Sellers all storage costs associated therewith; (c) to treat the Excluded Assets as unclaimed and to proceed to dispose of the same under the laws governing unclaimed property; or (d) to exercise any other right or remedy conferred by this Agreement or otherwise available at law or in equity. Sellers shall promptly reimburse Buyer for all costs and expenses incurred by Buyer in connection with any Excluded Assets not removed by Sellers 60 days after the Closing Date.

        Within 60 days following the termination of the Transition Manufacturing Agreement, Buyer shall remove all Assets from any property owned, leased, used and/or occupied by any of the Sellers other than the Millersburg Facility and the Leased Real Property (the “Sellers’ Real Property”); provided that all Assets shall be removed from the Elko facility within 60 days after Closing. Such removal shall be done in such manner as to minimize any damage to the Sellers’ Real Property and the Tangible Personal Property located at such locations and any disruption of the business operations to be conducted by Seller after the Closing. Any damage to any of Sellers’ assets or to the Sellers’ Real Property resulting from such removal shall be paid by Buyer. Should Buyer fail to remove the Assets as required by this Section, Seller shall have the right, but not the obligation, (a) to remove the Assets at Buyer’s sole cost and expense; (b) to store the Assets and to charge Buyer all storage costs associated therewith; (c) to treat the Assets as unclaimed and to proceed to dispose of the same under the laws governing unclaimed property; or (d) to exercise any other right or remedy conferred by this Agreement or otherwise available at law or in equity. Buyer shall promptly reimburse Seller for all costs and expenses incurred by Seller in connection with any Assets not removed by Buyer 60 days after the termination of the Transition Manufacturing Agreement.

10.5 Reports and Returns

        Sellers shall promptly after the Closing prepare and file all reports and returns required by Legal Requirements relating to the Stamler Business, to and including the Effective Time.

10.6 Assistance in Proceedings

        After the Closing Date, each Seller will cooperate with and assist Buyer and its counsel in the contest or defense of, and make available its personnel and provide any testimony and access to its books and Records in connection with, any Proceeding involving or relating to (a) any Contemplated Transaction or (b) any action, activity, circumstance, condition, conduct, event, fact, failure to act, incident, occurrence, plan, practice, situation, status or transaction on or before the Closing Date involving Sellers or the Stamler Business; provided that such cooperation and assistance shall be at the sole cost and expense of Buyer (unless Buyer is entitled to indemnification under Article XI); and further provided Sellers shall not hereby be required to undertake efforts that would interfere in any material respect with the conduct of the Sellers’ other businesses or the performance by any of Sellers’ employees of their respective job responsibilities (unless Buyer is entitled to indemnification under Article XI).

10.7 Noncompetition and Nonsolicitation

(a)

Noncompetition. For a period of five (5) years after the Closing Date, neither Sellers nor their affiliates shall, anywhere in the world, directly or indirectly invest in, own, manage, operate, finance control, advise, render services to or guarantee the obligations of any Person engaged in or planning to become engaged in the business of designing, manufacturing, selling or distributing (i) (A) battery haulers, (B) continuous haulage systems similar to the current Oldenburg Stamler design, (C) feeder-breakers, reclaim feeders or roll crushers, (D) batch haulage vehicles for underground coal mining operations not directly powered by electric cable or (E) reasonable modifications, variations and extensions of any of (A), (B), (C) or (D) or (ii) any product that could reasonably be expected to compete with one or more of the products listed in (i) above in the coal mining equipment market (in either case, a “Competing Business”); provided, however, that Sellers and their affiliates may purchase or otherwise acquire up to an aggregate of (but not more than) one percent (1%) of any class of the securities of any Person (but may not otherwise participate in the activities of such Person) if such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Exchange Act.

(b)	Nonsolicitation. For a period of five (5) years after the Closing Date, neither Sellers nor their affiliates shall, directly or indirectly:

(i)	solicit the business of any Person who is a customer of Buyer for the purpose of providing products or services of a Competing Business;

(ii)

cause, induce or attempt to cause or induce any customer, supplier, licensee, licensor, franchisee, consultant or other business relation of Buyer to cease doing business with Buyer, to deal with any competitor of Buyer or in any way interfere with its relationship with Buyer, in each case with respect to a Competing Business (it being understood that Seller’s right to solicit the employment of or to hire any Hired Active Employee shall be governed by Section 10.1(b)(iii)); or

(iii)

cause, induce or attempt to cause or induce any customer, supplier, licensee, licensor, franchisee, Hired Active Employee, consultant or other Person with a business relationship with respect to the Stamler Business on the Closing Date or within the year preceding the Closing Date to cease doing business with Buyer, to deal with any competitor of Buyer or in any way interfere with its relationship with Buyer, in each case with respect to a Competing Business.

(c)

Modification of Covenant. If a final judgment of a court or tribunal of competent jurisdiction determines that any term or provision contained in Section 10.7 through (c) is invalid or unenforceable, then the parties agree that the court or tribunal will have the power to reduce the scope, duration or geographic area of the term or provision, to delete specific words or phrases or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision. This Section 10.7 will be enforceable as so modified after the expiration of the time within which the judgment may be appealed. This Section 10.7 is reasonable and necessary to protect and preserve Buyer’s legitimate business interests and the value of the Assets and to prevent any unfair advantage conferred on Sellers.

10.8 Customer and Other Business Relationships

        After the Closing Date, Sellers will use Commercially Reasonable Efforts, at the request and sole cost and expense of Buyer, to cooperate with Buyer in its efforts to continue and maintain for the benefit of Buyer those business relationships of the Sellers existing prior to the Closing and relating to the Stamler Business, including relationships with lessors, employees, regulatory authorities, licensors, customers, suppliers and others; provided that Sellers shall not hereby be required to undertake efforts that would interfere in any material respect with the conduct of the Sellers’ other businesses or the performance by any of Sellers’ employees of their respective job responsibilities. Sellers will refer to Buyer all inquiries relating to the Stamler Business.

10.9 Retention of and Access to Records

        After the Closing Date, Buyer shall retain for a period consistent with Buyer’s record-retention policies and practices those Records of the Sellers delivered to Buyer. Buyer also shall provide Sellers and their Representatives reasonable access thereto, during normal business hours and on at least three days’ prior written notice, to enable them to prepare financial statements or tax returns or deal with tax audits. After the Closing Date and for a period of seven years, Sellers shall provide Buyer and its Representatives reasonable access to Records that are Excluded Assets, during normal business hours and on at least three days’ prior written notice, for any reasonable business purpose specified by Buyer in such notice.

10.10 Further Assurances

        Subject to the proviso in Section 6.1, the parties shall use Commercially Reasonable Efforts to cooperate with each other and with their respective Representatives in connection with any steps required to be taken as part of their respective obligations under this Agreement, and shall (a) furnish upon request to each other such further information; (b) execute and deliver to each other such other documents; and (c) do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the Contemplated Transactions. In addition, following the Closing, Sellers shall execute, file and deliver such further documents (including Uniform Commercial Code termination statements) and do such other acts and things at the Sellers’ expense, all as the Buyer may reasonably request for the purpose of evidencing the sale to the Buyer of the Assets free and clear of all Encumbrances, except for Permitted Encumbrances (except that for the purposes of this Section 10.10 Encumbrances of the type described in Section 3.9(a)(v) shall not be deemed a Permitted Encumbrance).

10.11 [Reserved]

10.12 Name Change

(a)     The Sellers understand that, subsequent to the Closing, the Buyer shall have the sole right to use the Business Names. After the Closing, neither Sellers nor any of their Subsidiaries or Affiliates shall use, directly or indirectly, the name “Stamler,” any other Business Name or any other name which is confusingly similar to the foregoing.

(b)     From and after the Closing, neither Sellers nor any of their Subsidiaries or Affiliates nor any of their transferees, successors or assigns shall use in any way the name “Oldenburg Stamler,” or any variant thereof including the name “Stamler” or any name which is confusingly similar to the name “Oldenburg Stamler” (the “Non-Use Covenant”). The Non-Use Covenant shall be set forth in an instrument in form and substance mutually agreed to by Buyer and Sellers.

(c)     After the Closing, neither the Buyer nor any of its subsidiaries or Affiliates will use the name “Oldenburg,” “Oldenburg Stamler,” “Lake Shore Mining”, “Lake Shore Mining Equipment” or “Lake Shore” in its conduct of the Stamler Business (or otherwise); provided that the Buyer shall use its Commercially Reasonable Efforts to remove the “Oldenburg,” “Oldenburg Stamler,” “Lake Shore Mining,” “Lake Shore” and any other names previously used in the Stamler Business which are not transferred to Buyer hereunder from business forms, signage, logos, branding, etc. as soon as reasonably practicable after the Closing (but in any event within twelve (12) months after the Closing); provided further that Buyer’s use of those names during such period shall be subject to reasonable and customary license terms to be set forth in the Transition Services Agreement; and provided further that, Buyer shall be permitted to sell Inventory bearing those names included in the Assets until such time as stocks are depleted.

10.13 Insurance; Risk of Loss

(a)     To the extent that (i) any insurance policies owned or controlled by any Seller (collectively, the “Sellers’ Insurance Policies”) cover any loss, liability, claim, damage or expense resulting from, arising out of, based on or relating to any Seller (the “Sellers’ Liabilities”) and resulting from, arising out of, based on or relating to occurrences prior to the Closing and (ii) the Sellers’ Insurance Policies permit claims to be made thereunder with respect to the Sellers’ Liabilities resulting from, arising out of, based on or relating to occurrences prior to the Effective Time (the “Seller Claims”), the Sellers shall cooperate and shall cause their respective Affiliates to cooperate with the Buyer, in submitting any and all Seller Claims (or pursuing any Seller Claim previously made) on behalf of the Buyer under any Sellers’ Insurance Policies.

(b)     In the event that (i) the Buyer files a claim under any Sellers’ Insurance Policy with respect to a Retained Liability that results from, arises out of, is based on or relates to, events or occurrences prior to the Effective Time and (ii) all or any portion of such Retained Liability is subject to a “deductible,” “self insurance retention” or similar risk retention element included in the applicable Sellers’ Insurance Policy, the Sellers agree that the Sellers are and shall remain responsible for, or shall indemnify the Buyer against, any amounts not reimbursed under a Sellers’ Insurance Policy due to such “deductible,” “self insurance retention” or similar risk-retention element.

10.14 Millersburg Facility.

        The Buyer intends to operate the Millersburg Facility for the foreseeable future, subject however to the exercise by Buyer of its business judgment to take into account future business developments, including changes in customer demand and other market conditions with respect to the coal mining equipment business.

10.15 Pre-Closing Negotiation Periods

        If (a) Sellers deliver any notice to Buyer under Section 5.5, (b) Buyer delivers any notice to Sellers under Section 6.5 or (c) Buyer or Sellers delivers any notice to the other party of Immaterial Matters, then the Seller Representative and the Buyer shall negotiate in good faith to resolve their respective concerns as to the issues identified in such notices (“Open Issues”), whether through an amendment to this Agreement or otherwise, for thirty (30) days from the date of the notice in question (the “Negotiation Period”); provided that no Negotiation Period shall extend past July 30, 2006 (and any Negotiation Periods in progress on July 30, 2006 shall terminate on such date); and provided further that the Buyer shall have the option, exercisable at any time during a Negotiation Period, to resolve the Open Issue by agreeing to irrevocably waive all of its rights and remedies (whether under this Agreement or otherwise) with respect to the issue in question (and any such decision by Buyer shall be binding on the Sellers). During any Negotiation Period, (x) neither Sellers nor Buyer shall exercise any right it may have to terminate this Agreement under Article IX with the respect to the Open Issues which are the subject of that Negotiation Period and (y) neither Sellers nor Buyer shall be obligated to proceed with the Closing.

ARTICLE XI.

INDEMNIFICATION; REMEDIES

11.1 Survival

        All representations, warranties, covenants and obligations in this Agreement, the Disclosure Letter, the supplements to the Disclosure Letter, the certificates delivered pursuant to Section 2.7 and any other certificate, instrument or agreement delivered pursuant to this Agreement or at the Closing shall survive the Closing and the consummation of the Contemplated Transactions, subject to Section 11.7. Except as provided in Section (iv) below, or to the extent agreed in writing by the Parties pursuant to Section 10.15, the right to indemnification, reimbursement or other remedy based upon such representations, warranties, covenants and obligations shall not be affected by any investigation (including any environmental investigation or assessment) conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with any such representation, warranty, covenant or obligation. For the avoidance of doubt the parties expressly acknowledge and agree that the allocation of Assumed Liabilities and Retained Liabilities (together with any claim for indemnification based on the foregoing) shall not be affected by any party’s investigation (including any environmental investigation or assessment) or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, except as provided in Section 11.2(iv) below. Except as otherwise provided in Sections 10.15 or 11.2, the waiver of any condition based upon the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, reimbursement or other remedy based upon such representations, warranties, covenants and obligations; provided that the foregoing shall not apply to the extent that the waiver was confirmed in writing by the non-breaching party, attaching a certificate from the breaching party in which such breaching party acknowledged the inaccuracy, nonperformance or noncompliance and disclosed any facts reasonably necessary to an understanding thereof.

11.2 Indemnification and Reimbursement by Sellers

        Notwithstanding the Closing and subject to Sections 11.3, 11.5, 11.7 and 11.9, Sellers, jointly and severally, will indemnify and hold harmless Buyer, and its Representatives, shareholders, subsidiaries and Related Persons (collectively, the “Buyer Indemnified Persons”), and will reimburse the Buyer Indemnified Persons for any loss, liability, claim, damage or expense (including costs of investigation and defense and reasonable attorneys’ fees and expenses), whether or not involving a Third-Party Claim (collectively, “Damages”), arising from or in connection with:

(a)     any Breach of any representation or warranty made by any Seller in (i) this Agreement, (ii) the Disclosure Letter, (iii) the supplements to the Disclosure Letter, (iv) the certificates delivered pursuant to Section 2.7 (for this purpose, each such certificate will be deemed to have stated that the Sellers’ representations and warranties in this Agreement fulfill the requirements of Section 7.1 as of the Closing Date as if made on the Closing Date, but giving effect to any supplement to the Disclosure Letter as and to the extent agreed by the Parties under Section 10.15 or as to which Buyer has waived its rights under Section 10.15), (v) any transfer instrument for the Assets sold pursuant to this Agreement, (vi) any other certificate delivered by any Seller to Buyer at Closing or (vii) any amendment to this Agreement;

(b)     any Breach of any covenant or obligation of any Seller in this Agreement or in any other certificate, transfer instrument or agreement delivered by any Seller pursuant to this Agreement;

(c)     any brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding made, or alleged to have been made, by any Person with any Seller (or any Person acting on their behalf) in connection with any of the Contemplated Transactions;

(d)     any Special Warranty Liability or any matter disclosed in Part 11.2(d) of the Disclosure Letter;

(e)     any noncompliance with any Bulk Sales Laws or fraudulent transfer law in respect of the Contemplated Transactions; or

(f)     any Retained Liabilities.

        Notwithstanding anything to the contrary in this Agreement, the Buyer shall not be entitled to indemnification under this Section 11.2 or Section 11.3 below:

(i)

to the extent of any insurance proceeds actually received by the Buyer in connection with the facts giving rise to such indemnification (less any costs or expenses resulting therefrom, including any increase in premiums directly attributable to the matter that is the subject of the claim for indemnification);

(ii)	to the extent the Damages are reserved for in the determination of the Closing Net Asset Value;

(iii)

with respect to any claim for indemnification hereunder, unless Buyer has given the Seller Representative written notice of such claim, setting forth in reasonable detail the facts and circumstances pertaining thereto and the applicable Sections of this Agreement, prior to the applicable Cutoff Date (as defined below), if any;

(iv)

if (1) any of the Named Buyer Executives (A) had actual knowledge at the Closing of facts and circumstances which he believed constituted (or he believed were reasonably likely to constitute) a Breach of any representation or warranty of Sellers in this Agreement or any document of the type referred to in Section 11.2(a) (without regard to any Knowledge limitations contained therein with respect to the Sellers) or a Breach of a covenant or obligation of Sellers referred to in Section 11.2(b) (but only as to covenants and obligations required to be performed by the Sellers at or prior to Closing) related to the Damages for which indemnification is being sought or (B) was reckless in not believing that such facts and circumstances constituted or were reasonably likely to constitute such a Breach of representation, warranty or covenant related to the Damages for which indemnification is being sought; and (2) the Buyer did not advise the Sellers of such facts and circumstances at or prior to Closing under Section 6.5; provided that (x) the Parties acknowledge and agree that neither Buyer nor the Named Buyer Executives have any duty or obligation to investigate the accuracy or completeness of the representations or warranties of Sellers or compliance by Sellers with their covenants or obligations (it being understood however, that the Named Buyer Executives shall be required to read this Agreement and the Disclosure Letter) and (y) a failure by the Buyer to provide any notice under Section 6.5 shall not negate or limit the rights of the Buyer Indemnified Persons to indemnification for Retained Liabilities under Section 11.2(f) or for matters under Section 11.3, except, with respect to (y), in the case of (1) knowledge of matters within the scope of Section 3.22 and (2) other matters to the extent set forth in clause (v) below;

(v)

with respect to any claim for indemnification for a Retained Liability, if (1) any of the Named Buyer Executives (A) had actual knowledge at the Closing of facts and circumstances which he believed constituted (or he believed were reasonably likely to constitute) a Breach of any representation or warranty of Sellers in this Agreement or any document of the type referred to in Section 11.2(a) (without regard to any Knowledge limitations contained therein with respect to the Sellers) or (B) was reckless in not believing that such facts and circumstances constituted or were reasonably likely to constitute such a Breach of representation or warranty, (2) such Retained Liability arises out of, or represents essentially the same facts and circumstances as, such Breach of representation or warranty, and (3) the Buyer intentionally or recklessly failed to advise the Sellers of such facts and circumstances prior to the Closing with the objective of making a claim for indemnification with respect to such Retained Liability; and

(vi)

for the avoidance of doubt, any limitation on the ability of Buyer to seek indemnification for Retained Liabilities under clauses (iv) or (v) above (1) shall be solely for the benefit of Sellers, (2) shall not result in the assumption of such Retained Liabilities by Buyer and (3) shall not be enforceable by or for the benefit of any third party.

11.3 Indemnification and Reimbursement by Sellers—Environmental Matters

(a)

Notwithstanding the Closing and subject to Sections 11.2 and 11.7, in addition to the Buyer Indemnified Persons’ right to indemnification pursuant to Section 11.2(a) above with respect to a breach of a representation or warranty set forth in Section 3.22, Sellers, jointly and severally, will indemnify and hold harmless Buyer and the other Buyer Indemnified Persons, and will reimburse Buyer and the other Buyer Indemnified Persons, for any Damages (including without limitation costs of cleanup, containment or other remediation) arising from or in connection with any Environmental and Health Liabilities arising from facts, events or conditions in existence or occurring on, at or relating to the Millersburg Facility, the Leased Real Property or other real property used in the Stamler Business prior to the Closing Date (for avoidance of doubt excluding any ordinary and routine costs of maintaining compliance by any Stamler Facility with Environmental Laws and Occupational Health Laws, but including any costs and expenses required to correct any noncompliance with any such laws in existence as of the Closing). Indemnification claims pursuant to this Section 11.3(a) and any claims pursuant to Section 11.(2) shall be governed by this Section 11.3 as well as relevant provisions of Article XI, to the extent not inconsistent with this Section 11.3. For the avoidance of doubt the parties expressly agree that Section 11.5 shall not apply to this Section 11.3.

(b)

With respect to any costs for Remedial Action arising from or relating to a claim for indemnification under Section 11.2 or under this Section 11.3, Sellers shall be obligated to indemnify the Buyer Indemnified Persons to the extent such Remedial Action is required: (a) under Environmental Laws in effect as of the Closing Date, or (b) to address conditions of contamination exceeding cleanup standards applicable under Environmental Laws in effect as of the Closing Date. During the term of the indemnification governed by this Section 11.3, Buyer Indemnified Persons shall not conduct or cause to be conducted any environmental sampling and analysis for the purpose of, or with the intent of, triggering Sellers’ indemnification obligations hereunder or otherwise without any legitimate environmental compliance or environmental management justification.

(c)	Notwithstanding anything in this Agreement to the contrary, with respect to Sellers’ indemnification obligations under Section 11.2 or under this Section 11.3:

(i)

if such claim relates to a Stamler Facility, Buyer shall provide Sellers access to such Stamler Facility so that Sellers may conduct, at their sole cost and expense, their own investigation or testing with respect to the matter (as to which Sellers shall share all results, including analytical data, with Buyer); the parties further agreeing that Sellers shall have the right, upon written notice to Buyer, to undertake control and management over any Remedial Action governed by this Section 11.3, including without limitation any negotiations or settlements with governmental authorities or third parties with respect thereto, but subject to an obligation to (i) reasonably consult with Buyer in connection therewith; (ii) jointly select with the Buyer the consultant(s) to engaged in connection with the Remedial Action, (iii)  conduct such Remedial Action in a manner which does not unreasonably interfere with Buyer’s operations upon, or continued development of, any Facility or violate Buyer’s contractual relationship with the owner of any Facility; (iv) refrain from conducting any Remedial Action at any time or times requested by Buyer (unless (A) to so refrain would constitute a violation of Environmental Law by Sellers or (B) an emergency response is necessary); and (v) conduct such Remedial Action promptly, diligently and in a manner which complies with all regulatory requirements and timetables; upon any material breach by Sellers of their obligations hereunder with respect to the conduct of a Remedial Action, which breach is not cured by Sellers within a reasonable time after written notice from Buyer, Buyer shall have the right by further written notice to Sellers to undertake control and management over such Remedial Action subject to reimbursement from Sellers pursuant to the indemnification provisions hereof.

(ii)	the parties shall provide one another with the results, including analytical data, of any investigation or testing conducted by either party or, if available to either party, any third party;

(iii)

except as may otherwise be required by any Legal Requirement or upon advice of legal counsel, Buyer shall not contact any governmental authority without prior notice to, and consultation with, Sellers (except with respect to ordinary and routine contact with governmental authorities in the ordinary course of business);

(iv)

the parties shall give one another a reasonable opportunity to participate in any material discussions or negotiations with any Governmental Body concerning such matter and provide one another with a reasonable opportunity to review material submittals to any Governmental Body prior to submittal;

(v)

if corrective action is required in any such matter, the indemnified cost of which would reasonably be expected to exceed $50,000 the party exercising control and management of a Remedial Action hereunder shall give the other party a reasonable opportunity to review and comment upon any a plan of corrective action and, if requested by such other party , reasonably cooperate with such other party in development and implementation of such plan on a cost effective basis. To the extent permitted under Environmental Laws, any such plan of action shall be based on the industrial use of the property and rely on and utilize risk based corrective action and institutional controls (such as web-based GIS registrations, deed notices or restrictions) provided that the approach embodied in such plan of action shall not unreasonably disrupt the ongoing operations of the Stamler Business;

(vi)

the party exercising control and management of any Remedial Action hereunder shall conduct any Remedial Action associated with a claim hereunder in good faith, acting reasonably and in a reasonably cost effective manner and conduct any future redevelopment of the Millersburg Facility in a manner which reasonably mitigates its damages with respect to environmental indemnification hereunder;

(vii)

the parties shall cause their respective employees to reasonably cooperate with one another and to afford one another, their agents, employees and technical professionals access to relevant records relating to the matters governed by under this Agreement; and

(viii)

solely with respect to any Remedial Action arising from conditions of contamination identified in the course of any redevelopment or construction project at or upon any Stamler Facility (a “Facility Redevelopment or Construction Project”):

(A)	Buyer shall have the right, upon prior written notice to Sellers, to report such conditions of contamination to relevant Governmental Bodies; and

(B)	to the extent that, in the course of a Facility Redevelopment or Construction Project, Buyer removes surface and subsurface soil solely for the purpose of completing such Facility Redevelopment or Construction Project and not for the purposes of Remedial Action (“Soil Removed Solely for Business Reasons”), then (X) if Buyer proceeds with the Facility Redevelopment or Construction Project, Buyer shall bear the costs of properly disposing of the Soil Removed Solely for Business Reasons and (Y) all other costs and expenses for completion of Remedial Action which are otherwise indemnifiable pursuant to this Section 11.3 shall be borne by Sellers (for avoidance of doubt, the parties agreeing that any Remedial Action outside the physical boundaries of a Facility Redevelopment or Construction Project shall not be subject to this Section 11.3(c)(viii) but shall be governed by otherwise applicable provisions of this Section 11.3 ).

(d)     The indemnification obligations of Sellers under this Agreement with respect to a Remedial Action at the Millersburg Facility and/or any other Stamler Facility shall be deemed concluded upon receipt by Sellers of written confirmation from all governmental agencies that have exercised authority over such Remedial Action that no further action is required with respect to such Remedial Action, except that such indemnification obligations shall survive to the extent of any (i) continuing obligation, “reopener” or other express conditions contained in such written confirmation, or (ii) obligations imposed by other governmental agencies having jurisdiction over the subject matter of the subject Remedial Action; provided Buyer shall not solicit the assertion by any other governmental authority of jurisdiction over such Remedial Action or request of a governmental agency that a previously closed Remedial Action be reopened (absent a legal obligation to the contrary or the identification of previously unknown facts or circumstances compelling such reopening).

11.4 Indemnification and Reimbursement by Buyer

        Subject to Sections 11.6, 11.7 and 11.9, Buyer will indemnify and hold harmless the Sellers, and will reimburse the Sellers, for any Damages arising from or in connection with:

(a)     any Breach of any representation or warranty made by Buyer in this Agreement or in any certificate, instrument or agreement delivered by Buyer to Sellers at Closing;

(b)     any Breach of any covenant or obligation of Buyer in this Agreement or in any other certificate, instrument or agreement delivered by Buyer pursuant to this Agreement;

(c)     any claim by any Person for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by such Person with Buyer (or any Person acting on Buyer’s behalf) in connection with any of the Contemplated Transactions; or

(d)     any Assumed Liabilities.

11.5 Limitations on Amount—Sellers

        Sellers shall have no liability (for indemnification or otherwise) with respect to claims under Section 11.2(a) or Section 5.2(h) until the total of all Damages with respect to such matters exceeds one million one hundred fifty thousand dollars ($1,150,000) and then only for the amount of Damages in excess thereof (the “Sellers’ Deductible”); provided, however, that under no circumstances shall Sellers be liable or obligated to indemnify any Buyer Indemnified Person under the provisions of Section 11.2(a) or Section 5.2(h) for Damages in an aggregate amount in excess of twenty eight million seven hundred and fifty thousand dollars ($28,750,000) (the “Sellers’ Cap”). However, this Section 11.5 will not apply to (i) claims under Section 11.2(b) through Section 11.2(f), (ii) matters arising in respect of Sections 3.9 (with respect to (x) Encumbrances other than Permitted Encumbrances or (y) title to the Millersburg Facility), 3.11(c), 3.14, 3.22 or 3.29 or (iii) to any intentional Breach by any Seller of any representation or warranty, with the result that neither the Sellers’ Deductible nor the Sellers’ Cap shall apply in any of the situations specified in clauses (i) through (iii) above.

11.6 Limitations on Amount—Buyer

        Buyer will have no liability (for indemnification or otherwise) with respect to claims under Section 11.4(a) until the total of all Damages with respect to such matters exceeds one million one hundred fifty thousand dollars ($1,150,000) and then only for the amount of Damages in excess thereof (the “Buyer’s Deductible”); provided, however, that under no circumstances shall Buyer be liable or obligated to indemnify any Seller Indemnified Person under the provisions of Section 11.4(a) for Damages in an aggregate amount in excess of twenty eight million seven hundred and fifty thousand dollars ($28,750,000) (the “Buyer’s Cap”). However, this Section 11.6 will not apply to claims under Section 11.4(b) through (d) or matters arising in respect of Section 4.4 or to any intentional Breach by Buyer of any representation or warranty, with the result that neither the Buyer’s Deductible nor the Buyer’s Cap shall apply in those situations.

11.7 Time Limitations

        All representations, warranties, covenants, agreements and obligations in this Agreement, the Disclosure Letter and the certificates delivered pursuant to Section 2.7 shall survive the Closing, and be enforceable against the party making the same, subject only to the following limitations (the date, if any, on which a covenant, agreement, representation, or warranty terminates in accordance with this Section 11.7 being referred to herein as the “Cut-off Date” for such covenant, agreement, representation or warranty):

(a)     The Cut-off Date with respect to any Breach of (i) a covenant or obligation to be performed or complied with by Sellers prior to the Closing Date is 18 months from the Closing Date (other than those in Sections 2.1 and 2.4(b) and Article X and Article XII, as to which a claim may be made at any time) or (ii) a representation or warranty is 18 months from the Closing Date, other than (A) those in Sections 3.14 and 3.29, as to which a claim may be made at any time and (B) those in Sections 3.9 (with respect to (x) Encumbrances other than Permitted Encumbrances or (y) title to the Millersburg Facility), 3.16 or 3.22, as to which a claim may be made at any time prior to the fifth (5th) anniversary of the Closing Date.

(b)     The Cut-off Date with respect to any Breach of (i) a covenant or obligation to be performed or complied by Buyer with prior to the Closing Date is 18 months from the Closing Date (other than those in Article X and Article XII as to which a claim may be made at any time) or (ii) a representation or warranty is 18 months from the Closing Date (other than that set forth in Section 4.4, as to which a claim may be made at any time).

(c)     The Cut-Off Date with respect to a claim pursuant to Section 11.3 is five years from the Closing Date.

11.8 Right of Setoff

(a)     An Indemnified Person shall be entitled to recover any Damages pursuant to this Article XI by means of set off, in good faith, of any such Damages against payments or amounts due to the Indemnifying Person; provided, however that the Buyer Indemnified Persons agree that they will not set off any Damages or otherwise withhold any Purchase Price adjustment amount due under Section 2.8. Should such Indemnified Person subsequently be found not to be entitled to indemnification under this Article XI, the Indemnified Person shall pay the Indemnifying Person, as full and complete liquidated damages and not as a penalty, such disallowed offset amount and interest on the amount so offset calculated from the later of the date of setoff or the maturity date of the obligations to the Indemnifying Person to the date of payment, at the Prime Rate.

(b)     [reserved]

11.9 Third-Party Claims

(a)     Promptly after receipt by a Person entitled to indemnity under Section 11.2, 11.3 (to the extent provided in the last sentence of Section 11.3) or 11.3(d) (an “Indemnified Person”) of notice of the assertion of a Third-Party Claim against it, such Indemnified Person shall give notice to the Person obligated to indemnify under such Section (an “Indemnifying Person”) of the assertion of such Third-Party Claim, provided that the failure to notify the Indemnifying Person will not relieve the Indemnifying Person of any liability that it may have to any Indemnified Person, except to the extent that the Indemnifying Person demonstrates that the defense of such Third-Party Claim is prejudiced by the Indemnified Person’s failure to give such notice.

(b)     If an Indemnified Person gives notice to the Indemnifying Person pursuant to Section 11.9(a) of the assertion of a Third-Party Claim, the Indemnifying Person shall be entitled to participate in the defense of such Third-Party Claim and, to the extent that it wishes (unless (i) the Indemnifying Person is also a Person against whom the Third-Party Claim is made (on any basis other than successor liability) and the Indemnified Person reasonably determines in good faith, after consultation with counsel, that joint representation would be inappropriate due to an actual conflict of interest with respect to their respective defenses or (ii) the Indemnifying Person fails to provide reasonable assurance to the Indemnified Person of its financial capacity to defend such Third-Party Claim and provide indemnification with respect to such Third-Party Claim), to assume the defense of such Third-Party Claim with counsel satisfactory to the Indemnified Person. After notice from the Indemnifying Person to the Indemnified Person of its election to assume the defense of such Third-Party Claim, the Indemnifying Person shall not, so long as it diligently conducts such defense, be liable to the Indemnified Person under this Article XI for any fees of other counsel or any other expenses with respect to the defense of such Third-Party Claim, in each case subsequently incurred by the Indemnified Person in connection with the defense of such Third-Party Claim, other than reasonable costs of investigation. If the Indemnifying Person assumes the defense of a Third-Party Claim, (i) such assumption will conclusively establish for purposes of this Agreement that the claims made in that Third-Party Claim are within the scope of and subject to indemnification (unless the Indemnifying Party can later establish, based on clear and convincing evidence not known to the parties at the time of the Indemnifying Party’s election to assume the defense, that the claim is not within the scope of and subject to indemnification), and (ii) no compromise or settlement of such Third-Party Claims may be effected by the Indemnifying Person without the Indemnified Person’s Consent unless (A) there is no finding or admission of any violation of Legal Requirement or any violation of the rights of any Person; (B) the sole relief provided is monetary damages that are paid in full by the Indemnifying Person; and (C) the Indemnified Person shall have no liability with respect to any compromise or settlement of such Third-Party Claims effected without its Consent. If notice is given to an Indemnifying Person of the assertion of any Third-Party Claim and the Indemnifying Person does not, within ten (10) days after the Indemnified Person’s notice is given, give notice to the Indemnified Person of its election to assume the defense of such Third-Party Claim, the Indemnifying Person will be bound by any determination made in such Third-Party Claim or any compromise or settlement effected by the Indemnified Person.

(c)     Notwithstanding the foregoing, if an Indemnified Person determines in good faith that there is a reasonable probability that a Third-Party Claim may adversely affect it or its Related Persons other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the Indemnified Person may, by notice to the Indemnifying Person, assume the exclusive right to defend, compromise or settle such Third-Party Claim, but the Indemnifying Person will not be bound by any determination of any Third-Party Claim so defended for the purposes of this Agreement or any compromise or settlement effected without its Consent (which may not be unreasonably withheld).

(d)     Notwithstanding the provisions of Section 13.4, Sellers hereby consent to the nonexclusive jurisdiction of any court in which a Proceeding in respect of a Third-Party Claim is brought against any Buyer Indemnified Person for purposes of any claim that a Buyer Indemnified Person may have under this Agreement with respect to such Proceeding or the matters alleged therein and agree that process may be served on Sellers with respect to such a claim anywhere in the world.

(e)     With respect to any Third-Party Claim subject to indemnification under this Article XI: (i) both the Indemnified Person and the Indemnifying Person, as the case may be, shall keep the other Person fully informed of the status of such Third-Party Claim and any related Proceedings at all stages thereof where such Person is not represented by its own counsel, and (ii) the parties agree (each at its own expense) to render to each other such assistance as they may reasonably require of each other and to cooperate in good faith with each other in order to ensure the proper and adequate defense of any Third-Party Claim.

(f)     With respect to any Third-Party Claim subject to indemnification under this Article XI the parties agree to cooperate in such a manner as to preserve in full (to the extent possible) the confidentiality of all Confidential Information and the attorney-client and work-product privileges. In connection therewith, each party agrees that: (i) it will use its Best Efforts, in respect of any Third-Party Claim in which it has assumed or participated in the defense, to avoid production of Confidential Information (consistent with applicable law and rules of procedure), and (ii) all communications between any party hereto and counsel responsible for or participating in the defense of any Third-Party Claim shall, to the extent possible, be made so as to preserve any applicable attorney-client or work-product privilege.

11.10 Other Claims

        A claim for indemnification for any matter not involving a Third-Party Claim may be asserted by written notice prior to the applicable Cut-Off Date, setting forth in reasonable detail the facts and circumstances pertaining thereto, to the party from whom indemnification is sought.

11.11 Exclusive Remedy

        From and after the Closing Date, the indemnification obligations of Buyer and Sellers under this Article XI shall constitute the sole and exclusive remedies (other than a remedy for fraud, intentional breach of covenant or injunctive relief under Section 13.5) of Buyer and Sellers, respectively, for the breach of any covenant, agreement, representation or warranty in this Agreement by the Buyer or Sellers, as the case may be, and the Buyer and Sellers shall not be entitled to rescission of this Agreement or to any further indemnification rights or claims of any nature whatsoever in respect thereof, whether such claims or rights are based on tort, contract or otherwise, all of which Buyer and Sellers waive and agree not to pursue. Notwithstanding anything to the contrary in this Agreement, neither the Buyer nor the Sellers shall be entitled to indemnification under this Article XI for consequential, punitive or other special damages.

ARTICLE XII.

CONFIDENTIALITY

12.1 Definition of Confidential Information

(a)

As used in this Article XII, the term “Confidential Information” includes any and all of the following information of Sellers or Buyer that has been or may hereafter be disclosed in any form, whether in writing, orally, electronically or otherwise, or otherwise made available by observation, inspection or otherwise by either party (Buyer on the one hand or Sellers, collectively, on the other hand) or its Representatives (collectively, a “Disclosing Party”) to the other party or its Representatives (collectively, a “Receiving Party”):

(i)	all information that is a trade secret under applicable trade secret or other law;

(ii)

all information concerning product specifications, data, know-how, formulae, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, past, current and planned research and development, current and planned manufacturing or distribution methods and processes, customer lists, current and anticipated customer requirements, price lists, market studies, business plans, computer hardware, Software and computer software and database technologies, systems, structures and architectures;

(iii)

all information concerning the business and affairs of the Disclosing Party (which includes historical and current financial statements, financial projections and budgets, tax returns and accountants’ materials, historical, current and projected sales, capital spending budgets and plans, business plans, strategic plans, marketing and advertising plans, publications, client and customer lists and files, contracts, the names and backgrounds of key personnel and personnel training techniques and materials, however documented), and all information obtained from review of the Disclosing Party’s documents or property or discussions with the Disclosing Party regardless of the form of the communication; and

(iv)

all notes, analyses, compilations, studies, summaries and other material prepared by the Receiving Party to the extent containing or based, in whole or in part, upon any information included in the foregoing.

(b)

Any trade secrets of a Disclosing Party shall also be entitled to all of the protections and benefits under applicable trade secret law and any other applicable law. If any information that a Disclosing Party deems to be a trade secret is found by a court of competent jurisdiction not to be a trade secret for purposes of this Article XII, such information shall still be considered Confidential Information of that Disclosing Party for purposes of this Article XII to the extent included within the definition. In the case of trade secrets, each of Buyer and Sellers hereby waives any requirement that the other party submit proof of the economic value of any trade secret or post a bond or other security.

12.2 Restricted Use of Confidential Information

(a)     Each Receiving Party acknowledges the confidential and proprietary nature of the Confidential Information of the Disclosing Party and agrees that such Confidential Information (i) shall be kept confidential by the Receiving Party; (ii) shall not be used for any reason or purpose other than to evaluate and consummate the Contemplated Transactions; and (iii) without limiting the foregoing, shall not be disclosed by the Receiving Party to any Person, except in each case as otherwise expressly permitted by the terms of this Agreement or with the prior written consent of an authorized representative of the Seller Representative with respect to Confidential Information of Sellers (each, a “Seller Contact”) or an authorized representative of Buyer with respect to Confidential Information of Buyer (each, a “Buyer Contact”). Each of Buyer and Sellers shall disclose the Confidential Information of the other party only to its Representatives who require such material for the purpose of evaluating the Contemplated Transactions and are informed by Buyer or Sellers, as the case may be, of the obligations of this Article XII with respect to such information. Each of Buyer and Sellers shall (iv) enforce the terms of this Article XII as to its respective Representatives; (v) take such action to the extent necessary to cause its Representatives to comply with the terms and conditions of this Article XII; and (vi) be responsible and liable for any breach of the provisions of this Article XII by it or its Representatives.

(b)     Unless and until this Agreement is terminated, Sellers shall maintain as confidential any Confidential Information (including for this purpose any information of Sellers of the type referred to in Sections 12.1(a)(i), (ii) and (iii), whether or not disclosed to Buyer) of the Sellers regarding any of the Stamler Business, the Assets or the Assumed Liabilities. Notwithstanding the preceding sentence, Sellers may use any Confidential Information of any Seller before the Closing in the Ordinary Course of Business in connection with the transactions permitted by Section 5.2 but following the Closing Sellers shall not have the right to use any Confidential Information included in the Assets except for tax and financial reporting purposes, tax contests, third party claims (relating to Assumed Liabilities, Retained Liabilities or otherwise), and in post-Closing matters with the Buyer under this Agreement or any Ancillary Agreements.

(c)     From and after the Closing, the provisions of Section 12.2(a) above shall not apply to or restrict in any manner Buyer’s use of any Confidential Information of the Sellers included in the Assets; provided that Buyer shall have the right to use any Confidential Information not included in the Assets for tax and financial reporting purposes, tax contests, third party claims (relating to Retained Liabilities, Assumed Liabilities or otherwise) and in post-Closing matters with the Sellers under this Agreement or any Ancillary Agreements.

12.3 Exceptions

        Sections 12.2(a) and (b) do not apply to that part of the Confidential Information of a Disclosing Party that a Receiving Party demonstrates (a) was, is or becomes generally available to the public other than as a result of a breach of this Article XII or the Confidentiality Agreement by the Receiving Party or its Representatives; (b) was or is developed by the Receiving Party independently of and without reference to any Confidential Information of the Disclosing Party; or (c) was, is or becomes available to the Receiving Party on a nonconfidential basis from a Third Party not bound by a confidentiality agreement or any legal, fiduciary or other obligation restricting disclosure. No Seller shall disclose any Confidential Information of Sellers relating to any of the Stamler Business, the Assets or the Assumed Liabilities in reliance on the exceptions in clauses (b) or (c) above. Nothing in this Article XII or in Article XIII will be deemed to prevent the disclosure of any information if such disclosure is required by (a) any Legal Requirement or Nasdaq stock market rule or (b) any Governmental Body or Nasdaq, to the extent such Governmental Body or Nasdaq has the authority to require such disclosure.

12.4 Legal Proceedings

        If a Receiving Party becomes compelled in any Proceeding or is requested by a Governmental Body having regulatory jurisdiction over the Contemplated Transactions to make any disclosure that is prohibited or otherwise constrained by this Article XII, that Receiving Party shall provide the Disclosing Party with prompt notice of such compulsion or request so that it may seek an appropriate protective order or other appropriate remedy or waive compliance with the provisions of this Article XII. In the absence of a protective order or other remedy, the Receiving Party may disclose that portion (and only that portion) of the Confidential Information of the Disclosing Party that, based upon advice of the Receiving Party’s counsel, the Receiving Party is legally compelled to disclose or that has been requested by such Governmental Body, provided, however, that the Receiving Party shall use reasonable efforts to obtain reliable assurance that confidential treatment will be accorded by any Person to whom any Confidential Information is so disclosed. The provisions of this Section 12.4 do not apply to any Proceedings between the parties to this Agreement.

12.5 Return or Destruction of Confidential Information

        If this Agreement is terminated, each Receiving Party shall (a) destroy all Confidential Information of the Disclosing Party prepared or generated by the Receiving Party without retaining a copy of any such material; (b) promptly deliver to the Disclosing Party all other Confidential Information of the Disclosing Party, together with all copies thereof, in the possession, custody or control of the Receiving Party or, alternatively, with the written consent of a Seller Contact or a Buyer Contact (whichever represents the Disclosing Party) destroy all such Confidential Information; and (c) certify all such destruction in writing to the Disclosing Party, provided, however, that the Receiving Party may retain a list that contains general descriptions of the information it has returned or destroyed to facilitate the resolution of any controversies after the Disclosing Party’s Confidential Information is returned.

12.6 Attorney-Client Privilege

        The Disclosing Party is not waiving, and will not be deemed to have waived or diminished, any of its attorney work product protections, attorney-client privileges or similar protections and privileges as a result of disclosing its Confidential Information (including Confidential Information related to pending or threatened litigation) to the Receiving Party, regardless of whether the Disclosing Party has asserted, or is or may be entitled to assert, such privileges and protections. The parties (a) share a common legal and commercial interest in all of the Disclosing Party’s Confidential Information that is subject to such privileges and protections; (b) are or may become joint defendants in Proceedings to which the Disclosing Party’s Confidential Information covered by such protections and privileges relates; (c) intend that such privileges and protections remain intact should either party become subject to any actual or threatened Proceeding to which the Disclosing Party’s Confidential Information covered by such protections and privileges relates; and (d) intend that after the Closing the Receiving Party shall have the right to assert such protections and privileges. No Receiving Party shall admit, claim or contend, in Proceedings involving either party or otherwise, that any Disclosing Party waived any of its attorney work-product protections, attorney-client privileges or similar protections and privileges with respect to any information, documents or other material not disclosed to a Receiving Party due to the Disclosing Party disclosing its Confidential Information (including Confidential Information related to pending or threatened litigation) to the Receiving Party.

ARTICLE XIII.

GENERAL PROVISIONS

13.1 Expenses

        Except as otherwise provided in this Agreement, each party to this Agreement will bear its respective fees and expenses incurred in connection with the preparation, negotiation, execution and performance of this Agreement and the Contemplated Transactions, including all fees and expense of its Representatives. Sellers will pay all amounts payable to the Title Insurer in respect of the Title Commitments, copies of exceptions and the Title Policy, including premiums (including premiums for endorsements) and search fees. Buyer will pay one-half and Sellers will pay one-half of the HSR Act filing fee and any fees payable in connection with antitrust filings required in Australia, South Africa, the United Kingdom or the European Union. If this Agreement is terminated for any reason (other than a termination under Section 9.1(g), the obligation of each party to pay its own fees and expenses will be subject to any rights of such party arising from a Breach of this Agreement by another party.

13.2 Public Announcements

        Neither Sellers nor Buyer shall issue any press release or make any public announcement relating to the Contemplated Transactions prior to the Closing without the prior approval of the Seller Representative and the Buyer; provided that the Buyer may make any public disclosure it believes in good faith is required by any law or Nasdaq rules (in which case the Buyer will use Commercially Reasonable Efforts to consult the Seller Representative prior to making any such disclosure which is materially different from previous disclosures made under this Section). Sellers and Buyer will consult with each other concerning the means by which Sellers’ Active Employees, customers, suppliers and others having dealings with Sellers will be informed of the Contemplated Transactions, and Buyer will have the right to be present for any such communication.

13.3 Notices

        All notices, Consents, waivers and other communications required or permitted by this Agreement shall be in writing and shall be deemed given to a party when (a) delivered to the appropriate address by hand or by nationally recognized overnight courier service (costs prepaid); (b) sent by facsimile or e-mail with confirmation of transmission by the transmitting equipment; or (c) received or rejected by the addressee, if sent by certified mail, return receipt requested, in each case to the following addresses, facsimile numbers or e-mail addresses and marked to the attention of the person (by name or title) designated below (or to such other address, facsimile number, e-mail address or person as a party may designate by notice to the other parties):

Seller Representative: Attention: with a mandatory copy to: Attention: Buyer: Attention: with a mandatory copy to: Attention:	Oldenburg Group Incorporated
1717 West Civic Drive
Glendale, WI 53209
Wayne C Oldenburg

Reinhart Boerner Van Deuren, s c
1000 North Water Street, Suite 2100
Milwaukee, WI 53202
James M Bedore

Joy Technologies Inc
100 E Wisconsin Avenue
Milwaukee, WI 53202
Chief Financial Officer

Joy Technologies Inc
100 E Wisconsin Avenue
Milwaukee, WI 53202
General Counsel

13.4 Jurisdiction; Service Of Process; Waiver of Trial by Jury

        Any Proceeding arising out of or relating to this Agreement or any Contemplated Transaction may be brought in the courts of the State of Wisconsin, County of Milwaukee, or, if it has or can acquire jurisdiction, in the United States District Court for the Eastern District of Wisconsin, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such Proceeding, waives any objection it may now or hereafter have to venue or to convenience of forum, agrees that all claims in respect of the Proceeding shall be heard and determined only in any such court and agrees not to bring any Proceeding arising out of or relating to this Agreement or any Contemplated Transaction in any other court. The parties agree that either or both of them may file a copy of this paragraph with any court as written evidence of the knowing, voluntary and bargained agreement between the parties irrevocably to waive any objections to venue or to convenience of forum. Process in any Proceeding referred to in the first sentence of this Section may be served on any party anywhere in the world.

        THE PARTIES HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE TRIAL BY JURY AND THAT ANY PROCEEDING WHATSOEVER BETWEEN THEM RELATING TO THIS AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS SHALL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

13.5 Enforcement of Agreement

        Sellers acknowledge and agree that Buyer would be irreparably damaged if any of the post-Closing provisions of this Agreement are not performed in accordance with their specific terms and that any Breach of this Agreement by Sellers could not be adequately compensated in all cases by monetary damages alone. Accordingly, in addition to any other right or remedy to which Buyer may be entitled, at law or in equity, it shall be entitled to enforce any post-Closing provision of this Agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent Breaches or threatened Breaches of any of the provisions of this Agreement, without posting any bond or other undertaking.

13.6 Waiver; Remedies Contained in Agreement Cumulative

        Subject to the terms of Section 11.11, the rights and remedies contained in this Agreement are cumulative and not alternative with respect to the rights and remedies contained in another part of this Agreement. Neither any failure nor any delay by any party in exercising any right, power or privilege under this Agreement or any of the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege contained in this Agreement. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or any of the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of that party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement.

13.7 Entire Agreement and Modification

        This Agreement supersedes all prior agreements, whether written or oral, between the parties with respect to its subject matter (including any letter of intent and any confidentiality agreement between Buyer and any Seller) and constitutes (along with the Disclosure Letter, the Ancillary Agreements, Exhibits and other documents delivered pursuant to this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended, supplemented, or otherwise modified except by a written agreement executed by the party to be charged with the amendment.

13.8 Disclosure Letter

(a)     The information in the Disclosure Letter constitutes (i) exceptions to representations, warranties, covenants and obligations of Sellers as set forth in this Agreement or (ii) descriptions or lists of assets and liabilities and other items referred to in this Agreement.

(b)     Notwithstanding anything to the contrary in the Disclosure Letter, the statements in the Disclosure Letter, and those in any supplement thereto, shall relate to all relevant Sections in Article III of this Agreement, so long as (1) express cross reference to such statement in the Disclosure Letter is made in all other relevant Sections so that such relation is reasonably apparent or (2) the relevance of such statement to other Sections would be reasonably apparent to a reader of the Disclosure Letter.

13.9 Assignments, Successors and No Third-Party Rights

(a)     No party may assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the other parties, except that Buyer may assign any of its rights or delegate any of its obligations under this Agreement with respect to the Contemplated Transactions in Australia, South Africa and the United Kingdom to its Subsidiaries in those countries and may collaterally assign its rights hereunder to any of its lenders. Notwithstanding any such assignment by Buyer, Sellers (but not third parties) shall be entitled to enforce the assigned obligations directly against Buyer.

(b)     Subject to the preceding Section 13.9(a), this Agreement will apply to, be binding in all respects upon and inure to the benefit of the successors and permitted assigns of the parties.

(c)     Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement, except for such rights as shall inure to a successor or permitted assignee pursuant to this Section 13.9.

13.10 Severability

        If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

13.11 Construction

        The Table of Contents, Index of Definitions, and headings of Articles and Sections in this Agreement are provided for convenience only and will not affect the Agreement’s construction or interpretation. All references to “Articles,” “Sections” and “Parts” refer to the corresponding Articles, Sections and Parts of this Agreement and the Disclosure Letter.

13.12 Time Of Essence

        With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

13.13 Governing Law

        This Agreement will be governed by and construed under the laws of the State of Wisconsin without regard to conflicts-of-laws principles that would require the application of any other law.

13.14 Execution of Agreement

        This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. The exchange of copies of this Agreement and of signature pages by facsimile transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile shall be deemed to be their original signatures for all purposes.

13.15 Representative of Seller Subsidiaries

(a)

Each Seller Subsidiary hereby constitutes and appoints Wayne Oldenburg as its representative (the “Seller Representative”) and its true and lawful attorney in fact, with full power and authority in each of their names and on behalf of each of them:

(i)

to act on behalf of each of them in the absolute discretion of the Seller Representative with the power to: (A) designate the accounts for payment of the Purchase Price pursuant to Section 2.7(b)(i); (B) act pursuant to Section 2.9 with respect to any Purchase Price adjustment; (C) consent to the assignment of rights under this Agreement in accordance with Section 13.9; (D) give and receive notices pursuant to Section 13.3; (E) terminate this Agreement pursuant to Section 9.1 or waive any provision of this Agreement pursuant to Article VIII, Section 9.1 and Section 13.6; (F) accept service of process pursuant to Section 13.4; and (G) act in connection with any matter as to which Sellers have obligations, or are Indemnified Persons, under Article XI; and

(ii)

in general, to do all things and to perform all acts, including executing and delivering all agreements, certificates, receipts, instructions and other instruments contemplated by or deemed advisable to effectuate the provisions of this Section 13.15.

This appointment and grant of power and authority is coupled with an interest and is in consideration of the mutual covenants made herein and is irrevocable and shall not be terminated by any act of any Seller or by operation of law. Each Seller hereby consents to the taking of any and all actions and the making of any decisions required or permitted to be taken or made by the Seller Representative pursuant to this Section 13.15. The Sellers agree that the Seller Representative shall have no obligation or liability to any Person for any action or omission taken or omitted by the Seller Representative in good faith hereunder, and each other Seller shall indemnify and hold the Seller Representative harmless from and against any and all loss, damage, expense or liability (including reasonable counsel fees and expenses) which the Seller Representative may sustain as a result of any such action or omission by the Seller Representative hereunder.

(b)     Buyer shall be entitled to rely upon any document or other paper delivered by the Seller Representative as if such document or other paper had been duly delivered by each Seller, and Buyer shall not be liable to any Seller for any action taken or omitted to be taken by Buyer in such reliance.

[Signature page to follow.]

        IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

BUYER: JOY TECHNOLOGIES, INC. By: _________________________ Its: _________________________
SELLERS:
OLDENBURG GROUP INCORPORATED

By: _________________________
Wayne Oldenburg

OLDENBURG AUSTRALASIA PTY.LTD.

By: _________________________
Wayne Oldenburg

OLDENBURG MINING EQUIPMENT
(PROPRIETARY) LIMITED

By: _________________________
Wayne Oldenburg

ACCEPTANCE AND AGREEMENT OF SELLER REPRESENTATIVE

        The undersigned, being the Seller Representative designated in Section 13.15 of the foregoing Asset Purchase Agreement, agrees to serve as the Seller Representative and to be bound by the terms of such Asset Purchase Agreement pertaining thereto.

        Dated as of the date first written above.

By: _________________________ Wayne Oldenburg